    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 18, 1999

                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                        VLASIC FOODS INTERNATIONAL INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             NEW JERSEY                              2000                              52-2067518
    (STATE OR OTHER JURISDICTION         (PRIMARY STANDARD INDUSTRIAL               (I.R.S. EMPLOYER
 OF INCORPORATION OR ORGANIZATION)       CLASSIFICATION CODE NUMBER)             IDENTIFICATION NUMBER)

                            ------------------------

                                  VLASIC PLAZA
                               6 EXECUTIVE CAMPUS
                       CHERRY HILL, NEW JERSEY 08002-4112
                                 (856) 969-7100
          (ADDRESS, INCLUDING ZIP CODE AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                             NORMA B. CARTER, ESQ.
            VICE PRESIDENT, GENERAL COUNSEL AND CORPORATE SECRETARY
                        VLASIC FOODS INTERNATIONAL INC.
                                  VLASIC PLAZA
                               6 EXECUTIVE CAMPUS
                       CHERRY HILL, NEW JERSEY 08002-4112
                                 (856) 969-7100
      (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
                        AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------

                                    COPY TO:
                           SUSAN J. SUTHERLAND, ESQ.
                    SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
                                919 THIRD AVENUE
                               NEW YORK, NY 10022
                                 (212) 735-3000
                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this registration statement.
                            ------------------------

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ] ------------

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ] ------------

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------
                                                                              PROPOSED            PROPOSED MAXIMUM
                                                     AMOUNT TO            MAXIMUM OFFERING           AGGREGATE
TITLE OF CLASS OF SECURITIES TO BE REGISTERED      BE REGISTERED       PRICE PER SECURITY(1)     OFFERING PRICE(1)
---------------------------------------------------------------------------------------------------------------------
10 1/4% Series B Senior Subordinated Notes
  due 2009 of Vlasic Foods International
  Inc....                                           $200,000,000                100%                $200,000,000
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------

---------------------------------------------  ----------------------
---------------------------------------------  ----------------------
                                                     AMOUNT OF
                                                    REGISTRATION
TITLE OF CLASS OF SECURITIES TO BE REGISTERED          FEE(1)
---------------------------------------------  ----------------------
10 1/4% Series B Senior Subordinated Notes
  due 2009 of Vlasic Foods International
  Inc....                                             $51,800
--------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f) promulgated under the Securities Act of 1933, as amended.
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE AND UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS

SUBJECT TO COMPLETION -- DATED AUGUST 18, 1999

   OFFER TO EXCHANGE ALL 10 1/4% SERIES A SENIOR SUBORDINATED NOTES DUE 2009
    FOR 10 1/4% SERIES B SENIOR SUBORDINATED NOTES DUE 2009, WHICH HAVE BEEN
                                   REGISTERED
                      UNDER THE SECURITIES ACT OF 1933, OF

                              [VLASIC FOODS LOGO]

      THIS EXCHANGE OFFER WILL EXPIRE AT MIDNIGHT, NEW YORK CITY TIME, ON
                                   , 1999, UNLESS EXTENDED.

                          TERMS OF THE EXCHANGE OFFER:

     - We will exchange all outstanding notes that are validly tendered and not withdrawn prior to the expiration of the exchange offer.

     - You may withdraw tendered outstanding notes at any time prior to the expiration of the exchange offer.

     - The exchange of outstanding notes will not be a taxable exchange for United States federal income tax purposes, but you should see the section entitled "Material United States Federal Income Tax Consequences" on page 118 for more information.

     - The terms of the notes to be issued are substantially identical to the terms of the outstanding notes, except for transfer restrictions and registration rights relating to the outstanding notes.

     - We will not receive any proceeds from the exchange offer.

     - There is no existing market for the notes to be issued, and we do not intend to apply for their listing on any securities exchange.

     See the "Description of Notes" section on page 80 for more information about the notes to be issued in this exchange offer.

     THIS INVESTMENT INVOLVES RISKS. SEE THE SECTION ENTITLED "RISK FACTORS" THAT BEGINS ON PAGE 11 FOR A DISCUSSION OF THE RISKS THAT YOU SHOULD CONSIDER PRIOR TO TENDERING YOUR OUTSTANDING NOTES FOR EXCHANGE.

                            ------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES AND EXCHANGE COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR THE ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

              The date of this prospectus is                , 1999

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Prospectus Summary..........................................    1
Risk Factors................................................   11
Forward-Looking Information.................................   19
Use of Proceeds.............................................   20
Accounting Treatment........................................   20
Capitalization..............................................   21
The Exchange Offer..........................................   22
Selected Historical Financial Information...................   30
Pro Forma Financial Information.............................   32
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................   38
Available Information.......................................   52
Business....................................................   53
Management..................................................   63
Ownership of Vlasic Common Stock............................   72
Relationships Between Vlasic and Campbell...................   75
Description of Senior Credit Facility.......................   78
Description of Notes........................................   80
Material United States Federal Income Tax Consequences......  118
Plan of Distribution........................................  120
Legal Matters...............................................  121
Experts.....................................................  121
Index to Financial Statements...............................  F-1

                               PROSPECTUS SUMMARY

     The following summary highlights selected information from this prospectus and may not contain all of the information that is important to you. This prospectus includes the basic terms of the notes we are offering, as well as information regarding our business and detailed financial data. We encourage you to read this prospectus in its entirety.

     References in this prospectus to the "Company," "Vlasic," "we," "our," and "us" refer to Vlasic Foods International Inc. and its subsidiaries as a consolidated entity, except where it is clear that such terms mean only Vlasic Foods International Inc. Our fiscal year ends on the Sunday closest to July 31 and generally consists of four thirteen-week quarters. Fiscal 1998 consisted of a fifty-two week year and ended on August 2, 1998 and fiscal 1997 consisted of a fifty-three week year with fourteen weeks in the fourth quarter and ended on August 3, 1997. Unless otherwise indicated, pro forma information in this prospectus gives effect to the sale of our Swift-Armour business in Argentina.

     All market and market share information contained in this prospectus for the Swanson and Vlasic brands was published by Information Resources Inc.("IRI"), a nationally recognized independent research service, and represents the market share in the United States in dollars for a fifty-two week period ended May 9, 1999. All market and market share information for our Open Pit barbecue sauce brand is based on information published by IRI for 13 major markets in the Midwest U.S. for a fifty-two week period ended May 9, 1999. All market and market share information for our mushroom business is based upon estimates of our management based upon a market survey they conducted during the summer of 1998. Market and market share information for the Swanson (Canada) and Freshbake brands is based on material published by independent nationally recognized syndicate research services based in Canada and the United Kingdom, respectively, for the annual period ended December 1998. While we believe such market and market share information and management estimates are reliable, no assurance can be given that they are accurate in all material respects.

                         SUMMARY OF THE EXCHANGE OFFER

     On June 29, 1999, we privately placed $200 million aggregate principal amount of 10 1/4% Series A Senior Subordinated Notes due 2009. Simultaneous with the private placement, we entered into an exchange and registration rights agreement with the initial purchasers of the outstanding notes, in which we agreed to deliver this prospectus to you and to complete this exchange offer on or prior to the 45th business day following the effective date of the registration statement of which this prospectus is a part, which effective date must occur on or prior to December 26, 1999. If we do not complete this exchange offer before such date, we must pay liquidated damages until the exchange offer is completed. In this exchange offer, you may exchange your outstanding notes for our 10 1/4% Series B Senior Subordinated Notes due 2009 to be issued in the exchange offer which have substantially the same terms. You should read the discussion under the heading "The Exchange Offer" and "Description of Notes" for further information regarding the notes to be issued in the exchange offer.

     We issued the outstanding notes to repay a portion of our existing indebtedness outstanding under our senior credit facility. For more details, see "Use of Proceeds."

Securities Offered............   $200 million in principal amount of new 10 1/4%
                                 Series B Senior Subordinated Notes due 2009, which have been registered under the Securities
                                 Act of 1933. The terms of the notes offered in the exchange offer are substantially identical to those of the outstanding notes, except that certain transfer restrictions, registration rights and liquidated damages provisions relating to the outstanding notes do not apply to the new registered notes.

The Exchange Offer............   We are offering to issue registered notes in
                                 exchange for a like principal amount of our outstanding notes. We are offering to issue these registered notes to satisfy our obligations under an exchange and registration rights agreement that we entered into with the initial purchasers of the outstanding notes when we sold them in a transaction exempt from the registration requirements of the Secu]rities Act. You may tender your outstanding notes for exchange by following the procedures described under the heading "The Exchange Offer."

Tenders; Expiration Date;
Withdrawal....................   The exchange offer will expire at midnight, New
                                 York City time, on                , 1999,
                                 unless we extend it. If you decide to exchange your outstanding notes for the notes to be issued in the exchange offer, you must acknowledge that you are not engaging in, and do not intend to engage in, a distribution of the notes to be issued in the exchange offer.
                                 You may withdraw any notes that you tender for exchange at any time prior to midnight on
                                                , 1999. If we decide for any
                                 reason not to accept any notes you have
                                 tendered for exchange, those notes will be returned to you without cost promptly after the expiration or termination of the exchange offer. See "The Exchange Offer -- Terms of the
                                 Exchange Offer" for a more complete description of the tender and withdrawal provisions.

United States Federal Income
Tax Consequences..............   Your exchange of outstanding notes for notes to
                                 be issued in the exchange offer will not result in any gain or loss to you for United States federal income tax purposes. Holders of the outstanding notes should see "Material United
                                 States Federal Income Tax Consequences" for a summary of material United States federal income tax consequences associated with the exchange of outstanding notes for the notes to be issued in the exchange offer and the ownership and disposition of those notes to be issued in the exchange offer.

Use of Proceeds...............   We will not receive any cash proceeds from the
                                 exchange offer.

Exchange Agent................   The Bank of New York is serving as the exchange
                                 agent for the exchange offer.

             CONSEQUENCES OF NOT EXCHANGING YOUR OUTSTANDING NOTES

     If you do not exchange your outstanding notes in the exchange offer, they will continue to be subject to the restrictions on transfer that are described in the legend on the notes. In general, you may offer or sell your outstanding notes only if they are registered under, or offered or sold under an exemption from, the Securities Act of 1933, or the Securities Act, and applicable state securities laws.

     If outstanding notes are tendered and accepted in the exchange offer, it may become more difficult for you to sell or transfer your unexchanged notes. In addition, if you do not exchange your outstanding notes in the exchange offer, you will no longer be entitled to have those notes registered under the Securities Act.

               CONSEQUENCES OF EXCHANGING YOUR OUTSTANDING NOTES

     Based on interpretations of the staff of the Securities and Exchange Commission, or the SEC, we believe that you may offer for resale, resell or otherwise transfer the notes that we issue in the exchange offer without complying with the registration and prospectus delivery requirements of the Securities Act if:

     - you acquire the notes issued in the exchange offer in the ordinary course of your business;

     - you are not participating, do not intend to participate, and have no arrangement or undertaking with anyone to participate, in the distribution of the notes issued to you in the exchange offer; and

     - you are not an "affiliate" of Vlasic, as defined in Rule 405 of the Securities Act.

If any of these conditions are not satisfied and you transfer any notes issued to you in the exchange offer without delivering a proper prospectus or without qualifying for a registration exemption, you may incur liability under the Securities Act. We will not be responsible for or indemnify you against any liability you may incur.

     Any broker-dealer that acquires notes in the exchange offer for its own account in exchange for outstanding notes, which it acquired through market-making or other trading activities, must acknowledge that it will deliver a prospectus when it resells or transfers any notes issued in the exchange offer. See "Plan of Distribution."

                                  THE COMPANY

OVERVIEW

     We are a leading producer, marketer and distributor of high quality branded food products. The two largest brands in our portfolio are Swanson and Vlasic, under which we market Swanson frozen dinners, pot pies, breakfasts and the larger-portion Hungry Man brand, and Vlasic pickles and relishes. Swanson and Vlasic are among the most widely recognized food brands in the United States and maintain leading market shares in the categories in which they compete. These two brands accounted for approximately 60% of our pro forma net sales and approximately 80% of our pro forma Adjusted EBITDA (as defined) for the twelve months ended May 2, 1999. Other brands within our portfolio include Open Pit barbecue sauces, Vlasic Farms and Campbell's Fresh mushrooms in the United States, and Freshbake frozen foods, SonA canned beans and vegetables and Rowats pickles in the United Kingdom. These brands also maintain leading market shares in the categories in which they compete. For the twelve months ended May 2, 1999, Vlasic had pro forma net sales of $1.1 billion and pro forma Adjusted EBITDA of $110.9 million.

     Vlasic was created through a tax-free spin-off from Campbell Soup Company ("Campbell") on March 30, 1998. As our product portfolio was not core to Campbell's strategy, we believe substantial opportunity exists to grow sales and profitability through more active brand management and marketing. The following factors are the foundation of our future operations:

     - STRONG BRAND RECOGNITION. Swanson and Vlasic have established themselves as American icons. Consumer research undertaken by Vlasic indicates that both the Swanson and Vlasic brands have over 90% brand awareness. The Vlasic Stork is one of the most recognized brand symbols in the United States and celebrated its 25(th) anniversary in 1998. Swanson is credited with inventing the "TV dinner," which is celebrating its 45(th) anniversary this year. Our portfolio of strong brands provides a critical mass of brand name product sales that (a) allows us to operate cost effectively and achieve economies of scale in manufacturing, marketing, distribution and raw material sourcing and (b) provides a strong platform for introducing product line extensions and new products.

     - LEADING MARKET POSITIONS. Approximately 75% of our pro forma net sales are derived from sales of branded products which are number one in the categories in which they compete. As a result, these products provide a solid base of consistent cash generation and offer opportunities to grow. Vlasic is the leading brand in the $772 million U.S. retail pickle market with a market share of approximately 32%, and management believes Vlasic has maintained a leading market position for over 20 years. Swanson is the leading brand in the $1.3 billion U.S. frozen dinner market with a market share of approximately 27%, and management believes Swanson has maintained a leading market position since its introduction in 1954.

                      RETAIL MARKET POSITION OF OUR BRANDS

                                                                     RETAIL MARKET SHARE
                                                               -------------------------------
BRAND                                      CATEGORY             SHARE POSITION      PERCENTAGE
-----                                      --------             --------------      ----------
Swanson...........................  Frozen Dinners             #1 United States         27%
Swanson...........................  Frozen Pot Pies            #1 United States         29%
Swanson...........................  Frozen Breakfast           #1 United States         75%
                                    Entrees
Swanson...........................  Frozen Branded Dinners     #1 Canada                69%
Vlasic............................  Pickles                    #1 United States         32%
Open Pit..........................  Barbecue Sauce             #1 Midwest U.S.          28%
Campbell's Mushrooms..............  Fresh Branded Mushrooms    #1 United States         12%
Freshbake.........................  Frozen Meat Pastries       #1 United Kingdom        54%

     - STEADY INDUSTRY GROWTH. We operate in segments of the food industry that have been consistently growing. Between 1994 and 1998 frozen categories in which Swanson competes have grown by over 1% per year. We believe between 1981 and 1998 sales of pickles grew by an average of 3% per year. In addition, Vlasic's introduction in 1995 of Sandwich Stackers, a new pickle product, contributed to the expansion of the pickle market and we believe that the launch of another new product, Hamburger Stackers, could again increase both total sales in the pickle market and our share of that market.

     - EXPERIENCED MANAGEMENT. Mr. Robert F. Bernstock, the President and Chief Executive Officer of Vlasic, was a senior executive at Campbell for more than seven years. As President of Campbell's $3.5 billion U.S. Grocery Division, Mr. Bernstock revitalized brands and improved operating margins. Mr. Bernstock has assembled an experienced management team composed of many Campbell executives who chose to join Vlasic as well as executives who joined from other large companies. The senior management team is also experienced in revitalizing brands, and the top eleven executives have an average of twelve years experience in the branded food industry. Senior management compensation is significantly driven by the financial and stock price performance of Vlasic.

BUSINESS STRATEGY

     Campbell assembled our current brands and established a new Vlasic corporate structure to complete the spin-off in March 1998. We intend to build from our core Swanson and Vlasic brands to grow revenues and earnings and establish a premier branded food company. We seek to accomplish these goals through a five-part strategy.

     1. REVITALIZE OUR WELL-KNOWN BRANDS. Prior to Vlasic's spin-off from Campbell, our brands were not core to Campbell's strategy, and we believe were not given the marketing resources to invest in necessary levels of innovation and advertising to drive sustained sales growth of these brands. We are undertaking the following three pronged approach to revitalize our well-known brands:

     REFORMULATE AND IMPROVE EXISTING PRODUCTS. Prior to the spin-off, few improvements had been made to the products within Vlasic's brands. Last year we began a systematic, multi-year review of our portfolio intended to improve the quality and increase the appeal of our products to consumers. This review has led to changes in the way we produce our most basic products. For example, in 1999 we changed how chickens are cut for our fried chicken dinner line, the largest product group within the Swanson brand. This change has resulted in a redesigned and relaunched product comprised of larger chicken pieces with more meat for consumers and fewer unused chicken parts in our production process, which has improved margins. Since this relaunch, in the twelve-week period ended May 9, 1999, Swanson fried chicken dinner retail sales have grown by 37%. We also recently announced the relaunch of Vlasic Sandwich Stackers in the Zesty Garlic, Bread & Butter, Zesty Dill and Polish Dill varieties.

     DEVELOP AND LAUNCH NEW PRODUCTS. In order to expand our brands and meet changing consumer preferences, we continuously strive to develop and launch new products. In fiscal 1999, we launched our first boneless fried chicken dinner line which addresses a consumer preference that has grown dramatically. The launch of this product has been well received by our customers, and the new Swanson Hungry Man boneless fried chicken dinner is now the number one dinner in dollar sales in the entire frozen dinner category. In February 1999, we began shipments to retailers of our new Vlasic Hamburger Stackers, large pickle slices cut from our specially-grown giant cucumbers which fit over an entire hamburger. Extensive consumer testing leads us to believe this product will be well received by consumers and it is already in high demand among retailers. We recently announced several new products for fiscal 2000, including Swanson Potato-Topped pot pies, Swanson Hungry Man Deep Dish pot pies, several new breakfast items under the Great Starts brand and Swanson Family Selections, two new family dinner items which serve a family of four and are designed to be easily prepared within 20 minutes.

     REFOCUS MARKETING AND SALES SUPPORT. We intend to refocus marketing support for our Swanson and Vlasic brands in order to refresh our already high consumer awareness with new advertising campaigns and a number of other promotional programs. Over the past several years, limited consumer-based marketing was performed to promote the Swanson and Vlasic brands. For example, no national television advertising had been done for the Swanson brand in over a decade. We believe more active marketing will attract both consumers who know our products but have not recently purchased them as well as new consumers who have not tried the brands. In January 1999, we launched a new television advertising campaign for Swanson entitled "Make New Memories with Swanson," which builds on the traditional role Swanson TV dinners have played in American life. In addition we began national advertising for Vlasic in the spring of 1999. We have also increased consumer promotional activities such as couponing. We intend to continue to increase marketing in fiscal 2000 to support our major product initiatives.

     2. REDUCE COSTS THROUGH CONTINUOUS IMPROVEMENT PROGRAMS. We view cost improvement as a strategic imperative in the management of our business. Cost reductions across Vlasic have been and we believe will continue to be accomplished through operating changes in our production facilities and through better utilization of fixed assets, working capital and raw materials. After giving pro forma effect to the sale of our Swift-Armour Argentine beef business, we achieved cost savings of approximately $5 million in fiscal 1998 and we estimate that we will realize cost savings of approximately $13 million in fiscal 1999, approximately $8 million of which have been realized through the nine months ended May 2, 1999. These cost savings have been or are expected to be generated by production efficiency improvements at the Imlay City, Michigan pickle plant and the Fayetteville, Arkansas frozen food plant, a reformulation of our frozen fried chicken which improved raw materials yields from 64% for the fiscal year ended August 2, 1998 to 84% for the nine months ended May 2, 1999, and administration reductions and warehouse consolidations in the United Kingdom.

     3. MANAGE OUR ASSETS TO MAXIMIZE CASH FLOW. As part of our ongoing review of each business, we routinely analyze how each of our assets performs and how each fits into our business lines' long-term strategy. The goal behind these reviews is to actively manage our assets to maximize cash flow and improve return on capital. We periodically utilize co-packing or other outsourcing agreements and continuously undertake strategies to improve capital expenditure effectiveness. We currently benefit from the significant capital investment made prior to the spin-off to rationalize and modernize some of our frozen food and pickle facilities. Due to this investment program, we believe that our capital expenditures for the foreseeable future will be focused on cost effective maintenance, cost saving projects and new product introductions. Recent initiatives include closure of our pickle plant in Bridgeport, Michigan, closure of our Dublin, Georgia mushroom farm, our decision to co-pack production of Open Pit barbecue sauce and our sale of the Peterlee frozen foods facility in the United Kingdom.

     4. EXPLORE OPPORTUNITIES FOR PORTFOLIO RECONFIGURATION. Our portfolio was assembled by Campbell and represents a diverse group of brands and businesses with varying returns and prospects. Prior to the spin-off, these products were managed within multiple Campbell business divisions. Our strategy has been to focus on our strategic core brands, Swanson and Vlasic, which we believe were not achieving their potential due to low consumer marketing investment and lack of a clear strategy for product development. We may also consider divesting those segments of our business that do not fit within our core branded food strategy. We sold our Swift-Armour Argentine beef business in July 1999 and our Kattus German gourmet food distribution business in January 1999. In addition, we may in the future pursue selective acquisitions that complement our existing portfolio.

     5. CAPITAL STRUCTURE MANAGEMENT. One of our corporate goals is to manage our balance sheet to enhance our ability to execute our business strategy. We strive to achieve liquidity, to have access to multiple sources of capital and to be in a position to apply excess cash towards debt reduction. We believe this will allow us to grow the brands which we believe offer significant long-term potential.

RECENT DEVELOPMENTS

     In July 1999, we sold our Swift-Armour Argentine beef business. The agreed upon price was $85 million. Net proceeds from the divestiture were used to partially repay indebtedness under the senior credit facility (as defined).

     Our principal executive offices are located at Vlasic Plaza, 6 Executive Campus, Cherry Hill, NJ 08002-4112 and our telephone number is (856) 969-7100. Vlasic is a New Jersey corporation.

                        SUMMARY DESCRIPTION OF THE NOTES

     The form and terms of the notes to be issued in the exchange are the same as the form and terms of the outstanding notes except that the notes to be issued in the exchange offer have been registered under the Securities Act and, therefore, will not bear legends restricting their transfer and will not contain the registration rights and liquidated damages provisions contained in the outstanding notes. The notes issued in the exchange offer will evidence the same debt as the outstanding notes and both the outstanding notes and the notes to be issued in the exchange offer are governed by the same indenture.

Aggregate Amount..............   $200.0 million in principal amount of 10 1/4%
                                 Series B Senior Subordinated Notes due 2009, registered under the Securities Act.

Maturity Date.................   July 1, 2009.

Interest Rate and Interest
Payment Dates.................   Annual rate 10 1/4%. Payment frequency -- every
                                 six months on January 1 and July 1. First payment January 1, 2000.

Ranking.......................   The notes to be issued in the exchange offer
                                 are senior subordinated debt of Vlasic Foods
                                 International Inc. They rank behind all of Vlasic Foods International Inc.'s current and future indebtedness (other than trade payables), except indebtedness that expressly provides that it ranks equal with or subordinated in right of payment to the notes to be issued in the exchange offer. The outstanding notes and the notes to be issued in the exchange offer will be pari passu with each other.

                                 Assuming we had completed this offering on May 2, 1999 and applied the proceeds as intended, the notes to be issued in the exchange offer would have been subordinated to $391.2 million (approximately $309.2 million, adjusted for the sale of our Swift-Armour Argentine beef business) of senior debt of Vlasic Foods International Inc. The notes to be issued in the exchange offer will also be effectively subordinated to the outstanding indebtedness of Vlasic Foods International Inc.'s subsidiaries, which was $8.0 million (approximately $0.5 million, adjusted for the sale of our Swift-Armour Argentine beef business) at May 2, 1999, and to other liabilities of Vlasic Foods International Inc.'s subsidiaries, including obligations owed to trade creditors, lessors, taxing authorities and creditors holding guarantees.

Sinking Fund..................   None.

Optional Redemption...........   On or after July 1, 2004, we may redeem some or
                                 all of the notes to be issued in the exchange offer at any time at the redemption prices listed in the "Description of Notes" section under the heading "Optional Redemption."

                                 Before July 1, 2002, we may redeem up to $70 million of the notes to be issued in the exchange offer with the proceeds of certain public offerings of our common equity at the price listed in the "Description of Notes" section under the heading "Optional Redemption."

Mandatory Offer to
Repurchase....................   If we sell certain assets under certain
                                 circumstances, or experience specific kinds of changes of control, we must offer to repurchase the notes to be issued in the exchange offer at the prices listed in the "Description of Notes" section under the heading "Repurchase at the Option of Holders."

Basic Covenants of
Indenture.....................   We will issue the notes being offered in the
                                 exchange offer under an indenture with The Bank of New York, as trustee. This is the same indenture under which the outstanding notes were issued. The indenture will, among other things, restrict our ability and the ability of our subsidiaries to:

                                 - incur additional indebtedness;

                                 - pay dividends on, redeem or repurchase our
                                   capital stock;

                                 - make various investments;

                                 - create certain liens;

                                 - utilize certain asset sale proceeds;

                                 - merge or consolidate or dispose of all or
                                   substantially all of our assets;

                                 - incur senior subordinated indebtedness that
                                   does not rank equal to the outstanding notes and the notes to be offered in the exchange offer; and

                                 - enter into certain transactions with
                                   affiliates.

                                 These covenants are subject to important exceptions. For more details, see the heading "Certain Covenants" in the "Description of Notes" section.

Form of Notes to be Issued in
the Exchange Offer............   The notes issued in the exchange offer with
                                 respect to notes currently represented by global securities will be represented by one or more permanent global securities in bearer form deposited with The Bank of New York, as book-entry depository for the benefit of The
                                 Depository Trust Company, or DTC. Notes that are issued in the exchange offer that have been exchanged for notes in the form of registered definitive certificates will be issued in the form of registered definitive certificates until holders direct otherwise. For more information, see "Description of the Notes --
                                 Book-Entry, Delivery and Form."

Use of Proceeds...............   We used the net proceeds from the issuance of
                                 the outstanding notes to repay a portion of the indebtedness outstanding under our senior credit facility. We will not receive any proceeds from the issuance of notes issued pursuant to the exchange offer.

                                 For more details, see "Use of Proceeds."

                         SUMMARY FINANCIAL INFORMATION

     The following table sets forth our summary historical financial information and other financial data. The Summary of Operations Data set forth below for each of the years ended August 2, 1998, August 3, 1997, July 28, 1996 and July 30, 1995, and the Balance Sheet Data at August 2, 1998, August 3, 1997 and July 28, 1996 have been derived from our historical financial statements audited by PricewaterhouseCoopers LLP, independent accountants. The Summary of Operations Data for the nine months ended May 2, 1999 and May 3, 1998, the year ended July 31, 1994 and the twelve months ended May 2, 1999 and the Balance Sheet Data at May 2, 1999, May 3, 1998, July 30, 1995 and July 31, 1994 are derived from our unaudited financial statements which, in our opinion, include all adjustments necessary for a fair presentation. Such historical data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and notes thereto included elsewhere in this prospectus. The pro forma financial information gives effect to the divestiture of our Swift-Armour Argentine beef business and to pro forma interest expense on the outstanding notes. Our historical financial statements for periods ended prior to the date of the spin-off, March 30, 1998, present our combined historical financial position, results of operations and cash flows of the businesses contributed by Campbell. These results may not necessarily be indicative of the results of operations that would have occurred if we had operated as an independent company prior to the spin-off.

                                                         NINE MONTHS
                             TWELVE MONTHS ENDED            ENDED                            FISCAL YEAR ENDED
                            ----------------------   -------------------   ------------------------------------------------------
                             MAY 2,       MAY 2,      MAY 2,     MAY 3,    AUGUST 2,   AUGUST 3,   JULY 28,   JULY 30,   JULY 31,
                              1999         1999        1999       1998       1998        1997        1996       1995       1994
                            ---------   ----------   --------   --------   ---------   ---------   --------   --------   --------
                            PRO FORMA   HISTORICAL           (DOLLARS IN MILLIONS EXCEPT RATIOS)
SUMMARY OF OPERATIONS DATA
Net sales.................  $1,133.5     $1,317.7    $1,004.3   $1,043.9   $1,357.3    $1,508.3    $1,499.0   $1,504.3   $1,320.6
Cost and expenses
  Cost of products sold...     771.4        935.2       707.9      750.7      978.0     1,048.4     1,053.3    1,074.3      951.6
  Marketing and selling
    expenses..............     233.3        250.2       175.9      170.8      245.1       266.5       256.7      258.2      227.8
  Administrative
    expenses..............      63.5         67.1        49.0       46.0       64.1        53.1        54.5       54.5       46.9
  Research and development
    expenses..............       8.0          8.0         5.9        5.8        7.9         8.6         8.1        8.8       10.7
  Other (income)
    expenses..............       1.3         (1.9)        0.8       (0.2)      (2.9)        2.5         0.2         --        4.3
  Special items...........      11.0        151.0       136.6       28.1       42.5        12.6        37.2         --         --
                            --------     --------    --------   --------   --------    --------    --------   --------   --------
    Total costs and
      expenses............   1,088.5      1,409.6     1,076.1    1,001.2    1,334.7     1,391.7     1,410.0    1,395.8    1,241.3
                            --------     --------    --------   --------   --------    --------    --------   --------   --------
Earnings (loss) before
  interest and taxes......      45.0        (91.9)      (71.8)      42.7       22.6       116.6        89.0      108.5       79.3
  Interest expense........      44.7         41.8        32.7        4.3       13.4         1.6         1.1        2.0        1.3
  Interest income.........       0.6          0.6         0.5        0.3        0.4         0.6         0.3        0.2        0.7
                            --------     --------    --------   --------   --------    --------    --------   --------   --------
Earnings (loss) before
  taxes...................       0.9       (133.1)     (104.0)      38.7        9.6       115.6        88.2      106.7       78.7
Taxes on earnings.........      12.3         14.7        19.7       20.4       15.4        37.5        27.3       35.7       25.4
                            --------     --------    --------   --------   --------    --------    --------   --------   --------
Earnings (loss) before
  cumulative effect of
  accounting change.......     (11.4)      (147.8)     (123.7)      18.3       (5.8)       78.1        60.9       71.0       53.3
Cumulative effect of
  accounting change.......        --           --          --       (0.6)      (0.6)         --          --         --         --
                            --------     --------    --------   --------   --------    --------    --------   --------   --------
Net earnings (loss).......  $  (11.4)    $ (147.8)   $ (123.7)  $   17.7   $   (6.4)   $   78.1    $   60.9   $   71.0   $   53.3
                            ========     ========    ========   ========   ========    ========    ========   ========   ========
BALANCE SHEET DATA (END OF
  PERIOD)
Cash and cash
  equivalents.............  $   22.9     $   26.9    $   26.9   $   13.6   $   16.3    $    9.4    $    5.6   $    1.8   $    5.0
Working capital...........     157.9        190.9       190.9       74.5      125.9        83.1       116.9      157.8      138.6
Total assets..............     717.5        824.0       824.0      949.9      959.3       895.1       923.3      923.7      855.4
Total debt................     509.7        588.2       588.2      503.7      571.4         2.4         3.4        5.3       13.5
Shareowners' equity
  (deficit)...............     (17.9)       (17.9)      (17.9)     132.9      106.6       632.3       659.9      693.7      615.3
OTHER FINANCIAL DATA
Adjusted EBITDA(1)........  $  110.9     $  110.9    $   96.0   $  106.8   $  121.7    $  145.3    $  130.9   $  112.1   $   92.9
Depreciation and
  amortization............      34.7         45.2        34.8       34.7       45.1        44.8        45.6       45.5       43.6
Capital expenditures......      49.3         58.4        35.6       39.5       62.3        79.3        59.1       51.0       69.9
SELECTED CREDIT STATISTICS
Adjusted EBITDA/Pro forma
  interest expense(2).....       2.5x
Net debt(3)/Adjusted
  EBITDA..................       4.5x

---------------
(1) EBITDA is calculated by adding net interest expense, taxes on earnings, depreciation, amortization, effect of accounting change and special items to our net earnings (loss). Adjusted EBITDA is calculated by (1) adding certain items of expense related to our spin-off from Campbell that we believe are not indicative of our future operating performance consisting of (a) costs incurred in the development of our information technology infrastructure and duplicative administrative transition costs arising from service charges from Campbell for services which overlapped our expenses as we completed our infrastructure and (b) start-up costs associated with new technology at one of our Vlasic pickle production facilities installed prior to the spin-off and (2) adjusting by the EBITDA of our divested Kattus business in Germany and our divested Swift-Armour Argentine beef business.

     EBITDA and Adjusted EBITDA are presented because we believe they are frequently used by investors and other interested parties in the evaluation of a company's ability to meet its future debt service, capital expenditures and working capital requirements. However, other companies in our industry may present EBITDA and Adjusted EBITDA differently than we do. EBITDA and Adjusted EBITDA are not measurements of financial performance under generally accepted accounting principles and should not be considered as alternatives to cash flows from operating activities or as measures of liquidity or alternatives to net earnings as indicators of our operating performance or any other measures of performance derived in accordance with generally accepted accounting principles. See the Consolidated Statements of Cash Flows included in our financial statements.

     The following table summarizes the impact of these adjustments to EBITDA for the periods indicated to calculate Adjusted EBITDA (see "Management's Discussion and Analysis of Financial Condition and Results of Operations" for additional detail):

                                                           NINE MONTHS
                                 TWELVE MONTHS ENDED          ENDED                          FISCAL YEAR ENDED
                                ----------------------   ---------------   ------------------------------------------------------
                                 MAY 2,       MAY 2,     MAY 2,   MAY 3,   AUGUST 2,   AUGUST 3,   JULY 28,   JULY 30,   JULY 31,
                                  1999         1999       1999     1998      1998        1997        1996       1995       1994
                                ---------   ----------   ------   ------   ---------   ---------   --------   --------   --------
                                PRO FORMA   HISTORICAL                (DOLLARS IN MILLIONS)
EBITDA (as defined)...........   $ 90.7       $104.3     $99.6    $105.5    $110.2      $174.0      $171.8     $154.0     $122.9
Adjustments:
Information technology and
  transition service
  charges.....................     15.2         15.2       7.0      1.0        9.2
Production facility start-up
  costs.......................      3.8          3.8                3.5        7.3
EBITDA of divested
  businesses -- Loss
  (Earnings)
  Kattus......................      1.2          1.2      (0.6)     3.7        5.5        (0.1)       (8.4)     (10.9)     (10.1)
  Swift-Armour................       --        (13.6)    (10.0)    (6.9)     (10.5)      (28.6)      (32.5)     (31.0)     (19.9)
                                 ------       ------     -----    ------    ------      ------      ------     ------     ------
Adjusted EBITDA...............   $110.9       $110.9     $96.0    $106.8    $121.7      $145.3      $130.9     $112.1     $ 92.9
                                 ======       ======     =====    ======    ======      ======      ======     ======     ======

(2) Pro forma interest as used in this calculation excludes the amortization of the original issue discount and issue costs associated with the outstanding notes as well as previously capitalized debt issue costs related to our other debt.

(3) Pro forma net debt reflects total debt outstanding of $509.7 million as of May 2, 1999 and net of cash and cash equivalents adjusted for a $7 million tax charge taken in the third quarter of fiscal year 1999 for the repatriation of foreign cash. See "Capitalization."

                                  RISK FACTORS

     An investment in the notes is subject to a number of risks. You should consider carefully all the information in this prospectus and, in particular, the following risks, before deciding to tender your outstanding notes on the exchange offer. The risk factors set forth below, other than those which discuss the consequences of failing to exchange your outstanding notes in the exchange offer, are generally applicable to both the outstanding notes and the notes issued in the exchange offer. The risks described below are not the only risks that could affect us or our notes.

YOU MAY HAVE DIFFICULTY SELLING THE NOTES WHICH YOU DO NOT EXCHANGE

     If you do not exchange your outstanding notes for the notes offered in this exchange offer, you will continue to be subject to the restrictions on the transfer of your notes. Those transfer restrictions are described in the indenture and in the legend contained on the outstanding notes, and arose because we originally issued the outstanding notes under exemptions from, and in transactions not subject to, the registration requirements of the Securities Act. Except in limited circumstances with respect to specific types of holders of outstanding notes, we will have no further obligation to provide for registration under the Securities Act of such outstanding notes. Upon completion of the exchange offer, holders of outstanding notes will not be entitled to any further registration rights under the exchange and registration rights agreement, except under limited circumstances.

     In general, you may offer or sell your outstanding notes only if they are registered under the Securities Act and applicable state securities laws, or if they are offered and sold under an exemption from those requirements. We do not intend to register the outstanding notes under the Securities Act.

     If a large number of outstanding notes are exchanged for notes issued in the exchange offer, it may be more difficult for you to sell your unexchanged notes. In addition, if you do not exchange your outstanding notes in the exchange offer, you will no longer be entitled to have those notes registered under the Securities Act.

     See "The Exchange Offer -- Consequences of Failure to Exchange Outstanding Notes" for a discussion of the possible consequences of failing to exchange your notes.

WE HAVE SUBSTANTIAL DEBT AND DEBT SERVICE REQUIREMENTS

     We have substantial debt and debt service requirements. As of May 2, 1999 and on an as adjusted basis to give effect to the issuance of the outstanding notes and the application of the net proceeds from the issuance of the outstanding notes, total debt would have been approximately $599.2 million before giving pro forma effect to the divestiture of our Swift-Armour Argentine beef business. Our ratio of earnings to fixed charges as adjusted to give effect to the offering of the outstanding notes for fiscal 1998 was 0.5 times. As a result of our net loss for the nine months ended May 2, 1999 (principally attributable to special items of $136.6 million) the pro forma ratio of earnings to fixed charges was less than 1:1 for such period. In order to achieve a pro forma ratio of earnings to fixed charges of 1:1, we would have had to generate additional earnings of $109.7 million for the nine months ended May 2, 1999.

     Our substantial debt will have important consequences including:

     - our ability to borrow additional amounts for working capital, capital expenditures and other purposes will be limited or such financing may not be available on terms favorable to us or at all;

     - a substantial portion of our cash flows from operations will be used to pay our interest expense and debt repayment, which will reduce the funds that would otherwise be available to us for our operations and future business opportunities;

     - we will be vulnerable to increases in prevailing interest rates;

     - we may be substantially more leveraged than certain of our competitors, which may place us at a competitive disadvantage;

     - all of the indebtedness outstanding under the senior credit facility is secured by substantially all the assets of Vlasic, except for Vlasic's real properties, and will mature prior to the maturity of the notes to be issued in the exchange offer; and

     - our substantial degree of leverage may limit our flexibility to adjust to changing market conditions, reduce our ability to withstand competitive pressures and make us more vulnerable to a downturn in general economic conditions or our business.

See "Description of Senior Credit Facility" and "Description of Notes."

WE AND OUR SUBSIDIARIES MAY BE ABLE TO INCUR SUBSTANTIAL ADDITIONAL INDEBTEDNESS IN THE FUTURE

     We and our subsidiaries may be able to incur substantial additional indebtedness in the future. This could further exacerbate the risks described above. The terms of the indenture do not fully prohibit us or our subsidiaries from incurring other indebtedness. As of May 2, 1999, the senior credit facility allowed additional borrowings of $69.8 million and all of those borrowings would be senior to the outstanding notes and the notes to be issued in the exchange offer. If new debt is added to our and our subsidiaries' current debt levels, the related risks that we and they now face could intensify.

     See "Capitalization," "Selected Historical Financial Information," "Description of Notes -- Repurchase at the Option of Holders -- Change of Control" and "Description of Senior Credit Facility."

TO SERVICE OUR DEBT, WE WILL REQUIRE A SIGNIFICANT AMOUNT OF CASH AND OUR ABILITY TO GENERATE CASH DEPENDS ON MANY FACTORS

     Our ability to repay or refinance our debt, including the outstanding notes and the notes to be issued in the exchange offer, will depend on our successful financial and operating performance and on our ability to successfully implement our business strategy. Unfortunately, we cannot assure you that we will be successful in implementing our strategy or in realizing our anticipated financial results. Our financial and operational performance depends on numerous factors including prevailing economic conditions and on certain financial, business and other factors beyond our control. We cannot assure you that our cash flows and capital resources will be sufficient to repay our debt. In the event that we are unable to pay our debt service obligations, we may be forced to reduce or delay planned product improvement initiatives and capital expenditures, sell assets, obtain additional equity capital or refinance or restructure all or a portion of our debt. However, our ability to raise funds to service outstanding notes and the notes to be issued in the exchange offer may be restricted by the senior credit facility and our ability to effect equity financing is dependent on results of operations and market conditions. In the event that we are unable to refinance such indebtedness or raise funds through asset sales, sales of equity or otherwise, our ability to pay principal of, and interest on, such notes would be adversely affected.

A BREACH IN ANY OF OUR RESTRICTIVE DEBT COVENANTS COULD RESULT IN A DEFAULT UNDER DEBT AGREEMENTS

     Our senior credit facility and the indenture governing the outstanding notes and the notes to be issued in the exchange offer contain a number of significant covenants. These covenants may limit our ability to, among other things:

     - incur additional indebtedness;

     - make capital expenditures in excess of prescribed thresholds;

     - pay dividends on, redeem or repurchase our capital stock;

     - make various investments;

     - create certain liens;

     - utilize certain asset sale proceeds;

     - merge or consolidate or dispose of all or substantially all of our assets;

     - incur senior subordinated indebtedness that does not rank equal to the outstanding notes and notes to be issued in the exchange offer; and

     - enter into certain transactions with our affiliates.

     A breach of any of these covenants could result in a default under our debt agreements. A default, if not waived, could result in acceleration of our indebtedness, in which case the debt would become immediately due and payable. If this occurs, we may not be able to repay our debt or borrow sufficient funds to refinance it. Even if new financing is available, it may not be on terms that are acceptable to us.

     All our domestic subsidiaries guarantee our outstanding indebtedness under the senior credit facility, which is currently secured by a first priority lien on substantially all of our parent company assets and the assets of our domestic subsidiaries, except our real property, and a pledge of two-thirds of the equity of our foreign subsidiaries, in each case whether now owned or acquired in the future. The senior credit facility requires us to maintain specified financial ratios; namely a coverage ratio and a leverage ratio. Our ability to meet those financial ratios can be affected by events beyond our control, and there can be no assurance that we will meet those ratios. If we were unable to borrow under our senior credit facility due to a default or if we fail to meet certain specified borrowing base prerequisites for borrowing, we could be left without sufficient liquidity and the lenders could seize the assets securing these borrowings. The outstanding notes are not secured by, and the notes to be issued in the exchange offer will not be secured by, any of our assets.

     See "Description of Notes -- Certain Covenants" and "Description of Senior Credit Facility."

THE OUTSTANDING NOTES AND NOTES TO BE ISSUED IN THE EXCHANGE OFFER RANK BEHIND ALL OF VLASIC FOODS INTERNATIONAL INC.'S EXISTING INDEBTEDNESS (OTHER THAN TRADE PAYABLES) AND MAY RANK BEHIND ALL OF VLASIC FOODS INTERNATIONAL INC.'S FUTURE BORROWINGS (OTHER THAN TRADE PAYABLES)

     The outstanding notes and notes to be issued in the exchange offer rank behind all of Vlasic Foods International Inc.'s existing indebtedness (other than trade payables) and may rank behind all of Vlasic Foods International Inc.'s future borrowings (other than trade payables), except any future indebtedness that expressly provides that it ranks equal with or subordinated in right of payment to the outstanding notes and notes to be issued in the exchange offer. As a result, upon any distribution to our creditors in a bankruptcy, liquidation or reorganization, the holders of any senior debt will be entitled to be paid in full in cash before we will make any payments on the outstanding notes and notes to be issued in the exchange offer. In the event of our bankruptcy, liquidation or dissolution, our assets would be available to pay obligations on the outstanding notes and notes to be issued in the exchange offer only after all payments had been made on our senior debt. We cannot assure you that sufficient assets will remain to make any payments on the outstanding notes and the notes to be issued in the exchange offer.

     In addition, all payments on the outstanding notes and notes to be issued in the exchange offer will be blocked in the event of a payment default on our senior debt and may be blocked for up to 179 of 360 consecutive days in the event of certain non-payment defaults on senior debt.

     In the event of a bankruptcy, liquidation or reorganization relating to Vlasic Foods International Inc., holders of the outstanding notes and notes to be issued in the exchange offer will participate with trade creditors and all other holders of Vlasic Foods International Inc.'s subordinated indebtedness in the assets remaining after we have paid all of the senior debt. However, because the indenture requires that amounts otherwise payable to holders of the outstanding notes and notes to be issued in the exchange offer in a bankruptcy or similar proceeding be paid to holders of senior debt instead, holders of the outstanding notes and notes to be issued in the exchange offer may receive less, ratably, than holders of trade payables in any such proceeding. In any of these case, we may not have sufficient funds to pay all of our creditors, and holders of outstanding notes and notes to be issued in the exchange offer may receive less, ratably, than the holders of senior debt.

     The outstanding notes and notes to be issued in the exchange offer, which are pari passu with each other, are subordinated to $391.2 million of senior debt outstanding under our senior credit facility as of May 2, 1999 (approximately $309.2 million, adjusted for the sale of our Swift-Amour Argentine beef business).

Approximately $69.8 million will be available for borrowing as additional senior debt under our senior credit facility. We will be permitted to incur substantial additional indebtedness, including senior debt, in the future under the terms of the indenture.

THE NOTES ARE EFFECTIVELY SUBORDINATED TO THE OUTSTANDING INDEBTEDNESS OF OUR SUBSIDIARIES

     While our parent company currently owns directly all of the operating assets of the Swanson and Vlasic businesses and our headquarters assets, other assets are currently owned by Vlasic Foods International Inc.'s subsidiaries. Accordingly, the outstanding notes and the notes to be issued in the exchange offer will be effectively subordinated to the outstanding indebtedness, which was approximately $8.0 million as of May 2, 1999, and other liabilities of Vlasic Foods International Inc.'s subsidiaries, including trade payables. The indenture will permit Vlasic Foods International Inc.'s subsidiaries to incur certain additional indebtedness, will permit significant investments by Vlasic Foods International Inc. in its subsidiaries, including Restricted Subsidiaries (as defined in the indenture), and will not require Vlasic Foods International Inc.'s subsidiaries to guarantee the outstanding notes and notes to be issued in the exchange offer, except under certain circumstances. In addition, any right of our parent company and its creditors to participate in the assets of any of Vlasic Foods International Inc.'s subsidiaries upon bankruptcy, liquidation or reorganization of any such subsidiary will be subject to the prior claims of the subsidiary's creditors, including trade creditors, lessors, taxing authorities and creditors holding guarantees, except to the extent the parent company may itself be a creditor of such subsidiary.

     As of May 2, 1999, Vlasic Foods International Inc.'s subsidiaries had outstanding indebtedness, excluding trade payables, of approximately $8.0 million. In addition, all borrowings under the senior credit facility are guaranteed by all of Vlasic Foods International Inc.'s domestic subsidiaries. If any indebtedness of a subsidiary were to be accelerated, there can be no assurance that the assets of such subsidiary would be sufficient to repay such indebtedness or that our assets and the assets of Vlasic Foods International Inc.'s other subsidiaries would be sufficient to repay in full our other indebtedness, including the outstanding notes and the notes to be issued in the exchange offer. See "Description of Senior Credit Facility."

UPON THE OCCURRENCE OF CERTAIN SPECIFIC KINDS OF CHANGE OF CONTROL EVENTS, WE WILL BE REQUIRED TO OFFER TO REPURCHASE THE OUTSTANDING NOTES AND NOTES TO BE ISSUED IN THE EXCHANGE OFFER

     However, it is possible that we will not have sufficient funds at the time of any change of control to make the required purchase of the outstanding notes and notes to be issued in the exchange offer or that restrictions in our senior credit facility will not allow such repurchase.

     In particular, a change of control may cause an acceleration of the indebtedness outstanding under the senior credit facility and other senior indebtedness, if any, of Vlasic in which case such indebtedness would be required to be repaid in full before redemption or repurchase of the outstanding notes and notes to be issued in the exchange offer. See "Description of Notes -- Repurchase at the Option of Holders -- Change of Control" and "Description of Senior Credit Facility."

IF WE ARE NOT SUCCESSFUL IN EXECUTING OUR BUSINESS STRATEGY, THERE COULD BE A MATERIAL ADVERSE IMPACT ON OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     Vlasic was formed as a result of a spin-off from Campbell in March 1998. Accordingly, you have limited historical financial information on which to base your evaluation of our performance and investment in the outstanding notes and notes to be issued in the exchange offer. Our portfolio of products was contributed by Campbell. Prior to the spin-off, these products were managed within multiple Campbell business divisions. Campbell was principally focused on its soup, biscuit and bakery product lines which we believe resulted in the underperformance of our brands, including our core Swanson and Vlasic brands and a corresponding decline in market share for these brands. The turnaround of our businesses and brands has been more difficult than we originally anticipated and we cannot assure you we will be successful in executing our business strategy or that our financial performance will improve. If we are not successful in executing our business strategy, there could be a material adverse impact on our business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

THE LOSS OF KEY MANAGEMENT PERSONNEL COULD ADVERSELY AFFECT OUR OPERATIONS

     We believe that our ability to successfully implement our business strategy and operate profitably depends on the continued employment of our senior management team, and in particular the continued active participation of Mr. Robert F. Bernstock, President and Chief Executive Officer. If Mr. Bernstock became unable or unwilling to continue in his present position, our business and financial results could be adversely affected. See "Management."

OUR CONTROLLING SHAREOWNERS HAVE A SUBSTANTIAL OWNERSHIP INTEREST IN US

     Certain descendants of the late Dr. John T. Dorrance, one of the founders of Campbell, have a substantial ownership interest in Vlasic. Such interest could have the effect of delaying or preventing a change in control of Vlasic if these shareowners did not support the change in control. In addition, this interest could direct the election of a majority of the members of our board of directors and could, therefore, direct our management and policies.

WE HAVE A SIGNIFICANT RELATIONSHIP WITH CAMPBELL AND THERE IS NO ASSURANCE THAT THIS RELATIONSHIP WILL CONTINUE

     During fiscal 1998, approximately $154.8 million (11%) (approximately $116.7 million, adjusted for the sale of our Swift-Armour Argentine beef business) of our total sales were generated from supplying mushrooms, frozen cooked beef and other beef products to Campbell and from manufacturing certain frozen food service products for Campbell. Because of the completion of the sale of the Swift-Armour Argentine beef business, our beef contract with Campbell has been terminated. The mushroom contract expires on July 30, 2000 and the food service contract expires on March 29, 2000. After these dates, there can be no assurance that Campbell will continue to purchase our products in the same volumes or on the same terms. In addition, there can be no assurance that we will be able to attract new customers to replace Campbell if it determines not to renew the contracts or to renew the contracts on less favorable terms. A material decrease in the quantity of purchases or a change in the purchase terms of sales to Campbell could have a material adverse effect on our business, financial condition and results of operations. Such decrease may result from several factors, including a change in consumer purchasing habits, a downturn in the business of Campbell (which is intensely competitive), a downturn in the business of other prospective purchasers of our products or a downturn in the general economy.

     In addition, mushrooms must be farmed in relatively large volumes in order to achieve the efficiencies that are necessary to enable us to maintain profitability at current or higher levels and to price our products competitively. In the event that our cost of production increases due to lower volumes purchased by Campbell, we may be forced to pass on this increase to consumers. Due to the competitive nature of the industry, we may not be able to pass on this increase and this may adversely affect our business, financial condition and results of operations.

     At the time of the spin-off from Campbell, we agreed in a tax sharing and indemnification agreement that we would undertake certain actions or refrain from certain actions or transactions in order to ensure that the spin-off remains exempt from federal income taxation. In addition, we agreed to indemnify Campbell for any actions that we may take that would cause the spin-off to be taxable for United States federal income tax purposes or in the event that there is a tender or other purchase offer for our stock that results in the spin-off being taxable for United States federal income tax purposes. While we do not believe that we have taken any actions that would cause such a determination and we do not intend to take actions in the future that we believe will result in such a determination, we cannot give you any assurance that our actions will not be interpreted by United States federal tax authorities to be in breach of the United States tax regulations or other obligations that exempt the spin-off from tax liability. Any indemnity payment to Campbell for an income tax liability could have a material adverse effect on our business, financial condition and results of operations. See "-- Use of Trademarks" and "Relationship between Vlasic and Campbell."

INFORMATION TECHNOLOGY, SOFTWARE OR SYSTEM PROBLEMS COULD DISRUPT OUR OPERATIONS

     We have established our information technology services in order to provide that all software and systems used in our operations will operate effectively to allow us to properly manage our business, and to operate without disruption due to Year 2000 issues. However, there can be no assurance that we will not encounter information technology, software or systems problems, or that entities who are integral to our business, such as suppliers and customers, will not encounter software and systems problems whether due to Year 2000 issues or otherwise. There can be no assurance that software or system failures or miscalculations causing disruptions of operations or the inability to process transactions will not occur because of the transition from 1999 to 2000. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year 2000."

THE FOOD PRODUCTS BUSINESS IS HIGHLY COMPETITIVE AND THERE CAN BE NO ASSURANCE THAT WE CAN COMPETE SUCCESSFULLY WITH OTHER COMPANIES IN THE INDUSTRY

     The food products business is highly competitive. Numerous brands and products compete for shelf space and sales, with competition based on, among other things, product quality, convenience, price, brand recognition and loyalty, customer service, effective advertising and promotional activities and the ability to identify and satisfy emerging consumer preferences. We compete with a significant number of companies of varying sizes, including divisions or subsidiaries of larger companies. A number of these competitors have broader product lines, substantially greater financial and other resources available to them, lower fixed costs and/or longer operating histories than Vlasic. There can be no assurance that we can compete successfully with such other companies. Competitive pressures or other factors could cause our products to lose market share or result in significant price erosion, which could have a material adverse effect on our business, financial condition and results of operations.

     The terms of the food service supply agreement and the separation and distribution agreement with Campbell prohibit us from entering certain product lines which would directly compete with Campbell. Our Swanson trademark license does not allow us to sell Swanson branded frozen soups, stocks or broths. This restricts our ability to compete in certain product lines which we may otherwise have wished to enter. See "Business" and "Relationship between Vlasic and Campbell."

A PRODUCT LIABILITY JUDGMENT AGAINST US OR A PRODUCT RECALL COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     We may be subject to significant liability should the consumption of any of our products cause injury, illness or death and we may be required to recall certain of our products in the event of contamination, product tampering, mislabeling or damage to our products. There can be no assurance that product liability claims will not be asserted against us or that we will not be obligated to recall our products.

OUR SALES, NET EARNINGS AND CASH FLOWS ARE AFFECTED BY SEASONAL CYCLICALITY DURING CERTAIN PARTS OF THE YEAR

     Sales of frozen foods and mushrooms tend to be marginally higher during the winter months. Sales of pickles, relishes and barbecue sauce tend to be higher in the summer months. The majority of pickles are packed during a season extending from May through September. As a result, we tend to have higher sales in the fourth quarter of the fiscal year and our inventory levels tend to be higher in the first quarter of the fiscal year which makes our working capital requirements significantly higher in the first quarter, requiring us to draw more heavily on the revolving credit commitments under our senior credit facility.

FLUCTUATION OF AGRICULTURAL PRICES COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS

     We use raw materials or grow agricultural produce in our three business segments:

     - The primary raw materials used in our frozen food segment are readily available from numerous suppliers. The prices of these raw materials are affected by, among other things, changes in crop size and government-sponsored agricultural programs. Changes in the price level of these raw materials may have a corresponding impact on finished product costs and gross margins. Our ability to pass through increases in costs of raw materials to our customers is dependent upon competitive conditions and pricing methodologies employed in the various markets in which we compete. If we could not pass on these increases, this could have a material adverse effect on our business, financial condition and results of operations.

     - Our grocery products segment relies primarily on cucumbers and other produce supplied by third party growers. We buy from a variety of growers and alternate sources of supply are readily available. However the supply and price is subject to market conditions and is influenced by numerous factors beyond our control such as general economic conditions, natural disasters and weather conditions, general growing conditions, insects, plant diseases and fungi, competition and governmental programs and regulations.

     - In our agricultural products segment we grow fresh mushrooms. The success of our mushroom farms is dependent upon factors beyond our control such as general growing conditions, insects, plant diseases and general economic conditions. Any increase in the cost of production or raw materials could have a material adverse effect on our operating profit and margins unless and until the increased cost can be passed along to the customer. However, competitive pressures could limit our ability to raise prices in response to increased costs and, accordingly, increases in the price of raw materials or production cost could have a material adverse effect on our business, financial condition and results of operations. See "Business -- Ingredients."

THERE CAN BE NO ASSURANCE THAT THE ACTIONS TAKEN BY US TO ESTABLISH AND PROTECT OUR TRADEMARKS AND OTHER PROPRIETARY RIGHTS WILL BE ADEQUATE TO PREVENT IMITATION OF OUR PRODUCTS BY OTHERS OR TO PREVENT OTHERS FROM SEEKING TO BLOCK SALES OF OUR PRODUCTS AS A VIOLATION OF THEIR TRADEMARKS AND PROPRIETARY RIGHTS

     We believe that our trademarks and other proprietary rights are important to our success and our competitive position in the market. Moreover, no assurance can be given that others will not assert rights in, or ownership of, our trademarks and other proprietary rights or that we will be able to successfully resolve such conflicts.

     We have been granted a perpetual license by Campbell to use the Swanson trademark and related logos, symbols and marks on frozen food products. We are prohibited from using the trademarks on frozen soups, stocks or broths. We are only entitled to use the trademarks in the same manner as they were used by Campbell prior to the spin-off. In addition, we must receive the prior written approval of Campbell, which may not be unreasonably withheld, prior to any change in the labeling, advertising material and other promotional material bearing the Swanson trademark. See "Business -- Trademarks and Patents" and "Relationship between Vlasic and Campbell."

OUR FINANCIAL CONDITIONS AND RESULTS OF OPERATIONS MAY BE ADVERSELY AFFECTED BY GOVERNMENT REGULATION OF OUR BUSINESS

     Our operations are subject to extensive regulation by the United States Food and Drug Administration ("FDA"), the United States Department of Agriculture ("USDA") and other national, state and local authorities regarding the processing, packaging, storage, distribution, advertising and labeling of our products and environmental compliance. We are subject to numerous regulations, including regulations promulgated under the Federal Food, Drug and Cosmetic Act, the Nutrition Labeling and Education Act, the Federal Trade Commission Act and the Occupational Safety and Health Act, each as amended. We seek to comply with applicable regulations through a combination of employing internal personnel to ensure quality assurance compliance (for example, assuring that food packages contain only ingredients as specified on the package labeling) and contracting with third-party laboratories that conduct analyses of products for the nutritional labeling requirements (for example, determining the percent or amount of specific ingredients and other components of a food product).

     Our frozen food manufacturing facilities are continuously inspected by the USDA and all of our manufacturing facilities and products are subject to periodic inspection by federal, state and local authorities. There can be no assurance, however, that we are in compliance with such laws and regulations or that we will be able to comply with any future laws and regulations. Failure by us to comply with applicable laws and regulations could subject us to civil remedies, including fines, injunctions, recalls, or seizures, as well as potential criminal sanctions, which could have a material adverse effect on our business, financial condition and results of operations. See
"Business -- Certain Legal and Regulatory Matters" and "Business -- Environmental Matters."

OUR INTERNATIONAL OPERATIONS CREATE CERTAIN RISKS THAT MAY AFFECT OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS

     Companies that operate in foreign countries are exposed to additional risks, particularly risks of fluctuating currency exchange rates. Fluctuations in foreign currency exchange rates may affect our results of operations and the value of our foreign assets, which in turn may adversely affect reported earnings and, accordingly, the comparison of period to period results of operations. Changes in currency exchange rates may affect the relative prices at which we and foreign competitors sell products in the same market. While we may engage in foreign currency hedging transactions which moderate the overall effect of currency exchange rate fluctuations, we expect that these fluctuations will continue and there can be no assurance that we would be successful in any such hedging activities. Other risks include possible limitations on conversion of foreign currencies into dollars or payments by foreign subsidiaries, imposition of withholding or other taxes, other restrictions by foreign governments and hyperinflation. There can be no assurance that these risks will not have a material adverse effect on our business, financial condition or results of operations.

THERE IS NO PUBLIC MARKET FOR THE OUTSTANDING NOTES OR THE NOTES TO BE ISSUED IN THE EXCHANGE OFFER

     While the outstanding notes are eligible for trading in PORTAL, the Private Offering, Resale and Trading through Automated Linkages Market of the National Association of Securities Dealers, Inc., a screen-based automated market for trading securities for qualified institutional buyers, there is no public market for the notes to be issued in the exchange offer. The initial purchasers of the outstanding notes have informed us that they intend to make a market in the notes to be issued in the exchange offer, but they may cease their market-making at any time.

     We do not intend to apply for a listing of any of the notes on any securities exchange. We do not know if an active public market will develop for the notes or, if developed, will continue. If an active market is not developed or maintained, the market price and the liquidity of the notes may be adversely affected.

     In addition, the liquidity and the market price of the notes to be offered in the exchange offer may be adversely affected by changes in the overall market for high yield securities and by changes in our financial performance or prospects, or in the prospects for companies in our industry. As a result, you cannot be sure that an active trading market will develop for these notes.

                          FORWARD-LOOKING INFORMATION

     This prospectus includes forward-looking statements regarding, among other things, our plans, strategies and prospects, both business and financial. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we can give no assurance that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this prospectus are set forth under the caption "Risk Factors" and elsewhere in this prospectus and include, but are not limited to:

     - The impact of strong competitive response to our efforts and actions.

     - Market risks associated with financial instruments that may vary due to the impact of unforeseen economic changes, such as currency exchange rates, inflation rates and recessionary trends.

     - Changes in prices of raw materials and other inputs.

     - Compliance with the covenants and the terms of our senior credit facility, the outstanding notes and the notes to be issued in the exchange offer.

     - Our ability to maintain capital expenditures within the forecasted limits.

     - The impact of the Year 2000 issues associated with our business and information systems and embedded technology as well as the information technology of our vendors, suppliers, service providers and customers.

     - Implementation and functioning of information technology systems.

     - Inherent risks in the marketplace associated with new product introductions, including uncertainties about trade and consumer acceptance.

     - Our ability to achieve the forecasted savings related to restructuring programs.

     - Global business and economic conditions.

     - Campbell Soup Company's future requirements for mushrooms and foodservice products.

     All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by those cautionary statements. We will not update these forward-looking statements even though our situation will change in the future.

                                USE OF PROCEEDS

     We will not receive any proceeds from the exchange offer. All outstanding notes that are tendered in the exchange offer will be retired and cancelled. The net proceeds that we received from the issuance of the outstanding notes were approximately $189.0 million, after we deducted discounts and expenses. We used the net proceeds to repay a portion of our existing indebtedness under the senior credit facility. The indebtedness under the senior credit facility (of which $580.2 million was outstanding at May 2, 1999) bears interest as determined by various interest rate setting mechanisms and has a final maturity date of February 20, 2003. We most frequently use a eurodollar borrowing mechanism, which is LIBOR plus a credit margin. The credit margin is a function of our financial performance. In accordance with the senior credit facility, the net proceeds of the issuance of the outstanding notes were used to repay a portion of the outstanding revolving loans under the senior credit facility and the revolving credit commitments under the senior credit facility were permanently reduced by such amount. However, the unused amount under the revolving credit commitments was not affected and will not be affected by the issuance of the exchange notes. See "Description of Senior Credit Facility."

                              ACCOUNTING TREATMENT

     The notes to be issued in the exchange offer will be recorded at the same carrying value as the outstanding notes as reflected in our accounting records on the date of exchange. Accordingly, no gain or loss for accounting purposes will be recognized by us. The expenses of the exchange offer and the unamortized expenses related to the issuance of the outstanding notes will be amortized over the term of the outstanding notes and notes to be issued in the exchange offer.

                                 CAPITALIZATION

     The following table sets forth our consolidated capitalization as of May 2, 1999 on an actual basis, on a pro forma basis after giving effect to the sale of our Swift-Armour Argentine beef business, and on a pro forma as adjusted basis to show the issuance of the outstanding notes and application of the net proceeds from the issuance of the outstanding notes as described under "Use of Proceeds" as if the issuance occurred on May 2, 1999. This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our historical consolidated financial statements and the notes thereto contained elsewhere in this prospectus.

                                                                      AS OF MAY 2, 1999
                                                              ----------------------------------
                                                                                      PRO FORMA
                                                              ACTUAL    PRO FORMA    AS ADJUSTED
                                                              ------    ---------    -----------
                                                                        (IN MILLIONS)
Senior credit facility......................................  $580.2     $498.2        $309.2(1)
10 1/4% Senior Subordinated Notes due 2009..................      --         --         200.0
Other debt..................................................     8.0        0.5           0.5
                                                              ------     ------        ------
          Total debt........................................   588.2      498.7         509.7
                                                              ------     ------        ------
Total shareowners' equity (deficit).........................   (17.9)     (17.9)        (17.9)
                                                              ------     ------        ------
          Total capitalization..............................  $570.3     $480.8        $491.8
                                                              ======     ======        ======

---------------
(1) Pro Forma As Adjusted borrowings under the senior credit facility consisted of $209.2 million under the revolving credit commitments and $100.0 million term loan. As of May 2, 1999, we had $69.8 million of additional borrowing capacity under the revolving credit commitments.

                               THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

     When we sold the outstanding notes on June 29, 1999, we entered into an exchange and registration rights agreement with the initial purchasers of those notes. Under the exchange and registration rights agreement, we agreed to file a registration statement regarding the exchange of the outstanding notes for notes which are registered under the Securities Act. We also agreed to use our reasonable best efforts to cause the registration statement to become effective with the SEC, and to conduct this exchange offer after the registration statement is declared effective. We will use our best efforts to keep this registration statement effective at least until the exchange offer is completed. The exchange and registration rights agreement provides that we will be required to pay liquidated damages to the holders of the outstanding notes if:

     (1) the registration statement is not filed by September 27, 1999;

     (2) the registration statement is not declared effective by December 26, 1999; or

     (3) the exchange offer has not been completed by February 28, 2000 or 45 business days after the registration statement becomes effective, whichever is earlier.

A copy of the exchange and registration rights agreement is filed as an exhibit to the registration statement of which this prospectus is a part.

TERMS OF THE EXCHANGE OFFER

     This prospectus and the accompanying letter of transmittal together constitute the exchange offer. Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept for exchange outstanding notes which are properly tendered on or before the expiration date and are not withdrawn as permitted below. The expiration date
for this exchange offer is midnight, New York City time, on                ,
1999, or such later date and time to which we, in our sole discretion, extend the exchange offer.

     The form and terms of the notes being issued in the exchange offer are the same as the form and terms of the outstanding notes, except that:

     (1) the notes being issued in the exchange offer will have been registered under the Securities Act;

     (2) the notes issued in the exchange offer will not bear the restrictive legends restricting their transfer under the Securities Act; and

     (3) the notes being issued in the exchange offer will not contain the registration rights and liquidated damages provisions contained in the outstanding notes.

     Outstanding notes tendered in the exchange offer must be in denominations of the principal amount of $1,000 and any integral multiple thereof.

     We expressly reserve the right, in our sole discretion:

     (1) to extend the expiration date;

     (2) to delay accepting any outstanding notes;

     (3) if any of the conditions set forth below under "-- Conditions to the Exchange Offer" have not been satisfied, to terminate the exchange offer and not accept any notes for exchange; or

     (4) to amend the exchange offer in any manner.

     We will give oral or written notice of any extension, delay, non-acceptance, termination or amendment as promptly as practicable by a public announcement, and in the case of an extension, no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

     During an extension, all outstanding notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any outstanding notes not accepted for exchange for any reason will be returned without cost to the holder that tendered them as promptly as practicable after the expiration or termination of the exchange offer.

HOW TO TENDER NOTES FOR EXCHANGE

     When the holder of outstanding notes tenders, and we accept, notes for exchange, a binding agreement between us and the tendering holder is created, subject to the terms and conditions set forth in this prospectus and the accompanying letter of transmittal. Except as set forth below, a holder of outstanding notes who wishes to tender notes for exchange must do so on or prior to the expiration date:

     (1) transmit a properly completed and duly executed letter of transmittal, including all other documents required by such letter of transmittal, to The Bank of New York, the "exchange agent", at the address set forth below under the heading "Exchange Agent"; or

     (2) if notes are tendered pursuant to the book-entry procedures set forth below, the tendering holder must transmit an agent's message to the exchange agent at the address set forth below under the heading "Exchange Agent."

In addition, either:

     (1) the exchange agent must receive the certificates for the outstanding notes and the letter of transmittal;

     (2) the exchange agent must receive, prior to the expiration date, a timely confirmation of the book-entry transfer of the notes being tendered into the exchange agent's account at DTC along with the letter of transmittal or an agent's message; or

     (3) the holder must comply with the guaranteed delivery procedures described below.

The term "agent's message" means a message, transmitted to DTC and received by the exchange agent and forming a part of a book-entry transfer, which states that DTC has received an express acknowledgment that the tendering holder agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against such holder.

THE METHOD OF DELIVERY OF THE OUTSTANDING NOTES, THE LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDERS. IF SUCH DELIVERY IS BY MAIL, WE RECOMMEND REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ASSURE TIMELY DELIVERY. NO LETTERS OF TRANSMITTAL OR NOTES SHOULD BE SENT DIRECTLY TO US.

     Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the notes surrendered for exchange are tendered:

     (1) by a holder of outstanding notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal; or

     (2) for the account of an eligible institution.

An "eligible institution" is a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States.

     If signatures on a letter of transmittal or notice of withdrawal are required to be guaranteed, the guarantor must be an eligible institution. If notes are registered in the name of a person other than the signer of the letter of transmittal, the notes surrendered for exchange must be endorsed by, or accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by us in our sole discretion, duly executed by the registered holder with the holder's signature guaranteed by an eligible institution.

     We will determine all questions as to the validity, form, eligibility and acceptance of notes tendered for exchange in our sole discretion, including questions as to time of receipt. Our determination will be final and binding. We reserve the absolute right to:

     (1) reject any and all tenders of any note improperly tendered;

     (2) refuse to accept any note if, in our judgment or the judgment of our counsel, acceptance of the note may be deemed unlawful; and

     (3) waive any defects or irregularities or conditions of the exchange offer as to any particular note either before or after the expiration date, including the right to waive the ineligibility of any holder who seeks to tender notes in the exchange offer.

Our interpretation of the terms and conditions of the exchange offer as to any particular notes either before or after the expiration date, including the letter of transmittal and the instructions to it, will be final and binding on all parties. Holders must cure any defects and irregularities in connection with tenders of notes for exchange within such reasonable period of time as we will determine, unless we waive such defects or irregularities. Neither we, the exchange agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of notes for exchange, nor shall any of us incur any liability for failure to give such notification.

     If a person or persons other than the registered holder or holders of the outstanding notes tendered for exchange signs the letter of transmittal, the tendered notes must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered holder or holders that appear on the outstanding notes.

     If trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity sign the letter of transmittal or any notes or any power of attorney, such persons should so indicate when signing, and you must submit proper evidence satisfactory to us of such person's authority to so act unless we waive this requirement.

     By tendering, each holder will represent to us that, among other things, that the person acquiring notes in the exchange offer is obtaining them in the ordinary course of its business, whether or not such person is the holder, and that neither the holder nor such other person has any arrangement or understanding with any person to participate in the distribution of the notes issued in the exchange offer. If any holder or any such other person is an "affiliate," as defined under Rule 405 of the Securities Act, of Vlasic, or is engaged in or intends to engage in or has an arrangement or understanding with any person to participate in a distribution of such notes to be acquired in the exchange offer, such holder or any such other person:

     (1) may not rely on the applicable interpretations of the staff of the SEC; and

     (2) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

     Each broker-dealer who acquired its outstanding notes as a result of market-making activities or other trading activities and thereafter receives notes issued for its own account in the exchange offer, must acknowledge that it will deliver a prospectus in connection with any resale of such notes issued in the exchange offer. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. See "Plan of Distribution" for a discussion of the exchange and resale obligations of broker-dealers in connection with the exchange offer.

ACCEPTANCE OF OUTSTANDING NOTES FOR EXCHANGE; DELIVERY OF NOTES ISSUED IN THE EXCHANGE OFFER

     Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the expiration date, all outstanding notes properly tendered and will issue notes registered under the Securities Act. For purposes of the exchange offer, we will be deemed to have accepted properly tendered outstanding notes for exchange when, as and if we have given oral or written notice to the exchange agent, with written confirmation of any oral notice to be given promptly thereafter. See "-- Conditions to the Exchange Offer" for a discussion of the conditions that must be satisfied before we accept any notes for exchange.

     For each outstanding note accepted for exchange, the holder will receive a note registered under the Securities Act having a principal amount equal to that of the surrendered outstanding note. Accordingly, registered holders of notes issued in the exchange offer on the relevant record date for the first interest payment date following the consummation of the exchange offer will receive interest accruing from the most recent date to which interest has been paid or, if no interest has been paid on the outstanding notes, from June 29, 1999. Outstanding notes that we accept for exchange will cease to accrue interest from and after the date of consummation of the exchange offer. Under the exchange and registration rights agreement, we may be required to make additional payments in the form of liquidated damages to the holders of the outstanding notes under circumstances relating to the timing of the exchange offer.

     In all cases, we will issue notes in the exchange offer for outstanding notes that are accepted for exchange only after the exchange agent timely receives:

     (1) certificates for such outstanding notes or a timely book-entry confirmation of such outstanding notes into the exchange agent's account at DTC;

     (2) a properly completed and duly executed letter of transmittal or an agent's message; and

     (3) all other required documents.

     If for any reason set forth in the terms and conditions of the exchange offer we do not accept any tendered outstanding notes, or if a holder submits outstanding notes for a greater principal amount than the holder desires to exchange, we will return such unaccepted or non-exchanged notes without cost to the tendering holder. In the case of notes tendered by book-entry transfer into the exchange agent's account at DTC, such non-exchanged notes will be credited to an account maintained with DTC. We will return the notes or have them credited to DTC account as promptly as practicable after the expiration or termination of the exchange offer.

BOOK ENTRY TRANSFERS

     The exchange agent will make a request to establish an account with respect to the outstanding notes at DTC for purposes of the exchange offer within 2 business days after the date of this prospectus. Any financial institution that is a participant in DTC's systems must make book-entry delivery of outstanding notes by causing DTC to transfer such outstanding notes into the exchange agent's account at DTC in accordance with DTC's procedures for transfer. Such participant should transmit its acceptance to DTC on or prior to the expiration date or comply with the guaranteed delivery procedures described below. DTC will verify such acceptance, execute a book-entry transfer of the tendered outstanding notes into the exchange agent's account at DTC and then send to the exchange agent confirmation of such book-entry transfer. The confirmation of such book-entry transfer will include an agent's message confirming that DTC has received an express acknowledgment from such participant that such participant has received and agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against such participant. Delivery of notes issued in the exchange offer may be effected through book-entry transfer at DTC. However, the letter of transmittal or facsimile thereof or an agent's message, with any required signature guarantees and any other required documents, must:

     (1) be transmitted to and received by the exchange agent at the address set forth below under "-- Exchange Agent" on or prior to the expiration date; or

     (2) comply with the guaranteed delivery procedures described below.

GUARANTEED DELIVERY PROCEDURES

     If a holder of outstanding notes desires to tender such notes and the holder's notes are not immediately available, or time will not permit such holder's notes or other required documents to reach the exchange agent before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

     (1) the holder tenders the outstanding notes through an eligible institution;

     (2) prior to the expiration date, the exchange agent receives from such eligible institution a properly completed and duly executed notice of guaranteed delivery, substantially in the form we have provided, by telegram, telex, facsimile transmission, mail or hand delivery, setting forth the name and address of the holder of the outstanding notes being tendered and the amount of the outstanding notes being tendered. The notice of guaranteed delivery shall state that the tender is being made and guarantee that within 3 New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed letter of transmittal or agent's message with any required signature guarantees and any other documents required by the letter of transmittal will be deposited by the eligible institution with the Exchange Agent; and

     (3) the exchange agent receives the certificates for all physically tendered outstanding notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed letter of transmittal or agent's message with any required signature guarantees and any other documents required by the letter of transmittal, within 3 New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

WITHDRAWAL RIGHTS

     You may withdraw tenders of your outstanding notes at any time prior to midnight, New York City time, on the expiration date.

     For a withdrawal to be effective, you must send a written notice of withdrawal to the exchange agent at one of the addresses set forth below under "-- Exchange Agent." Any such notice of withdrawal must:

     (1) specify the name of the person having tendered the outstanding notes to be withdrawn;

     (2) identify the outstanding notes to be withdrawn, including the principal amount of such outstanding notes; and

     (3) where certificates for outstanding notes are transmitted, specify the name in which outstanding notes are registered, if different from that of the withdrawing holder.

If certificates for outstanding notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and signed notice of withdrawal with signatures guaranteed by an eligible institution unless such holder is an eligible institution. If notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn notes and otherwise comply with the procedures of such facility. We will determine all questions as to the validity, form and eligibility of such notices, including questions as to time of receipt; our determination will be final and binding on all parties. Any tendered notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder thereof without cost to such holder. In the case of notes tendered by book-entry transfer into the exchange agent's account at DTC, the notes withdrawn will be credited to an account maintained with DTC for the outstanding notes. The notes will be returned or credited to DTC account as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn notes may be re-tendered by following one of the procedures described under "-- How to Tender Notes for Exchange" above at any time on or prior to midnight, New York City time, on the expiration date.

CONDITIONS TO THE EXCHANGE OFFER

     We are not required to accept for exchange, or to issue notes in the exchange offer for, any outstanding notes. We may terminate or amend the exchange offer, if at any time before the acceptance of such outstanding notes for exchange:

     (1) any federal law, statute, rule or regulation shall have been adopted or enacted which, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer;

     (2) any stop order shall be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939, as amended; or

     (3) there shall occur a change in the current interpretation by staff of the SEC which permits the notes to be issued in the exchange offer in exchange for the outstanding notes to be offered for resale, resold and otherwise transferred by such holders, other than broker-dealers and any such holder which is an "affiliate" of Vlasic within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such notes acquired in the exchange offer are acquired in the ordinary course of such holder's business and such holder has no arrangement or understanding with any person to participate in the distribution of such notes to be issued in the exchange offer.

     The preceding conditions are for our sole benefit and we may assert them regardless of the circumstances giving rise to any such condition. We may waive the preceding conditions in whole or in part at any time and from time to time in our sole discretion. If we do so, the exchange offer will remain open for at least 3 business days following any waiver of the preceding conditions. Our failure at any time to exercise the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which we may assert at any time and from time to time.

THE EXCHANGE AGENT

     The Bank of New York has been appointed as our exchange agent for the exchange offer. All executed letters of transmittal should be directed to our exchange agent at the address set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent addressed as follows:

                               Main Delivery To:
                    The Bank of New York, as Exchange Agent

By mail, hand or overnight courier to:   By Facsimile (for eligible institutions
                                                         only):

         The Bank of New York                        (212) 815-6339
       101 Barclay Street 7 East
       New York, New York 10286                   Confirm by telephone:
Attn:                   -- Confidential
                                                     (212) 815-6337

     DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF SUCH LETTER OF TRANSMITTAL VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF SUCH LETTER OF TRANSMITTAL.

FEES AND EXPENSES

     We will not make any payment to brokers, dealers, or others soliciting acceptance of the exchange offer except for reimbursement of mailing expenses.

     The estimated cash expenses to be incurred in connection with the exchange offer will be paid by us and are estimated in the aggregate to be approximately $0.5 million.

TRANSFER TAXES

     Holders who tender their outstanding notes for exchange will not be obligated to pay any transfer taxes in connection with the exchange. If, however, notes issued in the exchange offer are to be delivered to, or are to be issued in the name of, any person other than the holder of the notes tendered, or if a transfer tax is imposed for any reason other than the exchange of outstanding notes in connection with the exchange offer, then the holder must pay any such transfer taxes, whether imposed on the registered holder or on any other person. If satisfactory evidence of payment of, or exemption from, such taxes is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to the tendering holder.

CONSEQUENCES OF FAILURE TO EXCHANGE OUTSTANDING NOTES

     Holders who desire to tender their outstanding notes in exchange for notes registered under the Securities Act should allow sufficient time to ensure timely delivery. Neither the exchange agent nor Vlasic is under any duty to give notification of defects or irregularities with respect to the tenders of notes for exchange.

     Outstanding notes that are not tendered or are tendered but not accepted will, following the consummation of the exchange offer, continue to be subject to the provisions in the indenture regarding the transfer and exchange of the outstanding notes and the existing restrictions on transfer set forth in the legend on the outstanding notes and in the offering circular dated June 29, 1999, relating to the outstanding notes. Except in limited circumstances with respect to specific types of holders of outstanding notes, we will have no further obligation to provide for the registration under the Securities Act of such outstanding notes. In general, outstanding notes, unless registered under the Securities Act, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently anticipate that we will take any action to register the outstanding notes under the Securities Act or under any state securities laws.

     Upon completion of the exchange offer, holders of the outstanding notes will not be entitled to any further registration rights under the exchange and registration rights agreement, except under limited circumstances.

     Holders of the notes issued in the exchange offer and any outstanding notes which remain outstanding after consummation of the exchange offer will vote together as a single class for purposes of determining whether holders of the requisite percentage of the class have taken certain actions or exercised certain rights under the indenture.

CONSEQUENCES OF EXCHANGING OUTSTANDING NOTES

     Based on interpretations of the staff of the SEC, as set forth in no-action letters to third parties, we believe that the notes issued in the exchange offer may be offered for resale, resold or otherwise transferred by holders of such notes, other than by any holder which is an "affiliate" of Vlasic within the meaning of Rule 405 under the Securities Act. Such notes may be offered for resale, resold or otherwise transferred without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

     (1) such notes issued in the exchange offer are acquired in the ordinary course of such holder's business; and

     (2) such holders, other than broker-dealers, have no arrangement or understanding with any person to participate in the distribution of the notes to be issued in the exchange offer.

     However, the SEC has not considered our exchange offer in the context of a no-action letter and we cannot guarantee that the staff of the SEC would make a similar determination with respect to our exchange offer as in such other circumstances.

     Each holder, other than a broker-dealer, must furnish a written representation, at our request, that:

     (1) it is not an affiliate of Vlasic;

     (2) it is not engaged in, and does not intend to engage in, a distribution of the notes issued in the exchange offer and has no arrangement or understanding to participate in a distribution of notes issued in the exchange offer; and

     (3) it is acquiring the notes issued in the exchange offer in the ordinary course of its business.

     Each broker-dealer that receives notes issued in the exchange offer for its own account in exchange for outstanding notes must acknowledge that such outstanding notes were acquired by such broker-dealer as a result of market-making or other trading activities and that it will deliver a prospectus in connection with any resale of such notes issued in the exchange offer. See "Plan of Distribution" for a discussion of the exchange and resale obligations of broker-dealers in connection with the exchange offer.

     In addition, to comply with state securities laws of certain jurisdictions, the notes issued in the exchange offer may not be offered or sold in any state unless they have been registered or qualified for sale in such state or an exemption from registration or qualification is available and complied with by the holders selling the notes. We have agreed in the exchange and registration rights agreement that, prior to any public offering of transfer restricted securities, we will register or qualify the transfer restricted securities for offer or sale under the securities laws of any jurisdiction requested by a holder. Unless a holder requests, we currently do not intend to register or qualify the sale of the notes issued in the exchange offer in any state where an exemption from registration or qualification is required and not available. "Transfer restricted securities" means each outstanding note until:

     (1) the date on which an outstanding note has been exchanged by a person other than a broker-dealer for a note in the exchange offer;

     (2) following the exchange by a broker-dealer in the exchange offer of an outstanding note for a note issued in the exchange offer, the date on which the note issued in the exchange offer is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of this prospectus;

     (3) the date on which an outstanding note has been effectively registered under the Securities Act and disposed of in accordance with a shelf registration statement that we file in accordance with the exchange and registration rights agreement; or

     (4) the date on which an outstanding note is distributed to the public in a transaction under Rule 144 of the Securities Act.

                   SELECTED HISTORICAL FINANCIAL INFORMATION

     The following table sets forth our selected historical financial information and other financial data. The Summary of Operations Data set forth below for each of the years ended August 2, 1998, August 3, 1997, July 28, 1996 and July 30, 1995, and the Balance Sheet Data at August 2, 1998, August 3, 1997 and July 28, 1996 have been derived from our historical financial statements audited by PricewaterhouseCoopers LLP, independent accountants. The Summary of Operations Data for the nine months ended May 2, 1999 and May 3, 1998 and the year ended July 31, 1994 and the Balance Sheet Data at May 2, 1999, May 3, 1998, July 30, 1995 and July 31, 1994 are derived from our unaudited financial statements which, in our opinion, include all adjustments necessary for a fair presentation. Such historical data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and notes thereto included elsewhere in this prospectus. Our historical financial statements for periods ended prior to the date of the spin-off, March 30, 1998, present our combined historical financial position, results of operations and cash flows of the businesses contributed by Campbell. These results may not necessarily be indicative of the results of operations that would have occurred if we had operated as an independent company prior to the spin-off. Per share data for the years prior to fiscal 1998 has not been presented because we were not a publicly held company for those periods.

                                                  NINE MONTHS ENDED                          FISCAL YEAR ENDED
                                                ----------------------    -------------------------------------------------------
                                                 MAY 2,        MAY 3,     AUGUST 2,    AUGUST 3,   JULY 28,   JULY 30,   JULY 31,
                                                  1999          1998        1998         1997        1996       1995       1994
                                                 ------        ------     ---------    ---------   --------   --------   --------
                                                          (DOLLARS IN MILLIONS EXCEPT FOR PER SHARE AMOUNTS AND RATIOS)
SUMMARY OF OPERATIONS DATA
Net sales.....................................  $1,004.3      $1,043.9    $1,357.3     $1,508.3    $1,499.0   $1,504.3   $1,320.6
Cost and expenses
 Cost of products sold........................     707.9         750.7       978.0      1,048.4    1,053.3    1,074.3       951.6
 Marketing and selling expenses...............     175.9         170.8       245.1        266.5      256.7      258.2       227.8
 Administrative expenses......................      49.0          46.0        64.1         53.1       54.5       54.5        46.9
 Research and development expenses............       5.9           5.8         7.9          8.6        8.1        8.8        10.7
 Other (income) expenses......................       0.8          (0.2)       (2.9)         2.5        0.2         --         4.3
 Special items................................     136.6          28.1        42.5         12.6       37.2         --          --
                                                --------      --------    --------     --------    --------   --------   --------
   Total costs and expenses...................   1,076.1       1,001.2     1,334.7      1,391.7    1,410.0    1,395.8     1,241.3
                                                --------      --------    --------     --------    --------   --------   --------
Earnings (loss) before interest and taxes.....     (71.8)         42.7        22.6        116.6       89.0      108.5        79.3
 Interest expense.............................      32.7           4.3        13.4          1.6        1.1        2.0         1.3
 Interest income..............................       0.5           0.3         0.4          0.6        0.3        0.2         0.7
                                                --------      --------    --------     --------    --------   --------   --------
Earnings (loss) before taxes..................    (104.0)         38.7         9.6        115.6       88.2      106.7        78.7
Taxes on earnings.............................      19.7          20.4        15.4         37.5       27.3       35.7        25.4
                                                --------      --------    --------     --------    --------   --------   --------
Earnings (loss) before cumulative effect of
 accounting change............................    (123.7)         18.3        (5.8)        78.1       60.9       71.0        53.3
Cumulative effect of accounting change........        --          (0.6)       (0.6)          --         --         --          --
                                                --------      --------    --------     --------    --------   --------   --------
Net earnings (loss)...........................  $ (123.7)     $   17.7    $   (6.4)    $   78.1    $  60.9    $  71.0    $   53.3
                                                ========      ========    ========     ========    ========   ========   ========
Earnings (loss) per share basic...............  $  (2.72)     $   0.39    $  (0.14)
Weighted average shares
 outstanding -- basic.........................      45.5          45.5        45.5
Earnings (loss) per share assuming dilution...  $  (2.72)(3)  $   0.39    $  (0.14)(3)
Weighted average shares
 outstanding -- assuming dilution.............      45.5          46.0        45.5
BALANCE SHEET DATA (END OF PERIOD)
Cash and cash equivalents.....................  $   26.9      $   13.6    $   16.3     $    9.4    $   5.6    $   1.8    $    5.0
Working capital...............................     190.9          74.5       125.9         83.1      116.9      157.8       138.6
Total assets..................................     824.0         949.9       959.3        895.1      923.3      923.7       855.4
Total debt....................................     588.2         503.7       571.4          2.4        3.4        5.3        13.5
Shareowners' equity (deficit).................     (17.9)        132.9       106.6        632.3      659.9      693.7       615.3
OTHER FINANCIAL DATA
Ratio of earnings to fixed charges(1).........        --(4)                    1.6x        26.3x      21.9x      20.2x       17.2x
Pro forma ratio of earnings to fixed charges
 (2)..........................................        --(4)                    0.5x

---------------
(1) For purposes of determining the ratio of earnings to fixed charges, earnings are defined as net earnings (loss) before taxes on earnings plus fixed charges. Fixed charges consist of interest expense on our actual outstanding indebtedness, amortization of deferred financing fees and one-third of rental expense on operating leases, representing that portion of rental expense considered by us to be attributable to interest. For periods prior to the spin-off, our historical financial statements reflected minimal interest expense as there was no allocation of interest expense on Campbell's net investment.

(2) For purposes of determining the pro forma ratio of earnings to fixed charges, earnings are defined as net earnings (loss) before taxes on earnings plus fixed charges. Fixed charges, as used in this ratio, consist of pro forma interest expense and amortization of debt issue costs giving effect to the issuance of the outstanding notes and one-third of rental expense on operating leases, representing that portion of rental expense considered by us to be attributable to interest. Pro forma interest expense and amortization of debt issue costs are calculated as if the spin-off and the issuance of the outstanding notes had taken place on the first day of fiscal 1998 and the net proceeds from the issuance of the outstanding notes were used to repay a portion of the outstanding indebtedness under the senior credit facility. Pro forma interest expense, as used in this ratio, is calculated as the annual aggregate cash and non-cash interest expense based on the $500 million of debt assumed from Campbell at the spin-off as well as the $60 million incurred to repay certain intercompany payables representing advances from Campbell to Vlasic's subsidiaries, as adjusted for the issuance of the outstanding notes and the related application of proceeds. The calculation reflects interest rates of 7.0% on the debt assumed or incurred in connection with the spin-off and 10.25% on the outstanding notes.

(3) Excludes potentially dilutive shares as the result would be antidilutive.

(4) As a result of our net loss for the nine months ended May 2, 1999 (principally attributable to special items of $136.6 million) the ratio of earnings to fixed charges and the pro forma ratio of earnings to fixed charges were less than 1:1 for such period. In order to achieve a ratio of earnings to fixed charges and a pro forma ratio of earnings to fixed charges of 1:1, we would have had to generate additional earnings for the nine months ended May 2, 1999 of $103.3 and $109.7 million, respectively.

                        PRO FORMA FINANCIAL INFORMATION

     The Pro Forma Consolidated Statements of Earnings for the nine months ended May 2, 1999 and May 3, 1998 and for the year ended August 2, 1998 present our consolidated results of operations, assuming that the divestiture of our Swift-Armour Argentine beef business and the offering of the outstanding notes occurred as of the beginning of the periods presented. The Pro Forma Consolidated Balance Sheet as of May 2, 1999 presents our consolidated financial position assuming that the divestiture and the offering of the outstanding notes had been completed as of that date.

     In addition, the Pro Forma Consolidated Statements of Earnings for the nine months ended May 2, 1998 and for the year ended August 2, 1998 present our consolidated results, assuming that the spin-off from Campbell had occurred as of the beginning of the periods presented and reflects interest expense on the incremental debt incurred as of the spin-off.

     The Pro Forma Financial Information presented is for informational purposes only and is not intended to be indicative of the results of operations that would have occurred had the divestiture been consummated as of the beginning of the periods presented, and had we been independent as of the beginning of the periods presented nor is it intended to be indicative of our future results of operations or financial position.

           PRO FORMA CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)
                   (IN MILLIONS EXCEPT FOR PER SHARE AMOUNTS)

                                                                    NINE MONTHS ENDED MAY 2, 1999
                                                         ---------------------------------------------------
                                                                                           AS
                                                                                        ADJUSTED
                                                                                         FOR THE
                                                                        DIVESTED       OUTSTANDING     PRO
                                                          ACTUAL     BUSINESS(1)(2)     NOTES(3)      FORMA
                                                          ------     --------------    -----------    -----
Net sales..............................................  $1,004.3       $(137.5)                      $866.8
Costs and expenses
  Cost of products sold................................     707.9        (119.7)                       588.2
  Marketing and selling expenses.......................     175.9         (12.5)                       163.4
  Administrative expenses..............................      49.0          (2.5)                        46.5
  Research and development expenses....................       5.9            --                          5.9
  Other (income) expenses..............................       0.8          (0.6)                         0.2
  Special items........................................     136.6        (140.0)                        (3.4)
                                                         --------       -------                       ------
    Total costs and expenses...........................   1,076.1        (275.3)                       800.8
                                                         --------       -------                       ------
Earnings (loss) before interest and taxes..............     (71.8)        137.8                         66.0
  Interest expense.....................................      32.7          (5.3)         $   6.4        33.8
  Interest income......................................       0.5            --                          0.5
                                                         --------       -------          -------      ------
Earnings (loss) before taxes...........................    (104.0)        143.1             (6.4)       32.7
Taxes on earnings......................................      19.7           0.6             (2.4)       17.9
                                                         --------       -------          -------      ------
Net earnings (loss)....................................  $ (123.7)      $ 142.5          $  (4.0)     $ 14.8
                                                         ========       =======          =======      ======
Earnings (Loss) Per Share
  Per share -- basic...................................  $  (2.72)                                    $ 0.33
  Weighted average shares outstanding -- basic.........      45.5                                       45.5
  Per share -- assuming dilution.......................  $  (2.72)                                    $ 0.32
  Weighted average shares outstanding -- assuming
    dilution...........................................      45.5(4)                                    45.7

                 See Notes to Pro Forma Financial Information.

           PRO FORMA CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)
                   (IN MILLIONS EXCEPT FOR PER SHARE AMOUNTS)

                                                                   NINE MONTHS ENDED MAY 3, 1998
                                                  ----------------------------------------------------------------
                                                                                                AS
                                                                               PRO FORMA     ADJUSTED
                                                                               INTEREST       FOR THE
                                                                DIVESTED       PRIOR TO     OUTSTANDING     PRO
                                                   ACTUAL    BUSINESS(1)(2)   SPIN-OFF(5)    NOTES(3)      FORMA
                                                   ------    --------------   -----------   -----------    -----
Net sales.......................................  $1,043.9      $ (150.6)                                 $  893.3
Costs and expenses
  Cost of products sold.........................     750.7        (140.6)                                    610.1
  Marketing and selling expenses................     170.8         (12.4)                                    158.4
  Administrative expenses.......................      46.0          (2.9)                                     43.1
  Research and development expenses.............       5.8            --                                       5.8
  Other (income) expenses.......................      (0.2)          4.5                                       4.3
  Special items.................................      28.1            --                                      28.1
                                                  --------      --------                                  --------
    Total costs and expenses....................   1,001.2        (151.4)                                    849.8
                                                  --------      --------                                  --------
Earnings (loss) before interest and taxes.......      42.7           0.8                                      43.5
  Interest expense..............................       4.3          (5.0)      $   25.6      $    6.2         31.1
  Interest income...............................       0.3          (0.2)                                      0.1
                                                  --------      --------       --------      --------     --------
Earnings (loss) before taxes....................      38.7           5.6          (25.6)         (6.2)        12.5
Taxes on earnings...............................      20.4           1.6           (7.6)         (2.4)        12.0
                                                  --------      --------       --------      --------     --------
Earnings (loss) before cumulative effect of
  accounting change(6)..........................  $   18.3      $    4.0       $  (18.0)     $   (3.8)    $    0.5
                                                  ========      ========       ========      ========     ========
Earnings (Loss) Before Cumulative Effect of
  Accounting Change Per Share Per
  share -- basic................................  $   0.40                                                $   0.01
  Weighted average shares
    outstanding -- basic........................      45.5                                                    45.5
  Per share -- assuming dilution................  $   0.40                                                $   0.01
  Weighted average shares outstanding --
    assuming dilution...........................      46.0                                                    46.0

                 See Notes to Pro Forma Financial Information.

           PRO FORMA CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)
                   (IN MILLIONS EXCEPT FOR PER SHARE AMOUNTS)

                                                                      YEAR ENDED AUGUST 2, 1998
                                                   ----------------------------------------------------------------
                                                                                                 AS
                                                                                PRO FORMA     ADJUSTED
                                                                                INTEREST       FOR THE
                                                                 DIVESTED       PRIOR TO     OUTSTANDING     PRO
                                                    ACTUAL    BUSINESS(1)(2)   SPIN-OFF(5)    NOTES(3)      FORMA
                                                    ------    --------------   -----------   -----------    -----
Net sales........................................  $1,357.3      $ (197.3)                                 $1,160.0
Costs and expenses
  Cost of products sold..........................     978.0        (184.7)                                    793.3
  Marketing and selling expenses.................     245.1         (16.8)                                    228.3
  Administrative expenses........................      64.1          (4.0)                                     60.1
  Research and development expenses..............       7.9            --                                       7.9
  Other (income) expenses........................      (2.9)          8.3                                       5.4
  Special items..................................      42.5            --                                      42.5
                                                   --------      --------                                  --------
    Total costs and expenses.....................   1,334.7        (197.2)                                  1,137.5
                                                   --------      --------                                  --------
Earnings (loss) before interest and taxes........      22.6          (0.1)                                     22.5
  Interest expense...............................      13.4          (6.6)      $   25.6      $    9.6         42.0
  Interest income................................       0.4          (0.2)                                      0.2
                                                   --------      --------       --------      --------     --------
Earnings (loss) before taxes.....................       9.6           6.3          (25.6)         (9.6)       (19.3)
Taxes on earnings................................      15.4           2.2           (7.6)         (3.6)         6.4
                                                   --------      --------       --------      --------     --------
Earnings (loss) before cumulative effect of
  accounting change(6)...........................  $   (5.8)     $    4.1       $  (18.0)     $   (6.0)    $  (25.7)
                                                   ========      ========       ========      ========     ========
Earnings (Loss) Before Cumulative Effect of
  Accounting Change
  Per Share
  Per share -- basic.............................  $  (0.13)                                               $  (0.56)
  Weighted average shares outstanding -- basic...      45.5                                                    45.5
  Per share -- assuming dilution.................  $  (0.13)                                               $  (0.56)
  Weighted average shares outstanding -- assuming
    dilution(4)..................................      45.5                                                    45.5

                 See Notes to Pro Forma Financial Information.

                PRO FORMA CONSOLIDATED BALANCE SHEET (UNAUDITED)
                                 (IN MILLIONS)

                                                                             MAY 2, 1999
                                                          --------------------------------------------------
                                                                                       AS
                                                                                    ADJUSTED
                                                                                     FOR THE
                                                                      DIVESTED     OUTSTANDING
                                                          ACTUAL     BUSINESS(7)    NOTES(3)      PRO FORMA
                                                          ------     -----------   -----------    ---------
Current assets
  Cash and cash equivalents.............................  $  26.9      $  (4.0)                    $  22.9
  Accounts receivable...................................    165.9        (30.2)                      135.7
  Inventories...........................................    166.1        (25.3)                      140.8
  Other current assets..................................     18.0         (2.1)                       15.9
                                                          -------      -------                     -------
    Total current assets................................    376.9        (61.6)                      315.3
                                                          -------      -------                     -------
  Plant assets, net.....................................    367.8        (51.5)                      316.3
  Other assets, principally intangible assets, net......     79.3         (4.4)      $  11.0          85.9
                                                          -------      -------       -------       -------
Total assets............................................  $ 824.0      $(117.5)      $  11.0       $ 717.5
                                                          =======      =======       =======       =======
Current liabilities
  Notes payable.........................................  $   7.5      $  (7.5)                    $    --
  Payable to suppliers and other........................     96.1        (14.4)                       81.7
  Accrued liabilities...................................     82.4         (6.7)                       75.7
                                                          -------      -------                     -------
    Total current liabilities...........................    186.0        (28.6)                      157.4
                                                          -------      -------                     -------
Long-term debt..........................................    580.7        (82.0)      $  11.0         509.7
Deferred income taxes...................................     25.9         (6.9)                       19.0
Other liabilities.......................................     49.3           --                        49.3
                                                          -------      -------       -------       -------
  Total liabilities.....................................    841.9       (117.5)         11.0         735.4
                                                          -------      -------       -------       -------
Shareowners' equity (deficit)
  Preferred stock, no par value, authorized 4.0 shares;
    none issued.........................................       --           --                          --
  Common stock, no par value; authorized 56.0 shares;
    issued shares 45.5..................................    137.8           --                       137.8
  Accumulated deficit...................................   (148.8)          --                      (148.8)
  Accumulated other comprehensive earnings (loss).......     (6.9)          --                        (6.9)
                                                          -------      -------                     -------
    Total shareowners' equity (deficit).................    (17.9)          --                       (17.9)
                                                          -------      -------       -------       -------
Total liabilities and shareowners' equity (deficit).....  $ 824.0      $(117.5)      $  11.0       $ 717.5
                                                          =======      =======       =======       =======

                 See Notes to Pro Forma Financial Information.

                    NOTES TO PRO FORMA FINANCIAL INFORMATION

(1) Eliminates the results of operations of our Swift-Armour Argentine beef business as if the divestiture had been completed as of the beginning of the period presented.

(2) Gives effect to pro forma interest expense to reflect the application of the estimated net proceeds from the divestiture of our Argentine beef business as a reduction of long-term debt as if the divestiture had been completed as of the beginning of the periods presented. The calculation reflects interest rates of 7.2% and 6.9% for the nine months ended May 2, 1999 and May 3, 1998 and 6.7% for the year ended August 2, 1999. The related tax impact of the pro forma interest expense is included within taxes on earnings.

(3) Adjusted for the issuance of the outstanding notes and the application of the net proceeds. Pro forma interest expense reflects an interest rate of 10.25% on the outstanding notes.

(4) Excludes potentially dilutive shares, as the result would be antidilutive.

(5) Gives effect to pro forma interest expense on the $500 million of debt assumed from Campbell at the spin-off as well as the $60 million incurred to repay certain intercompany payables representing advances from Campbell to our subsidiaries. Pro forma interest expense was adjusted to reflect the spin-off as if it had been completed as of the beginning of the periods presented. The calculation reflects an interest rate of 7% for the nine months ended May 3, 1998 and the year ended August 2, 1998.

(6) Excludes the cumulative effect of a change in accounting principle of $0.6 million relating to the write-off of previously capitalized business process reengineering costs in accordance with EITF 97-13. For all periods presented, the cumulative effect of accounting change on a per share basis for both basic and diluted was $0.01.

(7) Eliminates the net assets of our Argentine beef business as if the divestiture had been completed as of the balance sheet date. The estimated net proceeds from disposition are reflected as a reduction of long-term debt outstanding.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis includes the historical results of our operations and financial condition. This discussion and analysis should be read in conjunction with our historical financial statements and the related accompanying notes appearing elsewhere in the prospectus.

INTRODUCTION

     On March 30, 1998, Campbell distributed one share of Vlasic common stock to shareowners of Campbell for every ten shares of Campbell capital stock held at the record date in a tax-free distribution (the "spin-off"). At the time of the spin-off, we began operations as a separate independent publicly-owned company. In connection with the spin-off, Campbell contributed the following businesses:
Swanson frozen foods in the United States and Canada, Vlasic pickles, Open Pit barbecue sauce, Campbell mushrooms in the U.S., Freshbake and non-branded frozen foods and SonA and Rowats pickles and beans in the United Kingdom, Swift and non-branded processed beef in Argentina and Kattus gourmet foods distribution (the "Kattus business") in Germany. Our historical financial statements at dates and for periods ended prior to the date of the spin-off present the combined historical financial position, results of operations and cash flows of these businesses. We sold the Kattus business in January 1999 and our Argentine beef business, Swift-Armour, in July 1999. Prior to the spin-off, the businesses contributed by Campbell had been separately managed within multiple Campbell business divisions.

     In connection with the spin-off, we incurred incremental debt of approximately $560 million under a five-year $750 million unsecured revolving credit facility, consisting of $500 million of indebtedness assumed from Campbell and $60 million incurred to repay certain intercompany payables representing advances from Campbell to subsidiaries of Vlasic. On a historical basis, we were not allocated any amount of Campbell's debt and our historical financial statements prior to the spin-off do not reflect the interest expense associated with the debt incurred in connection with the spin-off. Therefore, we believe that pro forma earnings, reflecting pro forma interest expense as if the spin-off had occurred at the beginning of fiscal 1997, provide more meaningful comparisons than our historical financial statements.

     Our results have also been affected to a significant extent by a number of unusual and special, cash and non-cash charges, including: (a) restructuring charges associated with the implementation of our strategies of reducing costs, improving operational efficiencies and divesting non-strategic assets; (b) duplicative expenses arising from transition service charges from Campbell for certain services (such as payroll, employee benefits administration, information technology, research and development, customer service and accounting services) which overlapped our internal expenses until the completion of our infrastructure; (c) costs incurred by us for the development of an independent information technology structure; (d) losses on divestiture of the Kattus business and of Swift-Armour in Argentina; and (e) tax on repatriation of foreign dividends.

     For periods prior to the spin-off, our historical financial statements reflect expenses allocated by Campbell for selling, general and administrative services (including finance, legal, information systems, research and development, benefits, facilities and shared sales and distribution support). Such expenses were allocated based on net sales, utilization or other methods. The allocated expenses for these services are not necessarily indicative of the expenses that we would have incurred had we been a separate, independent entity that managed these functions. As described above, Campbell had been providing certain of these services to us on a transitional basis since the spin-off. We have established a new corporate infrastructure to operate on a stand-alone basis, and as of April 1999 we had substantially completed all of the operating and management systems and capabilities necessary to handle internally the services that had previously been provided by Campbell.

     The discussion below summarizes the significant factors affecting our consolidated operating results, financial condition and liquidity for the fiscal years ended August 2, 1998, August 3, 1997 and July 28, 1996 and for the nine months ended May 2, 1999 and May 3, 1998. The results of operations for the periods prior to the spin-off may not necessarily be indicative of the results of operations that would have occurred if we had operated as an independent company prior to the spin-off and are not necessarily indicative of our future performance. The results for the nine months ended May 2, 1999 are not necessarily indicative of the results of operations to be expected for the full year. The following discussion of results of operations and liquidity and capital resources should be read in conjunction with our historical and pro forma consolidated financial statements and the related accompanying notes appearing elsewhere in this prospectus. Unless otherwise noted, fiscal years in the discussion below refer to our fiscal years ended on the Sunday closest to July 31.

RESULTS OF OPERATIONS

  OVERVIEW

     Net sales for the first nine months of fiscal 1999 were $1.0 billion, a decrease of 3.8% from net sales in the first nine months of fiscal 1998. Excluding sales from the divested Kattus business, net sales decreased 3.2% in the first nine months of fiscal 1999 compared to last year. Net sales for the third quarter of fiscal 1999 were $320.6 million, versus $320.7 million a year ago. Excluding sales from the divested Kattus business, sales increased 5.3% in the third quarter compared to last year.

     Net earnings (loss) for the first nine months of fiscal 1999 were $(123.7) million compared to $17.7 million for the first nine months of fiscal 1998. Included within this fiscal 1999 net loss were the following special items and one-time costs (credits):

     - $140.0 million non-cash impairment loss associated with the then pending divestiture of the Swift-Armour Argentine beef business;

     - $(3.2) million loss (gain) on the January 1999 sale of the Kattus business;

     - $3.0 million restructuring charge pertaining to the closure of the Dublin, Georgia mushroom farm;

     - $(3.2) million charge (benefit) from completion of the fiscal 1998 restructuring program at amounts less than originally planned;

     - $7.0 million tax charge for the impact of the repatriation of foreign dividends; and

     - $7.0 million one-time costs ($4.4 million after tax) for duplicative administrative transition costs and costs related to the development of our information technology infrastructure.

     Excluding the special items, one-time charges and tax impact of repatriated dividends described above, net earnings for the first nine months of fiscal 1999 were $24.3 million, or $0.54 per diluted share. On a comparable basis, excluding special items of $28.1 million ($21.8 million net of tax) and one-time costs of $5.5 million ($3.7 million net of tax) recorded during the first nine months of fiscal 1998, pro forma net earnings, as adjusted for interest expense, were $25.9 million, or $0.56 per diluted share. On May 24, 1999, we announced that we expect our operating earnings (excluding special items) for our Swanson and Vlasic businesses will be approximately flat in fiscal 1999 compared to fiscal 1998. However, as with all forward-looking information, our actual results could differ.

     The historical financial statements for the first nine months of fiscal 1998 reflected minimal interest expense prior to the spin-off, as there was no allocation of interest expense on Campbell's net investment. Subsequent to the spin-off, interest expense included interest on the debt assumed from Campbell as well as the debt related to the increase in working capital. We believe that pro forma earnings, reflecting pro forma interest expense for the spin-off, provide more meaningful comparisons. Assuming that the spin-off had been consummated as of the beginning of fiscal 1998, pro forma net interest expense would have been approximately $29.6 million for the first nine months of fiscal 1998.

     Net sales for the fiscal year ended August 2, 1998 were $1.4 billion, a decrease of 10.0% from net sales of $1.5 billion for the fiscal year ended August 3, 1997 (or down 8.3% from fiscal 1997 on a comparable 52 week basis). The net loss of $6.4 million for fiscal 1998 represented an $84.5 million decrease in net earnings from fiscal 1997. The fiscal 1998 net loss included:

     - the 1998 fourth quarter special charge of $14.4 million for the impairment loss on assets of the Kattus business in Germany;

     - the 1998 third quarter restructuring charge of $28.1 million ($21.8 million after tax or $0.48 per share); and

     - several unusual and transition charges totaling $17.5 million ($11.2 million after tax or $0.24 per share), including start-up costs associated with new technology at our Vlasic pickle production facilities; marketing costs in the Kattus business relating to the stimulation of demand that was required as a result of significant disruptions caused by information systems implementation issues during 1996; costs incurred in the development of an independent information technology capability; and duplicative internal expenses arising from transition service charges from Campbell for certain services which overlapped internal expenses incurred by us as we completed our infrastructure.

CONSOLIDATED STATEMENTS OF EARNINGS

     The following table sets forth certain items in our consolidated statements of earnings as percentages of our net sales for the periods indicated:

                                            NINE MONTHS
                                               ENDED                FISCAL YEAR ENDED
                                          ----------------   --------------------------------
                                          MAY 2,    MAY 3,   AUGUST 2,   AUGUST 3,   JULY 28,
                                           1999      1998      1998        1997        1996
                                          ------    ------   ---------   ---------   --------
Net sales...............................  100.0%    100.0%     100.0%      100.0%     100.0%
                                          -----     -----      -----       -----      -----
Cost of products sold...................   70.5%     71.9%      72.0%       69.5%      70.3%
Marketing and selling expenses..........   17.5%     16.4%      18.1%       17.7%      17.1%
Administrative expenses.................    4.9%      4.4%       4.7%        3.5%       3.6%
Research and development expenses.......    0.6%      0.6%       0.6%        0.6%       0.6%
Other (income) expenses.................    0.1%      0.0%      (0.2)%       0.2%       0.0%
Special items...........................   13.5%      2.6%       3.1%        0.8%       2.5%
                                          -----     -----      -----       -----      -----
     Total costs and expenses...........  107.1%     95.9%      98.3%       92.3%      94.1%
                                          -----     -----      -----       -----      -----
Earnings (loss) before interest and
  taxes.................................   (7.1)%     4.1%       1.7%        7.7%       5.9%
                                          =====     =====      =====       =====      =====

  NINE MONTHS ENDED MAY 2, 1999 COMPARED TO NINE MONTHS ENDED MAY 3, 1998

     NET SALES. Net sales of $1.0 billion in the first nine months of fiscal 1999 decreased 3.8% from net sales of the first nine months of fiscal 1998. Excluding sales from the divested Kattus business, net sales decreased 3.2% in the first nine months of fiscal 1999 compared to last year. The sales decrease was primarily driven by sales declines in our international businesses, particularly our businesses in the U.K. and, prior to the sale of Swift-Armour, in Argentina, which was partially offset by sales increases in our core Swanson and Vlasic businesses.

     COST OF PRODUCTS SOLD. Cost of products sold as a percentage of net sales decreased to 70.5% in the first nine months of fiscal 1999 compared to 71.9% in the same period of the prior year resulting primarily from lower cattle costs in Argentina in the first nine months of fiscal 1999 and cost savings in the Swanson and Vlasic plants, which were partially offset by yield problems at a few of our mushroom farms.

     MARKETING AND SELLING EXPENSES. Marketing and selling expenses as a percentage of net sales increased in the first nine months of fiscal 1999 to 17.5% from 16.4% in the first nine months of fiscal 1998. This increase was primarily caused by greater trade spending resulting from heavier promotions and new product introductions such as Vlasic Hamburger Stackers and the relaunch of the Swanson frozen fried chicken line. Partially offsetting this increase was lower selling costs in the first nine months of fiscal 1999 compared to the same period last year.

     ADMINISTRATIVE EXPENSES. Administrative expenses as a percentage of net sales increased in the first nine months of fiscal 1999 to 4.9% from 4.4% in the same period of the prior year primarily as a result of duplicative administrative transition costs and costs related to the development of our information technology infrastructure experienced in the first and second quarters of fiscal 1999 which were partially offset by a reduction in incentive plan programs.

     RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses as a percentage of net sales remained unchanged in the first nine months of fiscal 1999 compared to the same period of fiscal 1998.

     OTHER (INCOME) EXPENSES. Other (income) expenses in the first nine months of fiscal 1998 included a gain on a fire insurance settlement, which was partially offset by expenses pertaining to a Campbell-related long term incentive program that ended in fiscal 1998.

     SPECIAL ITEMS. During the first nine months of fiscal 1999, special items of $136.6 million were recorded which included the following:

     - $140.0 million non-cash impairment loss associated with the then pending divestiture of the Swift-Armour Argentine beef business;

     - $3.0 million restructuring charge pertaining to the closure of the Dublin, Georgia mushroom farm;

     - $(3.2) million charge (benefit) from completion of the fiscal 1998 restructuring program at amounts less than originally planned; and

     - $(3.2) million loss (gain) on the January 1999 sale of the Kattus business.

     A special charge of $28.1 million ($21.8 million after tax) was recorded in the third quarter of fiscal 1998 to cover the costs of a restructuring program. The restructuring program was designed to improve operational efficiency by exiting certain U.S. and European administrative offices and production facilities and was completed in the third quarter of fiscal 1999. These charges are described below under "Special Items."

     EARNINGS (LOSS) BEFORE INTEREST AND TAXES. The loss before interest and taxes in the first nine months of fiscal 1999 was ($71.8) million compared to earnings before interest and taxes of $42.7 million in the first nine months of fiscal 1998. Excluding the fiscal 1999 and 1998 special items discussed above, earnings before interest and taxes were $64.8 million, or 6.5% of net sales, in the first nine months of fiscal 1999, compared to earnings before interest and taxes of $70.8 million, or 6.8% of net sales in the first nine months of fiscal 1998. The net decrease from the same period in the prior year was driven by:

     - duplicative administrative transition costs and costs related to the development of our information technology infrastructure experienced in the first and second quarters of fiscal 1999;

     - increased marketing and advertising costs; and

     - yield problems at a few of our mushroom farms; partially offset by

     - improvements in Argentine cattle costs experienced in the first nine months of fiscal 1999 compared to the same period of fiscal 1998; and

     - lower incentive plan expense in fiscal 1999.

     INTEREST EXPENSE, NET. Interest expense, net, for the first nine months of fiscal 1999 was $32.2 million. The historical financial statements for the first nine months of fiscal 1998 reflected minimal interest expense prior to the spin-off as there was no allocation of interest expense on Campbell's net investment. Subsequent to the spin-off, interest expense included interest on the $500 million of debt assumed from Campbell as well as the $60 million incurred to repay certain intercompany payables representing advances from Campbell to Vlasic's subsidiaries. We believe that pro forma earnings, reflecting pro forma interest expense for the spin-off, provide more meaningful comparisons. Assuming that the spin-off had been consummated as of the beginning of fiscal 1998, pro forma net interest expense would have been approximately $29.6 million for the first nine months of fiscal 1998.

     TAXES ON EARNINGS. Included in taxes on earnings for the first nine months of fiscal 1999 was $7.0 million for the impact of the repatriation of foreign dividends. Excluding the impact of our special items and the $7.0 million tax charge related to dividend repatriation, the effective tax rate was 38.9% in first nine months of fiscal 1999 compared to 40.0% in the first nine months of fiscal 1998. For fiscal year 1999, we expect an effective tax rate of approximately 39% which includes the impact of a new minimum tax law imposed by the Argentine government in December 1998 on business assets in that country. For fiscal year 1998, we had an effective tax rate of 41.5% excluding special items.

     CUMULATIVE EFFECT OF ACCOUNTING CHANGE. In the second quarter of fiscal 1998, we recorded the cumulative effect of an accounting change of $0.6 million, after tax, for the adoption of the Emerging Issues Task Force (EITF) Issue 97-13, "Accounting for Costs Incurred in Connection with Consulting Contract that Combines Business Process Reengineering and Information Technology Transformation."

  FISCAL YEAR ENDED AUGUST 2, 1998 COMPARED TO FISCAL YEAR ENDED AUGUST 3, 1997

     NET SALES. Net sales of $1.4 billion in fiscal 1998 decreased 10.0% from net sales of $1.5 billion for fiscal 1997 (down 8.3% from fiscal 1997 on a comparable 52 week basis). The sales decrease was primarily due to lower sales in the Swanson U.S. frozen food and Vlasic pickle businesses. The decreased volumes were driven about equally by a reduction of retail inventories in connection with our efforts to align shipments with consumption and by reduced consumption driven by a lack of product innovation and advertising support. Declines in exports from Swift-Armour as well as the U.K. frozen and the Kattus businesses contributed to the decline in net sales.

     COST OF PRODUCTS SOLD. Cost of products sold as a percentage of net sales increased by 2.5 points to 72.0% in fiscal 1998, up from 69.5% in fiscal 1997, as a result of the highest cattle costs in over a decade in Argentina and start-up costs associated with new technology at the pickle plants and lower absorption of fixed costs, offset by benefits of continuing manufacturing efficiency programs.

     MARKETING AND SELLING EXPENSES. Marketing and selling expenses as a percentage of net sales increased in fiscal 1998 to 18.1% from 17.7% in fiscal 1997, principally due to increased selling expense for Swanson U.S. frozen food.

     ADMINISTRATIVE EXPENSES. Administrative expenses as a percentage of net sales increased 1.2 points in fiscal 1998 to 4.7% from 3.5% in fiscal 1997, as a result of duplicative transition related costs and initial costs related to the development of our information technology infrastructure.

     RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses as a percentage of net sales were unchanged in fiscal 1998 compared to fiscal 1997.

     OTHER (INCOME) EXPENSES. Other income, net, in fiscal 1998 was $2.9 million compared to $2.4 million of other expense, net, in fiscal 1997. The variance was principally attributable to reduced expense associated with the Campbell long-term incentive plan.

     SPECIAL ITEMS. Restructuring charges and impairment losses of $42.5 million ($36.2 million after tax) were recorded in fiscal 1998 and restructuring charges of $12.6 million ($7.8 million after tax) were recorded in fiscal 1997. These charges are described below under "Special Items."

     EARNINGS (LOSS) BEFORE INTEREST AND TAXES. Earnings before interest and taxes as a percentage of net sales were 1.7% in fiscal 1998 compared to 7.7% in fiscal 1997. Excluding the restructuring charges and the impairment loss described below under "Special Items," earnings before interest and taxes would have been 4.8% of net sales in fiscal 1998 compared to 8.6% in fiscal 1997. The decrease was primarily driven by:

     - lower consumption linked to lack of innovation and advertising support;

     - the alignment of shipments with consumption;

     - higher cattle costs in Argentina;

     - fiscal year 1998 operating losses of $6.7 million in the Kattus business; and

     - several unusual and transition charges totaling $17.5 million ($11.2 million after tax).

     The unusual and transition charges described above included $7.3 million of start-up costs associated with new technology at our Vlasic pickle production facilities; $1.0 million of marketing costs in the Kattus business relating to the stimulation of demand that was required as a result of significant disruptions caused by an information systems conversion during 1996; and $9.2 million for costs incurred in the development of an independent information technology capability and duplicative expenses arising from transition service charges from Campbell for certain services (such as payroll, employee benefits administration, information technology, research and development, customer service and accounting services) which overlapped expenses incurred by us as we completed our infrastructure.

     INTEREST EXPENSE. Our historical financial statements reflected minimal interest expense prior to the spin-off as there was no allocation of interest expense on Campbell's net investment. Subsequent to the spin-off, interest expense included interest on the $500 million of debt assumed from Campbell as well as the $60 million incurred to repay certain intercompany payables representing advances from Campbell to Vlasic's subsidiaries. We believe that pro forma earnings, reflecting pro forma interest expense for the spin-off, provide more meaningful comparisons. Assuming that the spin-off had been consummated as of the beginning of fiscal 1997, pro forma net interest expense would have been approximately $38.6 million for fiscal 1998 and approximately $40.1 million for fiscal 1997.

     TAXES ON EARNINGS. Excluding the restructuring charges and impairment loss described below under "Special Items," the effective tax rates would have been 41.5% and 33.0% for fiscal 1998 and fiscal 1997, respectively. The higher tax rate in fiscal 1998 was driven by losses in Germany which generated no tax benefit and lower earnings in Argentina where the effective tax rates were reduced by export rebates and other tax incentives which lower taxable income.

     A valuation allowance was recorded as a reduction to our estimate of the deferred tax assets relating to non-U.S. tax loss carryforwards due to the uncertainty of the ultimate realization of future benefits from such assets. These deferred tax assets pertained to our operations in Argentina, frozen foods business in the U.K. and the Kattus business in Germany. The uncertainty surrounding the use of U.K. tax loss carryforwards stemmed from significant tax law restrictions regarding their use. Moreover, the limited tax loss carryforward periods and exclusion from current taxable income of export rebates created uncertainty about whether we would be able to utilize our tax loss carryforwards from our operations in Argentina. Finally, the German tax loss carryforwards were not expected to be utilized prior to the sale of the Kattus business.

     CUMULATIVE EFFECT OF ACCOUNTING CHANGE. Fiscal 1998 was also impacted by the second quarter fiscal 1998 cumulative effect of an accounting change of $0.6 million after tax for the adoption of EITF Issue 97-13, "Accounting for Costs Incurred in Connection with Consulting Contract that Combines Business Process Reengineering and Information Technology Transformation."

  FISCAL YEAR ENDED AUGUST 3, 1997 COMPARED TO FISCAL YEAR ENDED JULY 28, 1996

     NET SALES. Net sales of $1.5 billion in fiscal 1997 increased 0.6% from fiscal 1996 (down 1.3% from fiscal 1996 on a comparable 52 week basis). Volume declines offset higher selling prices, and changes in foreign currency rates had no impact. Overall volume was flat (down 1.9% on a comparable 52 week basis) as strong growth in Swanson U.S. (particularly frozen dinners), contract manufacturing for Campbell Foodservice and fresh mushrooms was more than offset by declines in the Kattus business, Argentine frozen cooked beef and Vlasic pickles.

     COST OF PRODUCTS SOLD. Cost of products sold as a percentage of net sales improved in fiscal 1997 by 0.8 points from 70.3% to 69.5%. Productivity gains in Swanson, Freshbake in the U.K. and Vlasic pickles as well as the benefit of higher selling prices were mitigated by higher mushroom and beef costs and lower margins in the Kattus business.

     MARKETING AND SELLING EXPENSES. Marketing and selling expenses increased in fiscal 1997 to 17.7% of net sales from 17.1% in fiscal 1996. The principal cause was higher trade spending for Swanson U.S.

     ADMINISTRATIVE AND RESEARCH AND DEVELOPMENT EXPENSES. Administrative and research and development expenses, as a percentage of net sales, were down 0.1 points in fiscal 1997 to 3.5% and 0.6%, respectively.

     OTHER (INCOME) EXPENSES. Other expenses, net, increased by $2.3 million in fiscal 1997 due to higher accruals for long-term incentive plan charges related to the increase in the market price of Campbell common stock.

     SPECIAL ITEMS. Restructuring charges of $12.6 million ($7.8 million after tax) were recorded in the first quarter of 1997 and $37.2 million ($22.8 million after tax) were recorded in the fourth quarter of fiscal 1996. Such charges are described below under "Special Items."

     TAXES ON EARNINGS. The effective income tax rate was 32.4% in fiscal 1997 compared to 31.0% in fiscal 1996. Excluding restructuring charges, the rate was 33.0% in fiscal 1997 and 33.3% in fiscal 1996.

SPECIAL ITEMS

     A special charge of $3 million was recorded in the third quarter of fiscal 1999 associated with the closure of the Dublin, Georgia mushroom farm. The farm was identified for closure due to the high costs of production and mechanical harvesting methodology that prevents it from producing high quality retail mushrooms. As part of the closure, approximately 70 people were severed. The assets were written down to the estimated fair value less costs to sell. The $3 million cost of the program included $2.4 million of non-cash charges for losses on the disposition of plant assets and $0.6 million principally related to severance and employee benefit costs that will be paid in cash. This restructuring program is expected to be completed by the third quarter of fiscal 2000.

     As part of our portfolio reconfiguration program, during the third quarter of fiscal 1999 we entered into a divestiture agreement to sell our Argentine beef business, Swift-Armour. We received approval for the transaction from our Board of Directors on May 24, 1999. The divestiture was completed in July 1999. The carrying value of the Argentine beef assets was reduced to fair value based on the sale price less costs to sell. Third quarter of fiscal 1999 results included a $140.0 million charge against Special items within the Statement of Earnings to reduce the assets held for sale to fair value of which $6.2 million represented a charge for goodwill impairment with the balance of the charge recorded against plant assets.

     Special items of $42.5 million ($36.2 million after tax) were recorded in fiscal 1998. A special charge of $28.1 million ($21.8 million after tax) was recorded in the third quarter of fiscal 1998 to cover the costs of a restructuring program. The restructuring program was designed to improve operational efficiency by exiting certain U.S. and European administrative offices and production facilities. The restructuring program provided for the reduction of our worldwide workforce by approximately 425 full-time administrative and operational positions. In September 1998 we sold our Peterlee frozen foods facility in the United Kingdom. Additionally during November 1998, we commenced closing our seasonal pickle plant in Bridgeport, Michigan. The plant employed approximately 25 full time workers and an additional 375 seasonal workers from May through September. The restructuring charge included approximately $11.6 million primarily related to severance and employee benefit costs that will be paid in cash. The balance of the restructuring charge, amounting to $16.5 million, related to non-cash charges for losses on the disposition of plant assets. This program was completed during the third quarter of fiscal 1999. Third quarter results included a $3.2 million benefit recorded against Special items within the Statement of Earnings to reverse the remaining unutilized restructuring charge. The fiscal 1998 restructuring program is expected to result in approximately $9 million in aggregate savings in fiscal 1999 primarily from reductions in plant overhead and depreciation and employee salaries and benefits.

     During the fourth quarter of fiscal 1998, we designed and began to implement a program to pursue asset reduction and cost improvement opportunities. As part of that plan, we decided to sell our Kattus business in Germany and began to actively seek buyers. The carrying value of the assets held for sale was reduced to fair value based on estimates of selling values less costs to sell. Fourth quarter 1998 earnings reflected a $14.4 million special charge to reduce assets held for sale to fair value of which approximately $10 million represented a charge for goodwill impairment with the balance of the charge recorded against the other long-lived assets. In January 1999, we sold the business for a gain on sale of $3.2 million that is recorded on the Special items line of our Statement of Earnings for the nine month period ended May 2, 1999.

     A special charge of $12.6 million ($7.8 million after tax) was recorded in the first quarter of fiscal 1997 to cover the costs of a restructuring program. The program was completed during the first quarter of fiscal 1998. The restructuring program was designed to improve our operational efficiency by closing various U.S. pickle facilities and reducing approximately 50 administrative and operational positions from our worldwide workforce. The restructuring charge included approximately $4.6 million in cash charges, primarily related to severance and employee benefit costs, substantially all of which was paid by the end of the first quarter of fiscal 1998. The balance of the restructuring charge, amounting to $8.0 million, related to non-cash charges for losses on the disposition of plant assets. The fiscal 1997 restructuring program resulted in approximately $10 million in aggregate savings in fiscal 1997 and fiscal 1998 from reductions in employee salaries and benefits, plant overhead and depreciation.

     A special charge of $37.2 million ($22.8 million after tax) was recorded in the fourth quarter of fiscal 1996 to cover the costs of a restructuring program designed to improve operational efficiency in the U.S. frozen foods segment (by closing the former Modesto plant, with a reduction of approximately 500 employees, and increasing production at the Omaha and Fayetteville plants) and in the Kattus business in Germany (by combining certain sales functions from two locations into the unit's headquarters). The restructuring charge included approximately $22.1 million in cash charges, primarily related to severance and employee benefit costs, and $15.1 million in non-cash charges for losses on disposition of plant assets. The program was completed in fiscal 1997.

RESULTS BY SEGMENT

     We group our businesses into three operating segments. The frozen foods segment consists of Swanson frozen foods in the United States and Canada and Freshbake frozen foods in the United Kingdom. The grocery products segment includes Vlasic retail and foodservice pickles and condiments in the United States, Open Pit barbecue sauce in the United States, SonA and Rowats pickles, canned beans and vegetables in the United Kingdom, Kattus business in Germany (which was sold in January 1999) and Swift canned meat pates and other grocery products in Argentina (which was sold in July 1999). The agricultural products segment includes the fresh mushroom business in the United States, chilled and frozen beef, frozen cooked beef and canned corned beef exported from Argentina and contract manufacturing of frozen foodservice product for Campbell's Foodservice in the United States. These operating segments are managed as strategic units due to their distinct manufacturing processes, marketing strategies and distribution channels. Corporate expenses and assets have been allocated to the segments. Intersegment sales presented below as eliminations represent the sale of beef between agricultural products and frozen foods segments.

     The following table sets forth certain segment information for the periods indicated:

                                              NINE MONTHS ENDED             FISCAL YEAR ENDED
                                             --------------------    --------------------------------
                                              MAY 2,      MAY 3,     AUGUST 2,   AUGUST 3,   JULY 28,
                                               1999        1998        1998        1997        1996
                                              ------      ------     ---------   ---------   --------
                                                                  (IN MILLIONS)
Net Sales
  Frozen Foods.............................  $  422.0    $  436.6    $  541.4    $  614.5    $  583.4
  Grocery Products.........................     329.5       342.4       477.4       538.7       561.2
  Agricultural Products....................     258.1       272.4       347.9       366.1       369.1
  Eliminations.............................      (5.3)       (7.5)       (9.4)      (11.0)      (14.7)
                                             --------    --------    --------    --------    --------
          Total............................  $1,004.3    $1,043.9    $1,357.3    $1,508.3    $1,499.0
                                             ========    ========    ========    ========    ========
Earnings (Loss) Before Interest
  and Taxes
  Frozen Foods.............................  $   39.5    $   34.2    $   31.4    $   56.3    $   15.9
  Grocery Products.........................      37.3        12.9        (2.5)       49.5        53.8
  Agricultural Products....................    (148.6)       (4.4)       (6.3)       10.8        19.3
                                             --------    --------    --------    --------    --------
          Total............................  $  (71.8)   $   42.7    $   22.6    $  116.6    $   89.0
                                             ========    ========    ========    ========    ========

  NINE MONTHS ENDED MAY 2, 1999 COMPARED TO NINE MONTHS ENDED MAY 3, 1998

     Net sales of the frozen foods segment decreased 3.4% to $422.0 million in the first nine months of fiscal 1999 compared to the first nine months of fiscal 1998. Higher Swanson U.S. volumes attributable to new fried chicken products and increased marketing efforts were partially offset by sales declines in the U.K. frozen foods business. The segment's earnings before interest and taxes were $39.5 million in the first nine months of fiscal 1999 compared to $34.2 million in the first nine months of fiscal 1998. Excluding the impact of special items recorded in the third quarter of fiscal 1999 and 1998, earnings before interest and taxes for the segment were $37.4 million and $44.0 million, respectively, a decrease of 14.8%. This change was driven primarily by lower volumes in the U.K. and Canada and the allocation of one-time charges for duplicative administrative transition costs and certain information technology expenses in fiscal 1999.

     Net sales of the grocery products segment decreased 3.8% to $329.5 million in the first nine months of fiscal 1999 compared to the first nine months of fiscal 1998. Excluding sales from the divested Kattus business, net sales decreased 1.7% in the first nine months of fiscal 1999 compared to last year. This decrease was primarily driven by lower domestic sales in Argentina resulting from the weakening market conditions as a result of the economic situation in Brazil, partially offset by increased sales in the Vlasic pickles business. The segment's earnings before interest and taxes were $37.3 million for the first nine months of fiscal 1999 compared to $12.9 million in the first nine months of fiscal 1998. Excluding the impact of special items in the third quarters of fiscal 1999 and 1998 and the Kattus gain recorded in the second quarter of fiscal 1999, earnings before interest and taxes for this segment were $33.0 million and $30.8 million, respectively, an increase of 7.1%. This increase was due to improvements from sales growth offset by greater marketing and advertising costs and the allocation of one-time charges for duplicative administrative transition costs and certain information technology expenses in fiscal 1999.

     Net sales of the agricultural products segment decreased 5.3% to $258.1 million in the first nine months of fiscal 1999 compared to the first nine months of fiscal 1998 principally due to lower Swift-Armour export sales. The segment's loss before interest and taxes was $(148.6) million in the first nine months of fiscal 1999 compared to a loss of $(4.4) million in the same period of the prior year. Excluding the impact of the special items recorded in the third quarters of fiscal 1999 and 1998, the loss before interest and taxes for the segment was $(5.6) million and $(4.0) million, respectively. This was primarily a result of lower mushroom earnings as a result of yield problems at a few of our farms, a gain on an insurance settlement in last year's first quarter and the allocation of one-time charges for duplicative administrative transition costs and certain information technology expenses. Partially offsetting these factors were improvements in Argentine cattle costs in the first nine months of fiscal 1999 compared to the first nine months of fiscal 1998.

  FISCAL YEAR ENDED AUGUST 2, 1998 COMPARED TO FISCAL YEAR ENDED AUGUST 3, 1997

     Net sales of the frozen foods segment decreased 11.9% in fiscal 1998 compared to fiscal 1997 (down 10.2% from fiscal 1997 on a comparable 52 week basis) to $541.4 million. The decrease was primarily driven by the lower Swanson U.S. volume related to aligning shipments with consumption as well as decreased consumption driven by lack of product innovation and lower advertising. Excluding the fiscal 1998 and 1997 restructuring charges, this segment's earnings before interest and taxes decreased 30.2%, driven by lower sales volumes.

     Net sales of the grocery products segment decreased 11.4% in fiscal 1998 compared to fiscal 1997 (down 9.7% from fiscal 1997 on a comparable 52 week basis) to $477.4 million. The decrease was primarily driven by lower Vlasic pickle volume related to aligning shipments with consumption as well as decreased consumption driven by lack of product innovation and lower advertising. This segment also experienced lower volume in the Kattus business and Argentina. Excluding the fiscal 1998 and 1997 restructuring charges and the 1998 impairment loss, this segment's earnings before interest and taxes decreased 49.8% in fiscal 1998 driven by the decline in sales, start-up costs associated with new technology at the pickle plants and an increase in German marketing costs.

     Net sales of the agricultural products segment decreased 5.0% in fiscal 1998 compared to fiscal 1997 (down 3.2% from fiscal 1997 on a comparable 52 week basis) to $347.9 million. This segment incurred a loss of $6.3 million in fiscal 1998 compared to earnings before interest and taxes of $10.8 million in fiscal 1997. The improvements in mushroom production costs in fiscal 1998 were not significant enough to offset the higher cattle costs in Argentina.

  FISCAL YEAR ENDED AUGUST 3, 1997 COMPARED TO FISCAL YEAR ENDED JULY 28, 1996

     Net sales of the frozen foods segment increased 5.3% in fiscal 1997 compared to fiscal 1996 (up 3.5% from fiscal 1996 on a comparable 52 week basis) to $614.5 million, mainly due to increases in Swanson U.S. and Freshbake in the U.K., which contributed equally to the increase. Also, Swanson Canada registered a double-digit increase. This segment's earnings before interest and taxes more than doubled in fiscal 1997 to $56.3 million. Excluding restructuring charges from fiscal 1997 and fiscal 1996, earnings before interest and taxes increased 20.1%, led by a double-digit gain in Swanson U.S. (driven by improved productivity and lower manufacturing costs resulting from prior-year restructuring programs) and by continued improvement in manufacturing costs for Freshbake in the United Kingdom.

     Net sales of the grocery products segment decreased 4.0% in fiscal 1997 compared to fiscal 1996 (down 6.3% from fiscal 1996 on a comparable 52 week basis) to $538.7 million, driven principally by weakness in the Kattus business. This weakness was principally caused by difficulties in the transition to a new management information system. These difficulties caused the unit to be unable to receive, process and deliver a substantial number of orders for a period of time. The fiscal 1997 net sales of most other businesses included in this segment approximated those for fiscal 1996 (down 2.3% from fiscal 1996 on a comparable 52 week basis). This segment's earnings before interest and taxes decreased 7.9% in fiscal 1997 to $49.5 million. Excluding restructuring charges from fiscal 1997 and fiscal 1996, earnings before interest and taxes increased 2.9% as a 25.3% increase in Vlasic pickle earnings was largely offset by the poor volume performance of the Kattus business, which went from a profit in fiscal 1996 to a loss in fiscal 1997. Open Pit barbecue sauce, Argentine retail and the U.K. pickle, canned bean and vegetable business declined in fiscal 1997.

     Net sales of the agricultural products segment declined 0.8% in fiscal 1997 compared to fiscal 1996 (down 2.9% from fiscal 1996 on a comparable 52 week basis) to $366.1 million. Reduced overall demand for beef products in Europe and reduced beef shipments to Campbell were offset by increased contract manufacturing for Campbell Foodservice and increased fresh mushroom sales. This segment's earnings before interest and taxes declined 43.9% in fiscal 1997 to $10.8 million from $19.3 million in fiscal 1996. The decline was due in approximately equal parts to reduced sales of frozen cooked beef and unfavorable mushroom costs.

LIQUIDITY AND CAPITAL RESOURCES

     In connection with the spin-off, we incurred incremental debt of approximately $560 million under a five-year $750 million unsecured revolving credit facility, consisting of $500 million of indebtedness assumed from Campbell and $60 million incurred to repay certain intercompany payables representing advances from Campbell to subsidiaries of Vlasic. We amended the revolving credit facility on September 30, 1998. As a result of this amendment, $100 million of indebtedness outstanding under the revolving credit facility was converted to a term loan and the commitment under the revolving credit facility was reduced to $550 million. The term loan has the same terms and conditions as the amended revolving credit facility. Borrowings under the amended revolving credit facility and the term loan bear interest at rates, which at our option, vary with the prime rate, CD rate, LIBOR or money market rates plus applicable credit margins. The average interest rate at May 2, 1999 was 7% per annum. In addition, we pay a facility fee of 0.50%. The applicable credit margin is based on the timing of the issuance of longer term debt. The amended agreement contains covenants including, but not limited to: the mandatory repayment of debt; the reduction of the commitment upon the sale of assets (including the sale of Swift-Armour in Argentina); issuance of equity and the incurrence of additional debt; restrictions on the issuance of new debt; limitations on capital spending; restrictions on dividend payments; and certain other financial ratio covenants. During the third quarter of fiscal 1999, we received a waiver from the bank group permitting the sale of Swift-Armour in Argentina. The net proceeds from the sale of Swift-Armour were used to repay a portion of the outstanding debt under the revolving credit facility and reduced our revolving credit commitment.

     In order to gain greater financial flexibility for the future, on June 9, 1999, we amended our existing credit facility, whereby certain financial covenants were revised. The amendment, among other things, increases both the interest rate and the facility fee paid to the bank group. The amendment also requires the payment of a fee to the bank group and further restricts future capital spending.

     The approximately $189.0 million in net proceeds from the sale of the outstanding notes were used to repay a portion of the indebtedness outstanding under the senior credit facility. As a result of this repayment and application of the net proceeds from the sale of our Swift-Armour Argentine beef business, the amount available to be borrowed under the revolving credit commitments was permanently reduced to $279.0 million. At May 2, 1999, after giving effect to the offering of the outstanding notes and the application of net proceeds from the sale, $209.2 million was outstanding under our revolving credit commitments and $100.0 million was outstanding under the term loan, with an additional $69.8 million available to support our capital requirements including working capital needs and capital expenditures. For a description of the interest rates and other terms of the senior credit facility and the outstanding notes and notes to be issued in the exchange offer, see "Description of Senior Credit Facility" and "Description of Notes."

     Our liquidity needs will be primarily for capital expenditures, working capital and interest service requirements on our debt obligations. Capital expenditures for fiscal year 1999 are expected to approximate $50 million, of which $35.6 million had already been expended as of May 2, 1999. We believe that our capital expenditures for the foreseeable future will be focused on preventive maintenance and equipment replacement, projects intended to result in cost savings and projects related to new product introductions. The amended revolving credit facility imposes annual limits on capital expenditures which were revised as of June 9, 1999 as follows: $52 million in fiscal 1999; $41 million in fiscal 2000; $41 million in fiscal 2001; $42 million in fiscal 2002; and $42 million in fiscal 2003. The reason for the lower capital spending limits going forward is the divestiture of Swift-Armour in Argentina and the nearly completed status of our information technology infrastructure.

     We anticipate that our operating cash flows, together with available borrowings under our credit facility, will be sufficient to meet our working capital requirements, capital expenditure requirements and interest service requirements on our debt obligations.

     Interest payments on the outstanding notes and notes to be issued in the exchange offer and interest and principal payments on the indebtedness outstanding under our senior credit facility and term loan will represent significant cash requirements. However, our ability to raise funds to service the outstanding notes and notes to be issued in the exchange offer may be restricted by the revolving credit facility and our ability to effect equity financing is dependent on results of operations and market conditions. In the event that we are unable to refinance such indebtedness or raise funds through asset sales, sales of equity or otherwise, our ability to pay principal of, and interest on, the outstanding notes and notes to be issued in the exchange offer would be adversely affected.

  NINE MONTHS ENDED MAY 2, 1999 COMPARED TO NINE MONTHS ENDED MAY 3, 1998

     Net cash provided by operating activities was $0.7 million in the first nine months of fiscal 1999 compared to net cash used of $25.7 million in the first nine months of fiscal 1998. The improvement in cash flows from operations was principally driven by a smaller seasonal increase in working capital of $61.4 million in the first nine months of fiscal 1999 compared to $105.5 million in the first nine months of fiscal 1998, partially offset by the impact of lower net earnings in the first nine months of fiscal 1999. The increase in receivables to date has been larger in fiscal 1999 than in fiscal 1998 due to transition issues related to the conversion from Campbell's systems to our own. We are taking steps to collect these receivables and expect the balances to be substantially reduced by our fiscal year-end.

     Net cash used in investing activities was $8.9 million in the first nine months of fiscal 1999 compared to $40.3 million in the first nine months of 1998. Proceeds of $20.7 million from the sale of the Kattus business were used to pay down debt on our revolving credit facility. Capital expenditures were $35.6 million in the first nine months of fiscal 1999 compared to $39.5 million in the same period of the prior year.

     Net cash provided by financing activities of $18.8 million in the first nine months of fiscal 1999 was principally a net increase in borrowings under the revolving credit facility. Financing activities were used primarily for working capital requirements.

  FISCAL YEAR ENDED AUGUST 2, 1998 COMPARED TO FISCAL YEAR ENDED AUGUST 3, 1997

     Net cash provided by operating activities was $7.3 million in fiscal 1998 compared to $178.4 million in fiscal 1997. The variance in cash flows from operations was driven by lower net earnings and changes in working capital. The increase in working capital was attributed to an increase in receivables resulting from trade receivables from Campbell previously eliminated as intercompany balances and extended payment terms of certain receivables from the government in Argentina, increased inventories, primarily pickles, and a decrease in domestic marketing accruals.

     Cash used in investing activities was principally for capital expenditures. Capital expenditures were $62.3 million in fiscal 1998 compared to $79.3 million in fiscal 1997. Capital expenditures were higher in the prior year due to new capacity added to certain Vlasic pickle and Swanson frozen food production facilities. During the second quarter of fiscal 1998, we acquired the SAFRA trademark and certain equipment for the canned spreadable meats business in Argentina for $6.4 million.

     Cash provided by financing activities was principally funded from $56.5 million of net borrowing under the credit facility. Such financing activities were used primarily for working capital requirements.

SEASONALITY

     Our sales, net earnings and cash flows are affected by seasonal cyclicality during certain parts of the year. Sales of frozen foods and mushrooms tend to be marginally higher during the winter months. Sales of pickles, relishes and barbecue sauce tend to be higher in the summer months. The majority of pickles are packed during a season extending from May through September. As a result, we tend to have higher sales in the fourth quarter of the fiscal year and our inventory levels tend to be higher in the first quarter of the fiscal year which makes our working capital requirements significantly higher in the first quarter, requiring us to draw more heavily on the revolving credit commitments under our senior credit facility.

YEAR 2000

     The Year 2000 issue is the result of date-sensitive computer programs using two digits rather than four to define the applicable year. If not corrected, this could result in system failures or miscalculations leading to significant disruptions in a company's operations. Prior to our spin-off from Campbell, a worldwide information technology project was initiated to identify areas impacted by Year 2000 issues. The purpose of this high-priority project was to identify and remediate non-ready systems and devices before business processes were affected. We completed a global business impact assessment and formulated plans for timely correction, retirement, replacement or updating of non-ready systems. We were aided in this effort by the fact that we were only recently spun-off as an independent entity on March 30, 1998 and many of our business and information systems in the U.S. have been newly purchased and implemented with Year 2000 compliant technologies. The implementation of newly purchased systems was substantially completed as of May 1999.

     We have completed the work on our identified critical systems and substantially completed the work on our other systems. Critical systems include business planning and control process manufacturing, sales order billing and warehouse management systems, that, if shut down or interrupted, could have a material adverse effect on our results of operations, financial condition and cash flows. We partner with experienced systems integration and Year 2000 vendors in the execution of our Year 2000 master plan.

     The project has clear management responsibility, budgets, plans and reporting requirements. Monthly project tracking and management reporting processes are in place. The tracking process measures progress (plan versus actual) for applications at a milestone level. The scope of the project covers information technology systems, our infrastructure, including plant floor devices, and our service partners, including logistical operations. An assessment of our global information technology infrastructure has been completed and engineers are currently remediating the plant production facilities. Remediation of the technology infrastructure is targeted for completion by October 31, 1999 and was approximately 95% completed as of July 1999.

     We completed our testing of electronic interfaces with trading partners and suppliers as part of the new system development project. Additionally, questionnaires have been sent to major suppliers. Responses from suppliers are continually evaluated and updated reports are being requested.

     We reviewed the risks of Year 2000 issues and believe the risks are minimized due to our policy of implementing standard tested and certified Year 2000 systems. The completed risk analysis performed by the independent engineers for plant non-information technology systems has not identified any significant risks. Because our Year 2000 compliance is dependent upon key third parties also being Year 2000 compliant on a timely basis, there can be no guarantee that our efforts will prevent a material adverse impact on our results of operations, financial condition and cash flows. The possible consequences of not being fully Year 2000 compliant include temporary plant closings, delays in the delivery of finished products, delays in the receipt of key ingredients, containers and packaging supplies, invoice and collection errors and inventory and supply obsolescence. These consequences could have a material adverse impact on our results of operations, financial condition and cash flows if we are unable to conduct business in the ordinary course. We believe that our readiness program should significantly reduce the adverse effect any such disruptions may have.

     Concurrently with the Year 2000 readiness measures described above, we and our operating subsidiaries are developing contingency plans intended to mitigate the possible disruption in business operations that may result from the Year 2000 issue. Once developed, contingency plans and related cost estimates will be continually refined as additional information becomes available.

     The anticipated costs associated with modifying current systems to be Year 2000 compliant will be expensed as incurred; such anticipated costs total $3 million of which approximately $0.9 million was incurred during the first nine months of fiscal 1999 and $1 million was incurred during fiscal 1998. While there can be no assurance that we and our suppliers and customers will fully resolve all Year 2000 issues, neither the estimated cost to become Year 2000 operationally effective nor the outcome of the Year 2000 issue is expected to have a material impact on our operations, liquidity or financial position.

RECENT DEVELOPMENT

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". This statement established accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. The statement requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. We must adopt the statement in fiscal 2001. We are currently evaluating the effect that implementation of the new standard will have on our results of operations and financial position.

MARKET RISK SENSITIVITY

     We use or are permitted to use financial instruments, including fixed and variable rate debt, as well as swap, forward and option contracts, to finance our operations and to hedge interest rate and currency exposures. The swap, forward and option contracts are entered into for periods consistent with related underlying exposures and do not constitute positions independent of those exposures. We do not enter into contracts for speculative purposes, nor are we a party to any leveraged instrument.

     The information below summarizes our market risks associated with debt obligations and other significant financial instruments outstanding as of August 2, 1998. Fair values included herein have been determined based on quoted market prices. The information presented below should be read in conjunction with Note 21 and Note 22 to our historical consolidated financial statements for the fiscal year ended August 2, 1998 appearing elsewhere in this prospectus.

     For debt obligations outstanding as of August 2, 1998, the table presents principal cash flows and related interest rates by fiscal year of maturity. Capital lease obligations of $0.8 million are not included in the table. Variable interest rates disclosed represent the weighted average rates of the portfolio at the period end. For interest rate swaps, the table presents notional amounts and related interest rates by fiscal year of maturity.

     Both domestically and internationally, prior to the issuance of the outstanding notes, we relied primarily on bank borrowings to meet our funding requirements. For a description of our principal bank agreements, see "Description of Senior Credit Facility."

                                                                                             FAIR
DEBT                               1999     2000    2001    2002    THEREAFTER    TOTAL     VALUE
----                               ----     ----    ----    ----    ----------    -----     -----
                                                        (DOLLARS IN MILLIONS)
Fixed rate.......................  $ 0.2    $1.5     $--     $--      $   --      $  1.7    $  1.8
Average interest rate............   7.42%   7.72%
Variable rate....................  $12.0                              $557.0      $569.0    $569.0
Average interest rate............   7.81%                               6.45%       6.48%
Interest Rate Swaps:
Variable to fixed(1).............                                     $150.0      $150.0    $ (0.4)
Average pay rate.................                                       5.87%       5.87%
Average receive rate.............                                       5.70%       5.70%

---------------
(1) Hedges U.S. bank borrowings.

     As of May 2, 1999 the interest rate swap contracts provided that we pay an average rate of 5.9% and receive an average interest rate of 5.1%. It would have cost approximately $1.6 million to settle the interest rate swap contracts as of May 2, 1999.

     We entered into a forward starting swap contract with a 10 year maturity and a notional amount of $50 million that hedged a portion of the interest rate exposure associated with the issuance of the outstanding notes. In March 1999, we settled the forward starting swap at no expense or benefit.

                             AVAILABLE INFORMATION

     We have filed with the SEC a registration statement on Form S-4 under the Securities Act of 1933, covering the notes to be issued in the exchange offer (File No. 333- ). This prospectus does not contain all of the information included in the registration statement. If we have filed any contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved.

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy the registration statement, including the attached exhibits, and any reports, statements or other information filed by us, at the SEC's public reference room at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings with the SEC are also available to the public from commercial document retrieval services and at the SEC's Web site at "http://www.sec.gov." Shares of Vlasic's common stock, no par value, are quoted on the New York Stock Exchange ("NYSE") (under the symbol "VL"), and copies of reports and other information concerning Vlasic can also be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

     This prospectus incorporates by reference the following documents filed by us with the SEC:

     - Annual Report on Form 10-K for the fiscal year ended August 2, 1998;

     - Quarterly Reports on Form 10-Q for the fiscal quarters ended November 1, 1998, January 31, 1999 and May 2, 1999; and

     - Current Reports on Form 8-K dated June 8, 1999 and August 16, 1999.

     In addition, all reports and other documents we subsequently file under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act will be deemed to be incorporated by reference into this prospectus and to be part of this prospectus from the date we subsequently file the reports and documents.

     Any statements contained in a document incorporated or deemed to be incorporated by reference into this prospectus are deemed to be modified or superseded for purposes of this prospectus to the extent modified or superseded by another statement contained in any subsequently filed document also incorporated by reference in this prospectus. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute part of this prospectus.

     In addition, you may request a copy of any of these filings, at no cost, by writing or telephoning us at the following address or phone number:

    Vlasic Foods International Inc.
     Vlasic Plaza
     6 Executive Campus
     Cherry Hill, New Jersey 08002-4112
     (856) 969-7100
     Attention: Corporate Secretary

                                    BUSINESS

THE COMPANY

     We are a leading producer, marketer and distributor of high quality branded food products. The two largest brands in our portfolio are Swanson and Vlasic, under which we market Swanson frozen dinners, pot pies, breakfasts and the larger-portion Hungry Man brand, and Vlasic pickles and relishes. Swanson and Vlasic are among the most widely recognized food brands in the United States and maintain leading market shares in the categories in which they compete. These two brands accounted for approximately 60% of our pro forma net sales and approximately 80% of our pro forma Adjusted EBITDA for the twelve months ended May 2, 1999. Other brands within our portfolio include Open Pit barbecue sauces, Vlasic Farms and Campbell's Fresh mushrooms in the United States, and Freshbake frozen foods, SonA canned beans and vegetables and Rowats pickles in the United Kingdom. These brands also maintain leading market shares in the categories in which they compete. For the twelve months ended May 2, 1999, Vlasic had pro forma net sales of $1.1 billion and pro forma Adjusted EBITDA of $110.9 million.

     Vlasic was created through a tax-free spin-off from Campbell on March 30, 1998. As our product portfolio was not core to Campbell's strategy, we believe substantial opportunity exists to grow sales and profitability through more active brand management and marketing. The following factors are the foundation of our future operations:

     - STRONG BRAND RECOGNITION. Swanson and Vlasic have established themselves as American icons. Consumer research undertaken by Vlasic indicates that both the Swanson and Vlasic brands have over 90% brand awareness. The Vlasic Stork is one of the most recognized brand symbols in the United States and celebrated its 25(th) anniversary in 1998. Swanson is credited with inventing the "TV dinner," which is celebrating its 45(th) anniversary this year. Our portfolio of strong brands provides a critical mass of brand name product sales that (a) allows us to operate cost effectively and achieve economies of scale in manufacturing, marketing, distribution and raw material sourcing and (b) provides a strong platform for introducing product line extensions and new products.

     - LEADING MARKET POSITIONS. Approximately 75% of our pro forma net sales are derived from sales of branded products which are number one in the categories in which they compete. As a result, these products provide a solid base of consistent cash generation and offer opportunities to grow. Vlasic is the leading brand in the $772 million U.S. retail pickle market with a market share of approximately 32%, and management believes Vlasic has maintained a leading market position for over 20 years. Swanson is the leading brand in the $1.3 billion U.S. frozen dinner market with a market share of approximately 27%, and management believes Swanson has maintained a leading market position since its introduction in 1954.

                      RETAIL MARKET POSITION OF OUR BRANDS

                                                                       RETAIL MARKET SHARE
                                                                  ------------------------------
                BRAND                          CATEGORY            SHARE POSITION     PERCENTAGE
                -----                          --------            --------------     ----------
Swanson...............................  Frozen Dinners            #1 United States        27%
Swanson...............................  Frozen Pot Pies           #1 United States        29%
                                        Frozen Breakfast
Swanson...............................  Entrees                   #1 United States        75%
Swanson...............................  Frozen Branded Dinners    #1 Canada               69%
Vlasic................................  Pickles                   #1 United States        32%
Open Pit..............................  Barbecue Sauce            #1 Midwest U.S.         28%
Campbell's Mushrooms..................  Fresh Branded Mushrooms   #1 United States        12%
Freshbake.............................  Frozen Meat Pastries      #1 United Kingdom       54%

     - STEADY INDUSTRY GROWTH. We operate in segments of the food industry that have been consistently growing. Between 1994 and 1998 frozen categories in which Swanson competes have grown by over 1% per year. We believe between 1981 and 1998 sales of pickles grew by an average of 3% per year. In addition, Vlasic's introduction in 1995 of Sandwich Stackers, a new pickle product, contributed to the expansion of the pickle market and we believe that the launch of another new product, Hamburger Stackers, could again increase both total sales in the pickle market and our share of that market.

     - EXPERIENCED MANAGEMENT. Mr. Robert F. Bernstock, the President and Chief Executive Officer of Vlasic, was a senior executive at Campbell for more than seven years. As President of Campbell's $3.5 billion U.S. Grocery Division, Mr. Bernstock revitalized brands and improved operating margins. Mr. Bernstock has assembled an experienced management team composed of many Campbell executives who chose to join Vlasic as well as executives who joined from other large companies. The senior management team is also experienced in revitalizing brands, and the top eleven executives have an average of twelve years experience in the branded food industry. Senior management compensation is significantly driven by the financial and stock price performance of Vlasic.

BUSINESS STRATEGY

     Campbell assembled our current brands and established a new Vlasic corporate structure to complete the spin-off in March 1998. We intend to build from our core Swanson and Vlasic brands to grow revenues and earnings and establish a premier branded food company. We seek to accomplish these goals through a five-part strategy.

     1. REVITALIZE OUR WELL-KNOWN BRANDS. Prior to Vlasic's spin-off from Campbell, our brands were not core to Campbell's strategy, and we believe were not given the marketing resources to invest in necessary levels of innovation and advertising to drive sustained sales growth of these brands. We are undertaking the following three pronged approach to revitalize our well-known brands:

     REFORMULATE AND IMPROVE EXISTING PRODUCTS. Prior to the spin-off, few improvements had been made to the products within Vlasic's brands. Last year we began a systematic, multi-year review of our portfolio intended to improve the quality and increase the appeal of our products to consumers. This review has led to changes in the way we produce our most basic products. For example, in 1999 we changed how chickens are cut for our fried chicken dinner line, the largest product group within the Swanson brand. This change has resulted in a redesigned and relaunched product comprised of larger chicken pieces with more meat for consumers and fewer unused chicken parts in our production process, which has improved margins. Since this relaunch, in the twelve-week period ended May 9, 1999, Swanson fried chicken dinner retail sales have grown by 37%. We also recently announced the relaunch of Vlasic Sandwich Stackers in the Zesty Garlic, Bread & Butter, Zesty Dill and Polish Dill varieties.

     DEVELOP AND LAUNCH NEW PRODUCTS. In order to expand our brands and meet changing consumer preferences, we continuously strive to develop and launch new products. In fiscal 1999, we launched our first boneless fried chicken dinner line which addresses a consumer preference that has grown dramatically. The launch of this product has been well received by our customers and the new Swanson Hungry Man boneless fried chicken dinner is now the number one dinner in dollar sales in the entire frozen dinner category. In February 1999, we began shipments to retailers of our new Vlasic Hamburger Stackers, large pickle slices cut from our specially-grown giant cucumbers which fit over an entire hamburger. Extensive consumer testing leads us to believe this product will be well received by consumers and it is already in high demand among retailers. We recently announced several new products for fiscal 2000, including Swanson Potato-Topped pot pies, Swanson Hungry Man Deep Dish pot pies, several new breakfast items under the Great Starts brand and Swanson Family Selections, two new family dinner items which serve a family of four and are designed to be easily prepared within 20 minutes.

     REFOCUS MARKETING AND SALES SUPPORT. We intend to refocus marketing support for our Swanson and Vlasic brands in order to refresh our already high consumer awareness with new advertising campaigns and a number of other promotional programs. Over the past several years, limited consumer-based marketing was performed to promote the Swanson and Vlasic brands. For example, no national television advertising had been done for the Swanson brand in over a decade. We believe more active marketing will attract both consumers who know our products but have not recently purchased them as well as new consumers who have not tried the brands. In January 1999, we launched a new television advertising campaign for Swanson entitled "Make New Memories with Swanson," which builds on the traditional role Swanson TV dinners have played in American life. In addition we began national advertising for Vlasic in the spring of 1999. We have also increased consumer promotional activities such as couponing. We intend to continue to increase marketing in fiscal 2000 to support our major product initiatives.

     2. REDUCE COSTS THROUGH CONTINUOUS IMPROVEMENT PROGRAMS. We view cost improvement as a strategic imperative in the management of our business. Cost reductions across Vlasic have been and we believe will continue to be accomplished through operating changes in our production facilities and through better utilization of fixed assets, working capital and raw materials. After giving pro forma effect to the sale of our Swift-Armour Argentine beef business, we achieved cost savings of approximately $5 million in fiscal 1998 and we estimate that we will realize cost savings of approximately $13 million in fiscal 1999, approximately $8 million of which have been realized through the nine months ended May 2, 1999. These cost savings have been or are expected to be generated by production efficiency improvements at the Imlay City, Michigan pickle plant and the Fayetteville, Arkansas frozen food plant, a reformulation of our frozen fried chicken which improved raw materials yields from 64% for the fiscal year ended August 2, 1998 to 84% for the nine months ended May 2, 1999, and administration reductions and warehouse consolidations in the United Kingdom.

     3. MANAGE OUR ASSETS TO MAXIMIZE CASH FLOW. As part of our ongoing review of each business, we routinely analyze how each of our assets performs and how each fits into our business lines' long-term strategy. The goal behind these reviews is to actively manage our assets to maximize cash flow and improve return on capital. We periodically utilize co-packing or other outsourcing agreements and continuously undertake strategies to improve capital expenditure effectiveness. We currently benefit from the significant capital investment made prior to the spin-off to rationalize and modernize some of our frozen food and pickle facilities. Due to this investment program, we believe that our capital expenditures for the foreseeable future will be focused on cost effective maintenance, cost saving projects and new product introductions. Recent initiatives include closure of our pickle plant in Bridgeport, Michigan, closure of our Dublin, Georgia mushroom farm, our decision to co-pack production of Open Pit barbecue sauce and our sale of the Peterlee frozen foods facility in the United Kingdom.

     4. EXPLORE OPPORTUNITIES FOR PORTFOLIO RECONFIGURATION. Our portfolio was assembled by Campbell and represents a diverse group of brands and businesses with varying returns and prospects. Prior to the spin-off, these products were managed within multiple Campbell business divisions. Our strategy has been to focus on our strategic core brands, Swanson and Vlasic, which we believe were not achieving their potential due to low consumer marketing investment and lack of a clear strategy for product development. We may also consider divesting those segments of our business that do not fit within our core branded food strategy. We sold our Swift-Armour Argentine beef business in July 1999 and we sold our Kattus German gourmet food distribution business in January 1999. In addition, we may in the future pursue selective acquisitions that complement our existing portfolio.

     5. CAPITAL STRUCTURE MANAGEMENT. One of our corporate goals is to manage our balance sheet to enhance our ability to execute our business strategy. We strive to achieve liquidity, to have access to multiple sources of capital and to be in a position to apply excess cash towards debt reduction. We believe this will allow us to grow the brands which we believe offer significant long-term potential.

PRODUCTS

     We manufacture and market popular branded food products that are leaders in their respective markets. Approximately 80% of our pro forma net sales are derived from sales of branded products which are number one in the categories in which they compete. Despite the lack of consumer marketing attention given to the brands in the years immediately preceding the spin-off, these brands have developed broad customer recognition based on a heritage of innovative products and packaging and through strong marketing and advertising support over the years.

  FROZEN FOOD SEGMENT

     - We manufacture and market frozen food products in the United States, primarily frozen dinners, pot pies and breakfasts, under the Swanson, Hungry-Man, Great Starts and Fun Feast brands. In addition, we market frozen food products in Canada, primarily frozen dinners and pot pies, under the Swanson, Hungry-Man, Lunch and More and Great Starts brands. We also manufacture and distribute a variety of frozen food products in the United Kingdom under our Freshbake brand.

     - The Swanson brand of frozen foods has been in the market since 1951. The product that made the Swanson name known nationwide was our first frozen TV dinner introduced in 1954 that consisted of sliced turkey and gravy on cornbread dressing with buttered peas and sweet potatoes. Mashed potatoes soon replaced sweet potatoes and fried chicken and beef joined the line. Sales escalated and within a short time the brand Swanson had become an integral part of America's rapidly transforming television-based culture. It is now among the most recognized brands in the United States with brand recognition of approximately 93%.

     - Swanson targets those consumers who desire nutritious and satisfying meals that are convenient to prepare. The frozen food product lines consist of approximately 50 varieties of frozen dinners, 8 varieties of pot pies and 22 varieties of breakfasts. A frozen dinner typically consists of a combination of a meat, vegetable, starch and a dessert. A frozen breakfast typically consists of a complete breakfast meal (a combination of an egg product, sausage, bacon and/or a pancake) or a breakfast sandwich or breakfast burrito.

     - We believe the Swanson brand has consistently been the leading national brand of frozen, traditional dinners in the United States over the last 45 years, and now holds approximately 27% of the $1.3 billion frozen dinner market. Between 1994 and 1998, frozen categories in which Swanson competes have grown by over 1% per year. In addition, Swanson frozen pot pies are the market leader in their product category with approximately 29% of the $292 million frozen pot pie market. Overall, we are the nation's third largest producer of frozen dinners and entrees, pot pies and breakfasts, with approximately 12% of this $4.6 billion market.

     - Swanson frozen foods are sold primarily on a wholesale basis through a broker sales force. The brokers sell directly to large grocery chains, mass merchandisers and club stores and also to frozen food distributors who resell the product to smaller grocery stores and chains.

     - Our United Kingdom operations manufacture and distribute frozen foods such as sausages, pies and vegetable and meat filled pastries under our Freshbake brand, as well as the private label brands of certain customers. Our primary customers are grocery chains and other retail establishments and foodservice wholesalers.

  GROCERY PRODUCTS SEGMENT

     The main product offerings of our grocery products businesses are pickles and relishes, barbecue sauce and international grocery products.

PICKLES AND RELISHES

     - Our Vlasic brand is the leading national retail brand of pickles with approximately 32% of the $772 million United States national retail pickle market.

     - Vlasic began as a family owned business in 1916 by a Croatian cheesemaker from Austria. Long recognized for their authentic Eastern European flavor, Vlasic pickles received national attention in the 1970's with the appearance of the successful television campaign which introduced the popular Vlasic stork. The company merged with Campbell in 1978 and the product line grew with a variety of pickles, relishes, peppers and sauerkraut.

     - In 1995 we introduced an innovation in the retail pickle market with the introduction of Sandwich Stackers, our brand for pickles that have been pre-sliced longitudinally. Sandwich Stackers appeals to the consumer market by allowing the consumer to only place one or two slices of pickle on each sandwich and alleviating the problem of small slices of pickles falling out of sandwiches. We believe this innovation contributed substantially to the expansion of the retail pickle market as a whole from an average of approximately $600 million per year between 1990 and 1994 to an average of over $700 million per year between 1995 and 1998 and to increase our share of the market. During 1999 we introduced Hamburger Stackers, a pre-sliced pickle similar in size to a hamburger (and cut from a giant cucumber). Hamburger Stackers are marketed as "the best pickle for your burger because they provide pickle taste and crunch in every bite." Hamburger Stackers are sliced from an all natural giant cucumber that is more than 10 times the size of a traditional cucumber and produces pickle slices large enough to cover an entire hamburger. Since over one-third of all hamburgers consumed in the United States contain a pickle, we believe that sales of Hamburger Stackers could increase the size of the pickle market and our level of net sales attributable to this market.

     - We also manufacture and sell jarred, shelf-stable pickles under the Milwaukee's and Wiejske Wyroby brands, and relishes, peppers and sauerkraut under the Vlasic and Milwaukee's brand names. We sell shelf-stable pickles and other condiments to foodservice customers, including quick service restaurants such as McDonald's. We also manufacture and sell a small quantity of refrigerated pickles that are sold through the same distributors as our shelf stable pickles.

BARBECUE SAUCE

     - The product line consists of a variety of sizes and flavors of Open Pit brand barbecue sauces. In the Midwestern region of the United States, Open Pit is the leading barbecue sauce with a 28% share of the retail market. Open Pit is manufactured through a co-pack arrangement. During 1999, we introduced Open Pit barbecue sauce in a plastic squeezable bottle, responding to changing consumer preferences.

INTERNATIONAL GROCERY PRODUCTS

     - In the United Kingdom, we produce canned beans and vegetables under our SonA brand and pickles under our Rowats brand. Canned products are primarily sold directly to restaurants and cafeterias or through foodservice distributors. Pickles are sold to retail outlets by our direct sales force. We also manufacture private label brand grocery products consisting of pickles and canned beans and vegetables for large supermarket chains.

  AGRICULTURAL PRODUCTS SEGMENT

     We are one of the largest producers of fresh mushrooms in the United States. Additionally, we manufacture a variety of frozen foods for Campbell.

MUSHROOMS

     - We own and operate seven mushroom farms across the United States. In 1999, we closed our Dublin, Georgia mushroom farm. Our mushroom sales under the Campbell's and Campbell's Fresh labels accounted for approximately 12% of the United States fresh branded mushroom market in 1998, which makes us the largest brand and one of the largest fresh mushroom operations in the United States. Approximately 95% of the mushrooms we grow are traditional white button mushrooms. The rest are fancy mushrooms, such as portabella and crimini mushrooms.

     - Campbell is a major purchaser of our mushrooms pursuant to a supply agreement expiring on July 30, 2000. Sales to Campbell of mushrooms accounted for approximately 27% of our total net sales of mushrooms in fiscal 1998. The remainder are packed by us prior to shipment and transported to restaurants, retail chains and farmer markets, and have an average shelf life of 7 days. These are sold under the Campbell's and Campbell's Fresh trademark but are being transitioned to the Vlasic Farms brand beginning in fiscal 1999.

  CONTRACT PACKING

     - We manufacture a variety of frozen foods for Campbell, such as Prego Family Size Lasagna and entrees for consumption by restaurants and cafeterias, under the terms of a co-pack agreement expiring on March 29, 2000. Approximately 35% of the production volume of our Omaha, Nebraska facilities is devoted to this contract.

MARKETING, SALES AND DISTRIBUTION

     Our marketing programs consist of consumer-based marketing, such as advertising and trade promotions. Trade promotions focus on obtaining retail display support, achieving temporary price reduction and securing and increasing retail shelf space. We engage in radio, television and print advertising to build brand equity by emphasizing the heritage and characteristics of our products and promoting new products within brand segments. In January 1999, we commenced a new advertising campaign entitled "Make New Memories with Swanson." Other consumer promotions include couponing to generate trial usage and increase purchase frequency. Our coupons are printed in magazines and in advertising inserted in magazines and newspapers.

     We manage the sales and distribution of our products based on the channels through which they are sold. Combined sales to Campbell of frozen foods, beef and mushrooms accounted for 11% of our net sales in fiscal 1998. None of our other customers accounted for 10% or more of our net sales in fiscal 1998.

     We use an independent broker sales force to sell frozen foods and grocery products in the United States and Canada to grocery chains and wholesalers. We have recently established a broker website to improve broker effectiveness and communication between us and the brokers. In some instances, we sell directly to mass merchandisers such as Wal-Mart and club stores. We use independent commercial carriers to distribute these products from our manufacturing facilities directly to our customers or third party warehouses. Historically, our frozen foods and grocery products have been sold through the same brokers. While the delivery of domestic retail grocery products has been integrated into a single system, frozen foods are delivered separately because of the need for refrigeration during shipping. Brokers also sell frozen foods to frozen foods distributors and grocery products to grocery distributors, both of which in turn sell and deliver the products to smaller grocery chains and retailers. We sell mushrooms through a dedicated team of either independent brokers or employed salespeople, depending on the region, and deliver them refrigerated to our customers by a combination of independent commercial carriers and our own transport, depending on location.

     In the United Kingdom, we operate a dedicated sales force to market our products to our retail and foodservice customers. We sell frozen and grocery products marketed under the Freshbake, SonA and Rowats brands, as well as the private labels of customers, directly to retail and foodservice customers or through wholesalers.

INVENTORY

     We employ an inventory forecasting technique that has allowed us to increase operating efficiency. In general, the food industry does not receive product returns and we primarily operate using the pricing terms and conditions that are standard in the food industry.

COMPETITION

     We face intense competition in each of our product lines. We compete with other producers of similar products on the basis of, among other things, product quality, convenience, price, brand recognition and loyalty, customer service, effective advertising and promotional activities and the ability to identify and satisfy emerging consumer preferences. We compete with a significant number of companies of varying sizes, including divisions or subdivisions or subsidiaries of larger companies. A number of these competitors have broader product lines, substantially greater financial and other resources available to them, lower fixed costs and/or longer operating histories than Vlasic. Our ability to grow our business could be impacted by the relative effectiveness of and competitive response to our new product efforts, product innovation and new advertising and promotional activities. In addition, from time to time, we experience margin pressure in certain markets as a result of competitors' pricing practices or as a result of price increases for the ingredients used in our products. Although we compete in a highly competitive industry for representation in the retail food and foodservice channels, we believe that our brand strength in our various markets has resulted in a strong competitive position.

     The terms of the food service supply agreement with Campbell and the separation and distribution agreement with Campbell prohibit us from entering certain product lines which would directly compete with Campbell. Our Swanson trademark license does not allow us to sell Swanson branded frozen soups, stocks or broths. This restricts our ability to compete in certain product lines which we may otherwise have wished to enter.

INGREDIENTS

     We believe that sources of raw materials used in the frozen food businesses are readily available. Our frozen food business uses beef and poultry we obtain from third party suppliers.

     Our grocery products businesses rely primarily on cucumbers, peppers and other produce supplied by third party growers. We purchase many of these ingredients during the warmer growing seasons, when they are readily available and are of top quality. We buy from a variety of growers, and alternate sources of supply are readily available. However, factors beyond our control such as weather and general growing conditions may cause prices and quality to fluctuate.

     In the agricultural products segment, we purchase fresh mushrooms from third parties to fulfill seasonal requirements.

     Prices of raw materials can fluctuate due to a number of factors, including changes in crop size, cattle cycles, government-sponsored agricultural programs, natural disasters, weather conditions during the growing and harvesting seasons, general growing conditions and the effect of insects, plant diseases and fungi. Adverse weather conditions in Argentina during the latter part of calendar 1997 and during most of calendar 1998 resulted in a decrease in the availability of beef and higher cattle costs in our agricultural products segment. Commencing in October 1998, we experienced a decrease in cattle costs. Although we enter into advance commodity purchase agreements from time to time, increases in raw material costs could have a material adverse effect on our businesses, financial condition and results of operations. On May 24, 1999 we announced our decision to divest the Swift-Armour Argentine business. The sale was completed within our fiscal year ended August 1, 1999. In connection with the sale of the Swift-Armour Argentine beef business, we entered into a supply agreement under which we will purchase beef produced by Swift-Armour. Although we have sold the Swift-Armour business, we do not expect any adverse impact on our beef supply.

     We purchase a variety of packaging materials, which we believe are readily available from a number of suppliers.

TRADEMARKS AND PATENTS

     We own many popular trademarks registered in various countries, including Vlasic, Hungry-Man, Sandwich Stackers, Hamburger Stackers, Great Starts, Open Pit, Freshbake, SonA and Rowats. Our trademarks are very important to the Vlasic businesses. We protect our trademarks by obtaining registrations where appropriate and aggressively opposing any infringement.

     We also have a perpetual, royalty-free license to use the Swanson trademark for frozen foods except soups and broths. However, we are required to use the licensed trademarks in the same manner as they were used by Campbell immediately before the spin-off and to obtain the prior written approval of Campbell (such approval not to be unreasonably withheld or delayed by more than five (5) working days from receipt of a notice requesting approval) to the visual appearance and labeling of all packaging, advertising materials and promotions bearing the licensed trademarks which we intend to use. We have the right to continue to sell fresh mushrooms under the Campbell's brand for a transition period of up to three years from March 30, 1998. These license agreements contain standard provisions, including those dealing with assignability, quality control and termination upon, among other things, material breach and bankruptcy. We have granted the previous owners of Open Pit a trademark license to use the Open Pit trademark in the foodservice industry.

     Although we own a number of patents covering manufacturing processes, we do not believe the Vlasic businesses depend on any of these patents to a material extent.

RESEARCH AND DEVELOPMENT

     Our research and development is conducted at multiple sites within and outside the United States. The research and development organization consists of approximately 60 people. The research and development staff works on, among other things, new products, improving the nutrition and taste of existing product lines and packaging innovations. About 46 people are located in the United States and the rest are located outside the United States. Expenditures for research and development in fiscal 1998, 1997 and 1996 were $7.9 million, $8.6 million and $8.1 million, respectively.

     An agricultural research and development company developed the "giant cucumber" that will be used for the production of Hamburger Stackers. Under our agreement with this agricultural company, we have the exclusive right to purchase "giant cucumber" seeds from the agricultural company in the United States until November 2000.

EMPLOYEES

     Our work force consists of approximately 5,600 full time employees. Of the total number of employees, approximately 5,200 are engaged in manufacturing and approximately 400 are engaged in marketing and sales and administration.

     Our United States work force consists of approximately 4,700 employees, approximately 2,600 of whom are represented by collective bargaining agreements with various unions. Such collective bargaining agreements expire on various dates beginning on January 21, 2000. Outside of the United States, our work force consists of approximately 900 employees, the substantial majority of whom are represented by unions. A prolonged work stoppage or strike at any facility with union employees could have a material adverse effect on our businesses, financial condition and results of operations. In addition, there can be no assurance that upon the expiration of existing collective bargaining or similar agreements new agreements will be reached without union action or that any such new agreements will be on terms satisfactory to us.

PRODUCTION AND FACILITIES

     We currently own or lease 14 principal production facilities in the United States and the United Kingdom. In July 1999, we sold our Swift-Armour Argentine beef business including its facilities. In April 1999, we announced our plans to close our Dublin, Georgia mushroom farm, which has ceased operation. Our corporate headquarters is leased. We believe that these facilities provide sufficient capacity to meet our requirements for the foreseeable future. The chart below lists the location and principal products produced at our key production facilities.

FACILITY LOCATION                                                   PRINCIPAL PRODUCTS
-----------------                                                   ------------------
Fayetteville, Arkansas...................................  Frozen Foods
Omaha, Nebraska..........................................  Frozen Foods
Salford, England.........................................  Frozen Foods
Glasgow, Scotland........................................  Frozen Foods
Imlay City, Michigan.....................................  Pickles and Relishes
Millsboro, Delaware......................................  Pickles and Relishes

FACILITY LOCATION                                                   PRINCIPAL PRODUCTS
-----------------                                                   ------------------
Stratford, England.......................................  Pickles, Canned Beans and Vegetables
Blandon, Pennsylvania....................................  Mushrooms
West Chicago, Illinois...................................  Mushrooms
Brighton, Indiana........................................  Mushrooms
Fennville, Michigan......................................  Mushrooms
Hillsboro, Texas.........................................  Mushrooms
Jackson, Ohio............................................  Mushrooms
Pescadero, California....................................  Mushrooms

CERTAIN LEGAL AND REGULATORY MATTERS

  LITIGATION

     Vlasic, in the ordinary course of business, is involved in various legal proceedings. We are, however, not aware of any pending claims or litigation the outcome of which would have a material adverse effect on our business, financial position or results of operations.

  PUBLIC HEALTH

     We are subject to the Federal Food, Drug and Cosmetic Act and regulations promulgated thereunder by the FDA. This comprehensive regulatory program governs, among other things, the manufacturing, composition and ingredients, labeling, packaging and safety of food. For example, the FDA regulates manufacturing practices for foods through its current "good manufacturing practices" regulations and specifies the "recipes," called standards of identity, for certain foods. In addition, the Nutrition Labeling and Education Act of 1990, as amended, prescribes the format and content of certain information required to appear on the labels of food products. We are subject to regulation by certain other governmental agencies, including the USDA. Our frozen food manufacturing facilities are continuously inspected by the USDA.

     Our operations and our products are also subject to federal, state and local regulation through such measures as licensing of plants, enforcement by state health agencies of various state standards and inspection of the facilities. Enforcement actions for violation of federal, state, and local regulations may include seizure and condemnation of violative products, cease and desist orders, injunctions and/or monetary penalties. We believe that our facilities and practices are sufficient to maintain compliance with applicable government regulations, although there can be no assurances in this regard.

  FEDERAL TRADE COMMISSION

     We are subject to certain regulations by the Federal Trade Commission ("FTC"). Advertising of our products is subject to regulation by the FTC pursuant to the Federal Trade Commission Act and the regulations promulgated thereunder.

  EMPLOYEE SAFETY REGULATIONS

     We are subject to certain health and safety regulations including regulations issued pursuant to the Occupational Safety and Health Act. These regulations require us to comply with certain manufacturing, health and safety standards to protect our employees.

  INSURANCE

     We maintain general liability, property, workers compensation and other insurance in amounts and on terms that we believe are customary for companies similarly situated.

  OUTSIDE THE UNITED STATES

     Outside the United States, we are regulated by the regulatory authorities of countries in which we have operations or to which we ship products. Such authorities regulate the processing, packaging, storage, distribution and labeling of our products and periodically inspect our processing facilities and products. We believe that we are in substantial compliance with all governmental laws and regulations.

ENVIRONMENTAL MATTERS

     We are subject to numerous federal, state and local environmental laws and regulations of the United States and other countries in which we have operations. Laws and regulations relating to worker health and workplace safety also apply to our operations.

     As is the case with many companies, we face exposure to actual or potential claims or lawsuits involving environmental matters. We believe that any liabilities resulting from this exposure, after taking into consideration amounts already provided for, should not have a material adverse effect on our business, financial position or results of operations. Of course, we cannot predict what environmental or occupational health and safety laws and regulations will be enacted in the future or the amount of future expenditures we may be required to make in order to comply with such new laws. We believe that our operations are in substantial compliance with existing environmental and occupational health and safety regulations.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     Set forth below is certain information regarding the directors and executive officers of Vlasic as of August 2, 1999:

NAME                     AGE    POSITION AND OFFICES
----                     ---    --------------------
Robert F. Bernstock....  48     Director, President and Chief Executive Officer
Mitchell P.
  Goldstein............  38     Vice President and Chief Financial Officer
Norma B. Carter........  52     Vice President, General Counsel and Corporate Secretary
Lynne A. Alvarez.......  42     Vice President, President -- Europe
Murray S. Kessler......  40     Vice President, President -- Swanson Division
Mark I. McCallum.......  44     Vice President, President -- Grocery Division
Donald J. Keller.......  67     Director, Chairman of the Board of Directors
Robert T. Blakely......  57     Director
Morris A. Cohen........  51     Director
Tristram C. Colket,
  Jr. .................  61     Director
Lawrence C. Karlson....  56     Director
Shaun F. O'Malley......  64     Director

     ROBERT F. BERNSTOCK. Mr. Bernstock has been President and Chief Executive Officer of Vlasic since March 1998. Mr. Bernstock served as Executive Vice President of Campbell Soup Company and President of its Specialty Foods Division since July 1997. Prior to that, he was appointed President -- U.S. Grocery Division and Senior Vice President of Campbell Soup Company in March 1996. Mr. Bernstock served as President -- International Grocery Division of Campbell Soup Company from August 1994 to February 1996. He served as President -- International Soup Division of Campbell Soup Company from June 1993 to July 1994 and was Vice President of Campbell Soup Company. Mr. Bernstock is a director of the National Food Processors Association, the Rowan University College of Business Administration, the Philadelphia Tennis Patrons, and Grocery Manufacturers of America and is a Trustee Emeritus for the Campbell Soup Foundation, Conference Board of Canada and Canada's National Institute of Nutrition.

     MITCHELL P. GOLDSTEIN. Mr. Goldstein was named Vice President and Chief Financial Officer in October 1998. Prior to that he was Vice President, Strategic Planning and Corporate Development and President of Vlasic Farms, Inc. from June 1998. Mr. Goldstein was elected Vice President -- Strategic Planning and Corporate Development in March 1998. Prior to joining Vlasic, Mr. Goldstein served as the head of Strategic Planning for the Specialty Foods division of Campbell Soup Company. Prior to that, Mr. Goldstein served as the Director of Strategic Planning for the U.S. Grocery Division of Campbell. He joined Campbell in March 1995 as Director of Strategic Planning at the corporate level, where he helped develop the company's strategic growth plan. Prior to that, Mr. Goldstein worked with Mercer Management Consulting for eleven years, most recently as a Vice President and Partner.

     NORMA B. CARTER. Prior to joining Vlasic, Ms. Carter served in the Legal Department of Campbell Soup Company since January 1981, most recently as Vice President -- Legal. Ms. Carter joined Campbell after six years as a trial lawyer for the Antitrust Division of the U.S. Department of Justice.

     LYNNE A. ALVAREZ. Ms. Alvarez was named President -- Europe in August 1999. Prior to that she was Vice President -- Global Marketing and Sales Services from March 1998. Prior to joining Vlasic Ms. Alvarez served as Vice President of Customer Marketing, Planning and Promotion with Cambell Soup Company since May 1996. Prior to that Ms. Alvarez served six years as the principal in the management consulting firm L.A. Associates.

     MURRAY S. KESSLER. Prior to joining Vlasic, Mr. Kessler served as General Manager for the Swanson division of Campbell Soup Company. Prior to that, he served as the Vice President of Sales and Marketing for the Pace Foods division of Campbell. He joined Campbell in December 1986 and was promoted through various positions, including Vice President of Sauces and Vice President -- National Sales Manager for the Meal Enhancement Group of Campbell.

     MARK I. MCCALLUM. Mr. McCallum was named President of the Grocery Division in June 1998 and served as Vice President and General Manager -- Grocery since March 1998. Prior to joining Vlasic, Mr. McCallum served Campbell Soup Company as General Manager for the Mushroom, Open Pit and the Canadian Swanson Frozen businesses. Prior to that, he served as Vice President and General Manager for the Sanwa, Campbell's Fresh and the Prepared Foods divisions of Campbell. He joined Campbell in January 1993 as the General Manager for Campbell Australia and progressed to become the Managing Director for Campbell Asia in Hong Kong.

     DONALD J. KELLER. Mr. Keller is Chairman of Vlasic Foods International Inc. He served as Chairman for Prestone Products Corporation from 1995-1997 and as Chairman of B. Manischewitz Co. from 1993-1998. His experience includes WestPoint Pepperell Inc. where he served as President and Chief Operating Officer and General Foods Corporation, where he became an Executive Vice President. Mr. Keller is a Director of Dan River Inc. and Air Express International.

     ROBERT T. BLAKELY. Mr. Blakely has been an Executive Vice President and Chief Financial Officer of Tenneco Inc. since 1981. He is a Director of the New York City Ballet, the Manhattan and Bronx Council of the Boy Scouts of America, Solutia Inc. and the United Way of Greenwich. He is also a Trustee of Cornell University.

     MORRIS A. COHEN. Mr. Cohen is the Matsushita Professor of Manufacturing and Logistics at the Wharton School of the University of Pennsylvania. He has been a Professor at the Wharton School since 1974. He has been a visiting faculty member at Stanford University and the Massachusetts Institute of Technology, and is Co-Director of Wharton's Fishman-Davidson Center for Service and Operations Management. He is currently a member of Editorial Advisory Board of Supply Chain Management Review, the Journal of Production and Operations Management, and the Journal of Manufacturing and Service Operations Management. He has also done consulting work at Saturn Corporation, Intel Corporation, International Business Machines Corporation, Campbell Soup Company, the U.S. Navy and Teradyne, Inc.

     TRISTRAM C. COLKET, JR. Mr. Colket owns Tekloc Enterprises, a private investment firm. He is a Trustee of the Colket Foundation

     LAWRENCE C. KARLSON. Mr. Karlson is Chairman of AmeriSource Health Corporation. He also provides consulting services to a wide variety of businesses. Prior to 1993, he served as Chairman of Spectra-Physics AB, formerly Pharos AB, where he had also served as President and CEO. Mr. Karlson is a director of AmeriSource Health Corporation, CDI Corporation and Spectra-Physics Lasers Inc.

     SHAUN F. O'MALLEY. Mr. O'Malley retired from Price Waterhouse in 1995. He served at Price Waterhouse for many years, most recently as Chairman and Senior Partner. Mr. O'Malley is a director of the Wharton School at the University of Pennsylvania, Horace Mann Educators Corporation, Coty, Inc. and the Curtis Institute of Music.

COMMITTEES OF THE BOARD

     Our Board of Directors has an Audit Committee, a Compensation and Organization Committee and a Governance Committee.

  AUDIT COMMITTEE

     The Audit Committee is composed of non-employee directors and currently consists of Robert Blakely (Chair), Morris Cohen and Lawrence Karlson. The Audit Committee's mission is to oversee the adequacy of our internal control systems and the accuracy and integrity of our financial reporting. In addition, the Audit Committee sets a positive "tone at the top" which fosters a company-wide attitude of integrity and control consciousness. The Audit Committee recommends the appointment of our independent accountants and confers independently with the internal auditors and the independent accountants. The Audit Committee reviews non-audit services to be performed by the independent accountants and determines appropriate fees for both audit and non-audit services.

  COMPENSATION AND ORGANIZATION COMMITTEE

     The Compensation and Organization Committee is composed of non-employee directors and currently consists of Shaun O'Malley (Chair), Tristram C. Colket, Jr. and Donald Keller. The mission of the Compensation and Organization Committee is to provide an independent review of our organization, our performance objectives and management compensation. The committee is responsible for the Chief Executive Officer evaluation process.

  GOVERNANCE COMMITTEE

     The Governance Committee is composed of non-employee directors and currently consists of Donald Keller (Chair), Robert Blakely and Shaun O'Malley and its mission is to assure the independence of the Board as it exercises corporate governance and oversight roles. The Governance Committee seeks potential nominees for board membership in various ways and will consider suggestions submitted by shareowners. Such suggestions, together with appropriate biographical information, are submitted to the Corporate Secretary of Vlasic.

COMPENSATION OF DIRECTORS

     A director who is a Vlasic employee does not receive any payment for his services as a director. For the 1998 fiscal year, each non-employee director received a board attendance fee of $2,000 per meeting of the board of directors at which he participated ($500 if the meeting was held by conference call) and a committee attendance fee of $1,500 per committee meeting ($500 if the meeting was held by conference call).

     In addition, on March 30 of each year (beginning March 30, 1999), non-employee directors will be granted stock options that have a Black-Scholes value of approximately $40,000 with the exercise price based on the fair market value of Vlasic common stock on March 30 or the next business day, if March 30 is not a business day, which will vest cumulatively over three years at the rate of 30%, 60% and 100%, respectively, on the first three anniversaries (new directors will receive a prorated amount of options based on date of election). The stock options have a term of ten years. On April 6, 1998, Shaun O'Malley and Robert Blakely each received an option to purchase 5,100 shares of Vlasic common stock. Upon their election as directors, Lawrence Karlson was granted 4,250 options on June 2, 1998 and Richard Huber (a former director) and Morris Cohen were each granted 3,825 options on July 7, 1998. On April 6, 1998, Donald Keller received a retainer of $100,000 and a grant of 35,000 options. Included in the 35,000 options was a special grant of options to compensate for his loss of certain options to acquire Sysco Corp. stock that he forfeited to become the Chairman of Vlasic.

     Non-employee directors do not have a retirement plan nor do they participate in our benefit plans. They are covered under our business travel accident insurance policy while traveling on Vlasic business. Directors have the option to elect to defer all or a portion of any cash compensation. Directors are reimbursed for actual travel costs.

COMPENSATION OF EXECUTIVE OFFICERS

     Prior to the spin-off by Campbell, the executive officers named in the Summary Compensation Table in this prospectus were employees of Campbell. Their compensation for services prior to the effective date of the spin-off and their 1998 annual bonuses were determined solely by Campbell. In anticipation of the spin-off, Campbell developed a compensation structure for Vlasic that it considered appropriate for us. The Compensation and Organization Committee, working with management, is evaluating this compensation structure. A description of the current program follows.

  POLICIES AND OBJECTIVES

     The key components of our current executive compensation program are base salary, annual bonus, and long-term incentive. The intention is to maintain base salaries for the executives at approximately the 50th percentile of a compensation peer group composed of 31 consumer packaged goods companies whose size have been comparably regressed. Bonus and long-term incentive are targeted at about the 75th percentile of the same comparably regressed compensation peer group.

  ANNUAL BONUS PLAN

     The annual bonus plan for eligible management level employees provides for awards to be determined shortly after the end of the fiscal year. For the 1998 fiscal year, Campbell established the incentive opportunities prior to the spin-off.

     For the 1999 fiscal year, annual bonus awards will depend principally upon achieving corporate earnings per share and divisional earnings before interest and taxes targets set prior to the beginning of the year. In addition, subject to certain exceptions, if our rate of annual growth of our earnings per share places us in the top quartile of all companies in the S&P 500 Food Group and the S&P 400 Mid-Cap Food Group, each bonus-eligible employee would receive an additional 50% of his or her bonus target. Our Compensation and Organization Committee may also consider adjusting the target awards based on the employee's personal performance as measured against his or her particular responsibilities.

  LONG-TERM INCENTIVE PLAN

     Our long-term incentive plan currently utilizes stock option grants for eligible management level employees. Non-qualified stock options were granted commencing on April 6, 1998. All outstanding options have a ten-year term and an exercise price equal to the fair market value of a share of Vlasic common stock on the grant date.

     In order to compensate for long-term incentive awards forfeited when leaving Campbell after the spin-off, the options granted in April 1998 to the top 15 key executives were triple the size of a target grant and vest cumulatively over three years at the rate of 30%, 60% and 100%, respectively, on the first three anniversaries beginning in April 2000. Options granted to other management level employees vest approximately in thirds on each of the first three anniversaries of the stock option grant date beginning in April 1999.

  BASE SALARIES FOR FISCAL YEAR 1998

     Except where two executive officers assumed new duties after the spin-off, base salaries for the executive officers, including Robert Bernstock, remained set at the levels established by Campbell prior to the spin-off to reflect the new responsibilities that they were assuming with Vlasic.

  POLICY ON DEDUCTIBILITY OF COMPENSATION

     Section 162(m) of the Internal Revenue Code limits the tax deduction to $1 million for compensation paid one or more of the executive officers listed in the table captioned "Directors and Executive Officers," unless certain requirements are met. Our philosophy with respect to the limit on the tax-deductibility of executive compensation is to use certain objective performance standards to qualify for exceptions to any applicable loss of tax deductions.

SUMMARY COMPENSATION TABLE

     The following table sets forth the compensation received by our President and Chief Executive Officer and the four other most highly compensated Executive Officers for fiscal 1998.

                                                     ANNUAL COMPENSATION        LONG-TERM AWARDS
                                                    ----------------------   -----------------------
                                                                                          SECURITIES
                                                                             RESTRICTED   UNDERLYING    ALL OTHER
                                           FISCAL                              STOCK       OPTIONS     COMPENSATION
NAME AND PRINCIPAL POSITION                 YEAR    BASE SALARY    BONUS     AWARDS(1)      (#)(2)        ($)(3)
---------------------------                ------   -----------    -----     ----------   ----------   ------------
Robert F. Bernstock......................   1998     $446,667     $347,489   $        0    450,000       $23,825
  President and                             1997     $336,875     $282,093   $1,880,177    100,000       $18,352
  Chief Executive Officer
Carlos Oliva Funes(4)....................   1998     $443,433     $129,720   $        0     60,000       $22,172
  Vice President and                        1997     $430,500     $ 95,696   $  468,988     10,700       $30,000
  President -- Swift-Armour
Norma B. Carter..........................   1998     $170,000     $121,849   $   22,006     65,000       $ 8,755
  Vice President,                           1997     $151,667     $ 75,172   $  231,488      6,750       $ 6,805
  General Counsel
  and Corporate Secretary
Rolf B. Richter(4).......................   1998     $182,593     $ 82,310   $   16,504     50,000       $ 7,947
  Vice President and                        1997     $168,920     $ 87,599   $  201,856      5,625       $     0
  President -- Europe and
  Vlasic Farms, Inc.
Mitchell P. Goldstein....................   1998     $190,000     $ 73,665   $   13,779     50,000       $ 7,910
  Vice President and                        1997     $174,375     $ 57,097   $  158,482      4,950       $ 6,944
  Chief Financial Officer

---------------
(1) The Restricted Stock Awards for 1997 for the fiscal 1998 to 2000 performance period were forfeited at the time of the spin-off from Campbell. In order to compensate for this, the options granted in April 1998 to the top 15 key executives were triple the size of a target grant.

(2) The stock option grants shown for 1998 represent options on Vlasic common stock and are described in the footnotes to the table captioned "Option Grants in Last Fiscal Year." The stock option grants shown for 1997 represent options on Campbell common stock. Under a benefits sharing agreement between Campbell and Vlasic these Campbell stock options were converted in connection with the spin-off into replacement options on Vlasic common stock, with the award preserving the economic value of the original Campbell grant at the time of the spin-off. As a result, Robert Bernstock's stock options for 1997 were converted into 253,357 Vlasic options, Carlos Oliva Funes' were converted into 27,109 Vlasic options, Norma Carter's were converted into 17,102 Vlasic options, Rolf Richter's were converted into 14,251 Vlasic options, and Mitchell Goldstein's were converted into 12,541 Vlasic options.

(3) "All Other Compensation" consists of Campbell/Vlasic contributions or allocations to savings plans (tax-qualified and supplemental) or, in the case of Carlos Oliva Funes, consulting fees for services rendered to other Campbell businesses in Latin America prior to the spin-off.

(4) Mr. Funes and Mr. Richter are no longer executive officers of Vlasic effective July 29, 1999 and August 1, 1999, respectively.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth the stock options granted to the executive officers during the fiscal year ended August 2, 1998.

                                                INDIVIDUAL GRANTS(1)
                                           -------------------------------
                                             NUMBER OF        % OF TOTAL
                                             SECURITIES        OPTIONS
                                             UNDERLYING       GRANTED TO     EXERCISE OR                 GRANT DATE
                                              OPTIONS        EMPLOYEES IN    BASE PRICE    EXPIRATION   PRESENT VALUE
                                           GRANTED (#)(2)   FISCAL YEAR(3)     ($/SH)         DATE         ($)(4)
                                           --------------   --------------   -----------   ----------   -------------
Robert F. Bernstock......................     450,000            28.0%         22.6875       4/6/08      $3,924,000
Carlos Oliva Funes(5)....................      60,000             3.7%         22.6875       4/6/08      $  523,200
Norma B. Carter..........................      65,000             4.0%         22.6875       4/6/08      $  566,800
Rolf B. Richter(5).......................      50,000             3.1%         22.6875       4/6/08      $  436,000
Mitchell P. Goldstein....................      50,000             3.1%         22.6875       4/6/08      $  436,000

---------------
(1) The options shown in this table are options to purchase Vlasic common stock. These options have a ten-year vesting term and vest cumulatively over three years at the rate of 30%, 60% and 100%, respectively, on the first three anniversaries beginning in April 2000.

(2) The numbers shown do not include grants made as the result of the conversion of options on Campbell common stock granted prior to 1998. These Campbell options were converted in connection with the spin-off into replacement Vlasic common stock options, preserving the economic value of the original Campbell grant at the time of the spin-off. As a result of these conversions, the named executive officers received options on Vlasic common stock, as follows: Robert Bernstock, options on 447,327 shares; Carlos Oliva Funes, options on 91,056 shares; Norma Carter, options on 47,378 shares; Rolf Richter, options on 100,545 shares; and Mitchell Goldstein, options on 33,152 shares. All options for these executives have exercise prices ranging from $9.7072 to $19.0689 and are with expiration dates ranging from June 22, 2005 to June 26, 2007.

(3) Percentages are based upon the total number of options on Vlasic common stock granted after the spin-off under the Vlasic Foods International Long-Term Incentive Plan.

(4) In accordance with the rules of the SEC, the Black-Scholes option pricing model was chosen to estimate the grant date present value of the options set forth in this table. The use of this model should not be construed as an endorsement of its accuracy at valuing options. All stock option pricing models require a prediction about the future movement of stock price. The following assumptions were made for the purposes of calculating the grant date present value: option term of 6 years, volatility of 27.0%, 0% dividend yield, and interest of 5.63% (six-year Treasury note rate at January 2, 1998). The real value of options in this table depends upon the actual performance of Vlasic common stock during the applicable period and upon when they are exercised.

(5) Mr. Funes and Mr. Richter are no longer executive officers of Vlasic after July 29, 1999 and August 1, 1999, respectively.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

                                                                     NUMBER OF SECURITIES    VALUE OF UNEXERCISED
                                                                    UNDERLYING UNEXERCISED   IN-THE-MONEY OPTIONS
                                                                     OPTIONS AT FY-END(#)      AT FY-END($)(2)
                                             SHARES       VALUE     ----------------------   --------------------
                                           ACQUIRED ON   REALIZED        EXERCISABLE/            EXERCISABLE/
NAME                                       EXERCISE(#)    ($)(1)        UNEXERCISABLE           UNEXERCISABLE
----                                       -----------   --------   ----------------------   --------------------
Robert F. Bernstock
  Vlasic Options.........................         0      $      0      177,552/719,775        $520,651/$356,668
  Campbell Options.......................    13,927      $648,013            178,586/0        $    6,235,999/$0
Carlos Oliva Funes(3)
  Vlasic Options.........................         0      $      0       44,513/106,543        $203,168/$106,543
  Campbell Options.......................         0      $      0             48,373/0        $    1,570,063/$0
Norma B. Carter
  Vlasic Options.........................         0      $      0        21,724/90,654        $  89,349/$52,799
  Campbell Options.......................         0      $      0             18,604/0        $      587,946/$0
Rolf B. Richter(3)
  Vlasic Options.........................         0      $      0       18,816/131,729        $ 81,430/$324,137
  Campbell Options.......................         0      $      0             44,979/0        $    1,624,760/$0
Mitchell P. Goldstein
  Vlasic Options.........................         0      $      0        14,795/68,357        $  57,966/$36,962
  Campbell Options.......................         0      $      0              5,566/0        $      146,040/$0

---------------
(1) The amounts in this column reflect the fair market value of shares received on the exercise date minus the exercise price. Exercise of options on Campbell common stock are shown only if they occurred prior to March 30, 1998, the effective date of the spin-off.

(2) These year-end values represent the difference between (a) the fair market value of Vlasic common stock underlying the options on July 31, 1998 (Vlasic market price of $17.5625 and Campbell market price of $54.00) and (b) the exercise prices of the options. "In-the-money" means that the fair market value of the underlying stock is greater than the option's exercise price on the valuation date.

(3) Mr. Funes and Mr. Richter are no longer executive officers of Vlasic after July 29, 1999 and August 1, 1999, respectively.

PENSION PLANS

     The following table illustrates the approximate annual pension that may become payable to an employee in the higher salary classifications under our regular and supplementary pension plans.

ESTIMATED ANNUAL PENSIONS

AVERAGE COMPENSATION IN                                         YEARS OF SERVICE
HIGHEST 5 YEARS OF LAST                       ----------------------------------------------------
10 YEARS OF EMPLOYMENT                           20         25         30         35         40
-----------------------                          --         --         --         --         --
$200,000....................................  $ 56,887   $ 71,109   $ 85,331   $ 90,331   $ 95,331
$300,000....................................  $ 86,887   $108,609   $130,331   $137,831   $145,331
$400,000....................................  $116,887   $146,109   $175,331   $185,331   $195,331
$500,000....................................  $146,887   $183,609   $220,331   $232,831   $245,331
$600,000....................................  $176,887   $221,109   $265,331   $280,331   $295,331
$700,000....................................  $206,887   $258,609   $310,331   $327,831   $345,331
$800,000....................................  $236,887   $296,109   $355,331   $375,331   $395,331
$900,000....................................  $266,887   $333,609   $400,331   $422,831   $445,331
$1,000,000..................................  $296,887   $371,109   $445,331   $470,331   $495,331

     Compensation covered for executive officers named in the table captioned "Summary Compensation Table" is the same as the total salary and bonus shown in that table. These estimated amounts assume retirement at age 65 (normal retirement age) with a straight-life annuity without reduction for a survivor annuity or for optional benefits. They are not subject to deduction for Social Security benefits or other offsets. The years of service set forth below for Robert Bernstock include additional years of service pursuant to a Mid-Career Hire Pension Agreement designed to replace a similar plan at Campbell and include years of service while an employee of Campbell. As of the end of fiscal 1998, the full years of accrued service under the pension plans for Robert Bernstock was 21. As of the end of fiscal 1998, the full years of accrued service under the pension plan for the following three individuals other than Robert Bernstock named in the table captioned "Summary Compensation Table" were as follows: Norma Carter, 17; Rolf Richter, 5; and Mitchell Goldstein, 3. Carlos Oliva Funes did not participate in our pension plan.

TERMINATION ARRANGEMENT

     We have entered into a severance protection agreement with Robert Bernstock. The severance protection agreement provides severance pay and continuation of certain benefits should a Change in Control occur. The independent members of the Board of Directors unanimously approved entry into the severance protection agreement. In order to receive benefits under the severance protection agreement, Robert Bernstock's employment must be terminated: (a) involuntarily by us, without cause, whether actual or "constructive," within two years following a Change in Control; or (b) by Robert Bernstock within a thirty day "window period" beginning one year after a Change in Control.

     Generally, a "Change in Control" will be deemed to have occurred in any of the following circumstances:

        (i) the acquisition of 25% or more of the Vlasic outstanding voting stock by any person or entity, with certain exceptions for John T. Dorrance family members;

        (ii) the persons serving as our directors as of July 7, 1998 and those replacements or additions subsequently approved by a two-thirds vote of the Board, cease to make up at least two-thirds of the Board;

        (iii) a merger, consolidation or share exchange in which our shareowners prior to the merger wind up owning 80% or less of the surviving corporation; or

        (iv) a complete liquidation or dissolution or disposition of all or substantially all of our assets.

     If triggered under the severance protection agreement, severance pay would equal three years' base salary and bonus. Medical, dental, life and disability benefits would be provided at our expense for the lesser of: (i) 30 months; or
(ii) the number of months remaining until Robert Bernstock's 65th birthday. We would pay in a single payment an amount equal to the value of the benefit Robert Bernstock would have accrued under our pension plans had he remained in our employ for an additional 30 months or until his 65th birthday, if earlier. Under the severance protection agreement, Robert Bernstock would be eligible for a gross-up payment for excess taxes, interest or penalties imposed by Section 4999 of the Internal Revenue Code, and all options outstanding on the date of such Change in Control would become immediately and fully exercisable.

                        OWNERSHIP OF VLASIC COMMON STOCK

OWNERSHIP BY DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth information regarding beneficial ownership as of October 2, 1998, of the Vlasic common stock of each director, our five most highly compensated executive officers and the directors and executive officers as a group and also sets forth stock units credited to the individual's deferred compensation account. The account reflects the election of the individuals to defer previously earned compensation into Vlasic stock units. The individuals are fully at risk as to the price of Vlasic common stock in their deferred stock accounts. Additional stock units are credited to the accounts to reflect accrual of dividends, if any. The stock units do not carry any voting rights.

                                                       AGGREGATE NUMBER OF    VLASIC    TOTAL NUMBER OF
                                                       SHARES BENEFICIALLY    STOCK       SHARES AND
                                                            OWNED(1)         DEFERRED   DEFERRED STOCK
                                                       -------------------   --------   ---------------
Robert F. Bernstock..................................        210,154         200,715        410,869
Robert T. Blakely....................................              0              30             30
Morris A. Cohen......................................              0               0              0
Richard L. Huber(2)..................................              0               0              0
Lawrence C. Karlson..................................         12,000             100         12,100
Donald J. Keller.....................................         10,000               0         10,000
Shaun F. O'Malley....................................            500             119            619
Norma B. Carter......................................         41,068          14,257         55,325
Mitchell P. Goldstein................................         19,268          11,431         30,699
Carlos Oliva Funes(2)................................         51,378             582         51,960
Rolf B. Richter(2)...................................         20,751             115         20,866
All directors and executive officers (8) as a
  group..............................................        403,994         227,446        631,440

---------------
(1) The shares shown include 307,611 shares of Vlasic common stock with respect to which executive officers have a right, as of December 2, 1998, to acquire beneficial ownership because of vested stock options. All persons listed own less than 1% of Vlasic's outstanding shares of common stock. All directors and executive officers (8 persons) as a group own 1.4% of outstanding shares. This includes shares owned directly or indirectly.

(2) No longer serving in such capacity.

PRINCIPAL SHAREHOLDERS

     The following is Information concerning the owners of more than 5% of the outstanding Vlasic common stock as of October 2, 1998:

                                                                                      PERCENT OF
                                                                AMOUNT/NATURE OF      OUTSTANDING
NAME/ADDRESS(1)                                               BENEFICIAL OWNERSHIP     OWNERSHIP
---------------                                               --------------------    -----------
Bennett Dorrance............................................       5,363,903(2)          11.8%
  DMB Associates
  4201 North 24th Street
  Suite 120
  Phoenix, AZ 85016
Mary Alice Malone...........................................       5,442,537(3)          12.0%
  Iron Spring Farm
  R.D. #3,
  Coatesville, PA 19320
Dorrance H. Hamilton,
Charles H. Mott and
John A. van Beuren
Voting Trustees under the Major Stockholders' Voting Trust
dated as of June 2, 1990 and related persons................       6,150,738(5)          13.5%
  P.O. Box 4098
  Middletown, RI 02842(4)

---------------
(1) The owners of more than 5% of Vlasic common stock are descendants of the late Dr. John T. Dorrance, one of the founders of Campbell. They were shareholders of record as of March 9, 1998 of Campbell and received shares of Vlasic common stock pursuant to the spin-off.

(2) Bennett Dorrance is a grandson of Dr. John T. Dorrance and the brother of Mary Alice Malone. Share ownership shown does not include 30,694 shares held by the estate of his father, John T. Dorrance, Jr., of which he is an executor, and as to which shares he disclaims beneficial ownership. It does not include 98,242 shares held by Bennett Dorrance as one of the trustees for trusts for, or as guardian of, his children, as to which shares he disclaims beneficial ownership.

(3) Mary Alice Malone is a granddaughter of Dr. John T. Dorrance. Share ownership shown does not include 30,694 shares held by the estate of her father, John T. Dorrance, Jr., of which she is an executor and as to which shares she disclaims beneficial ownership. It does not include 2,911 shares held by her cousin as trustee of a trust for her children, as to which shares she disclaims beneficial ownership.

(4) The June 2, 1990 Voting Trust was formed by certain descendants (and spouses, fiduciaries and a related foundation) of the late Dr. John T. Dorrance. The voting trust initially covered shares of Campbell. By the terms of the voting trust, shares of Vlasic received by the trustees pursuant to the spin-off became subject to the voting trust. The participants have indicated that they formed the voting trust as a vehicle for acting together as to matters which may arise affecting Campbell's business, in order to attain their objective of maximizing the value of their shares. It is expected that the voting trust will act in the same capacity with respect to Vlasic.

     The trustees act for participants in communications with the Vlasic board of directors. Participants believe the voting trust may also facilitate communications between the Vlasic board and the participants. Under the voting trust, all shares held by the trust will be voted by the trustees whose decision must be approved by at least two trustees if there are three trustees then acting. In the event of a disagreement among the trustees designated by the family groups participating in the trust, the shares of the minority may be withdrawn. The voting trust continues for ten years from June 2, 1990, unless it is sooner terminated or extended.

(5) Includes 6,080,690 shares (13.4% of the outstanding shares) held by the voting trustees with sole voting power and 70,048 shares held by participants outside the voting trust or by persons related to them, for a total of 6,150,738 shares (13.5% of the outstanding shares). Includes (i) 2,949,835 shares (6.5% of the outstanding shares) with sole dispositive power held by the Dorrance H. Hamilton Trust of which Mrs. Hamilton is the sole trustee, 200 Eagle Road, Suite 316, Wayne, PA 19087; and (ii) 675,678 shares with sole dispositive power held by Hope H. van Beuren and 672,000 shares with sole dispositive power held by her husband, John A. van Beuren, P.O. Box 4098, Middletown, RI 02842. John and Hope van Beuren also hold 1,400,556 shares with shared dispositive power, including shares held by a family partnership. In addition John van Beuren holds 201,076 shares with shared dispositive power. Participants in the voting trust have certain rights to withdraw shares deposited with the voting trustees including the right to withdraw these shares prior to any annual or special meeting of our shareowners. Dispositive power as used above means the power to direct the sale of shares; in some cases it does not include the power to direct how the proceeds of sale can be used.

     The foregoing information relating to shareowners is based upon our stock records, 13D filings, and data supplied to us by the shareowners as of the record date for our last annual meeting.

                    RELATIONSHIP BETWEEN VLASIC AND CAMPBELL

     Since the spin-off, there have been significant transactions between Vlasic and Campbell involving supplies and services, such as beef and mushroom supply by us to Campbell, and payroll, other financial services and transaction processing activities furnished by Campbell to us (most such services by Campbell ceased effective March 30, 1999). For purposes of governing certain ongoing relationships between us and Campbell and to facilitate implementation of the spin-off, Vlasic (including certain officers of Vlasic) and Campbell entered into various agreements, including those described below. The agreements summarized below are included as exhibits to reports previously filed by Vlasic with the SEC pursuant to the Exchange Act. These summaries do not contain all the information contained in the agreements and we suggest that you refer to the full documents for more complete information. Capitalized terms used below and not defined have the meanings set forth in the particular documents that are summarized below.

SEPARATION AND DISTRIBUTION AGREEMENT

     The Separation and Distribution Agreement provides for, among other things, the principal corporate transactions required to effect the spin-off and certain other matters governing the relationship between Vlasic and Campbell relating to the spin-off.

     The Separation and Distribution Agreement provides that we are prohibited from engaging in certain businesses in the U.S. for a period of three years from March 30, 1998. Under the terms of the covenant, for a period of three years after March 30, 1998, we are prohibited from manufacturing, distributing, marketing or selling the following products in the U.S. to the extent such products are substantially similar to those products manufactured or sold by Campbell in the U.S. as of March 30, 1998: soups, broths, vegetable juices, salsa and picante and other Mexican sauces or dips, Italian sauces, heat processed prepared pasta and gravies.

BERNSTOCK AND RICHTER NON-COMPETITION AGREEMENTS

     Robert Bernstock, President and Chief Executive Officer and Rolf Richter, Vlasic's former Vice President -- Europe and Vlasic Farms, Inc. have signed agreements with Campbell agreeing that they will not engage in manufacturing, distributing, marketing or selling of soup or broth products anywhere in the world for 18 months from March 30, 1998.

     Vlasic is not a party to these agreements.

TAX SHARING AND INDEMNIFICATION AGREEMENT

     The Tax Sharing and Indemnification Agreement sets forth Vlasic's and Campbell's rights and obligations with respect to payment and refunds, if any, with respect to taxes for periods before and after March 30, 1998 and related matters such as the filing of tax returns and the conduct of audits or other proceedings involving claims made by taxing authorities.

     In general, Campbell is responsible for filing consolidated U.S. federal and consolidated, combined or unified state income tax returns for periods through March 30, 1998, and for paying the taxes relating to such returns including any subsequent adjustments resulting from the redetermination of such tax liability by the applicable taxing authorities. The Tax Sharing and Indemnification Agreement also allocated liability between us and Campbell for property taxes and for any taxes which may arise in connection with separating the Vlasic businesses from Campbell businesses.

     Pursuant to the Tax Sharing and Indemnification Agreement, we agreed that for a two-year period following the spin-off (1) we will continue to engage in certain businesses, including retail frozen foods and the pickle business, and will continue to maintain a substantial portion of our respective assets and business operations as they existed prior to the spin-off, provided that this obligation shall not be deemed to prohibit us from entering into or acquiring other businesses or operations or from disposing of or shutting down certain segments of such businesses so long as we continue to engage in such businesses and continue to maintain a substantial portion of our assets and business operations, (2) we will continue to own and manage at least

50% of the assets which we owned directly or indirectly immediately after the Distribution Date and (3) we will not, unless we obtain an IRS tax ruling or a legal opinion reasonably satisfactory to Campbell that such transaction will not cause the spin-off to be taxable for U.S. federal income tax purposes, engage in a number of specified transactions. Transactions subject to these restrictions will include, among other things, issuances of Vlasic common stock (or certain derivatives thereof) in amounts which would equal or exceed 20% of the outstanding Vlasic common stock immediately after March 30, 1998, issuances of instruments other than Vlasic common stock (or derivatives thereof) constituting equity for U.S. federal tax purposes, certain redemptions and other acquisitions of capital stock or equity securities of Vlasic, or the merger, dissolution or liquidation of Vlasic.

     In addition, under the Tax Sharing and Indemnification Agreement, we agreed to indemnify Campbell for tax liabilities arising from a breach of the foregoing provisions, as well as tax liabilities (including the tax liabilities of Campbell's shareowners to the extent such liability is imposed upon or assumed by Campbell) arising from acquisitions of Vlasic common stock, or commencement of any tender or exchange offers for Vlasic common stock, during the two-year period following the spin-off, the consummation of which result in the spin-off being taxable for U.S. federal income tax purposes.

     In the event that our obligations under the Tax Sharing and Indemnification Agreement are breached and the spin-off were to fail to qualify as tax-free for U.S. federal income tax purposes as a result of such breach, we would be required to indemnify Campbell for the tax liabilities described above. Any indemnity payment to Campbell for an income tax liability could have a material adverse effect on our business, financial condition and results of operations.

     Though valid as between the parties thereto, the Tax Sharing and Indemnification Agreement is not binding on the IRS and does not affect the several liability of Campbell, Vlasic and their respective subsidiaries to the IRS for all U.S. federal taxes of the consolidated group relating to periods prior to the Distribution Date.

TRADEMARK LICENSE AGREEMENTS

     We entered into a number of intellectual property license agreements with Campbell, including a license agreement pursuant to which Campbell granted us a perpetual, royalty-free license to use the Swanson trademark and related logos, symbols and marks (collectively, "Swanson Marks") in connection with our operations after the spin-off. Under the terms of this license agreement, we have the right to use the Swanson Marks anywhere in the world in connection with the manufacture, distribution, marketing, advertising, promotion and sale of certain foods in the frozen food category. We are required to use the licensed trademarks in the same manner as they were used by Campbell immediately before the spin-off and to obtain the prior written approval of Campbell (such approval not to be unreasonably withheld or delayed by more than five (5) working days from receipt of a notice requesting approval) prior to any change in the labeling, advertising materials and other promotional material bearing the licensed trademarks which we intend to use.

     Campbell granted us a license to use the Campbell's trademark for up to three years in connection with our U.S. retail mushroom business. The license is on royalty-free terms for its initial 12 months. Thereafter, we are obligated to pay a royalty of 1% of our retail net sales of mushrooms.

     These license agreements contain standard provisions, including those dealing with assignability, quality control and termination upon, among other things, material breach and bankruptcy.

SUPPLY AGREEMENTS

     In fiscal 1998, Campbell was our largest single customer accounting for net sales of $154.8 million, or approximately 11% of our total net sales. Sales to Campbell under our mushroom supply agreement accounted for $32.0 million, or approximately 27%, of our total net sales of mushrooms in fiscal 1998. This contract expires on July 30, 2000. Sales to Campbell under our terminated beef supply agreement accounted for $34.5 million, or approximately 17%, of our total net sales by our Argentine subsidiary in fiscal 1998. Our beef supply agreement with Campbell was terminated at the time of the sale of our Swift-Armour Argentine beef business. Approximately 35% of the production volume of our Omaha, Nebraska facility is devoted to our food service supply contract with Campbell and the net sales derived from the contract in fiscal 1998 were $83.4 million. The consideration received from Campbell under this contract is the fully absorbed cost of production. The food service contract expires March 29, 2000.

                     DESCRIPTION OF SENIOR CREDIT FACILITY

     The description below does not purport to be a complete or comprehensive description of the senior credit facility and for further or detailed information of the senior credit facility, we recommend that you refer to the full text of the underlying agreements that comprise the senior credit facility, which have been filed as exhibits to our annual report on Form 10-K for the fiscal year ended August 2, 1998 and Form 10-Q for the quarter and the nine months ended May 2, 1999. Capitalized terms used below and not defined have the meanings set forth in the senior credit facility.

     We entered into an Amended and Restated Credit Agreement dated September 30, 1998 with various lenders providing for senior secured credit facilities (the "restated senior credit facility"). Effective June 9, 1999 (the "amendment date"), we further amended our restated senior credit facility with amendment no. 1 to the restated senior credit facility (the "first amendment to the restated senior credit facility" and, together with the restated senior credit facility, "senior credit facility"). In connection with such financing, the Chase Manhattan Bank acted or is acting as Syndication Agent, J.P. Morgan Securities Inc. acted or is acting as Arranging Agent, and Morgan Guaranty Trust Company of New York, acted or is acting as Administrative Agent and Collateral Agent. The senior credit facility provides as follows:

     The senior credit facility consists of (1) a senior secured term loan in a principal amount of $100 million and (2) senior secured revolving credit commitments providing for revolving loans to Vlasic initially in the aggregate amount of up to $550 million. As a result of the application of the net proceeds from the sale of the outstanding notes and the sale of our Swift-Armour Argentine beef business, the amount available to be borrowed under the revolving credit commitments was permanently reduced to $279.0 million. Loans under the revolving credit commitments will be available at any time through the final maturity date on February 20, 2003 and the term loan will have a final maturity date of February 20, 2003.

     We are required to make mandatory prepayments on the senior credit facility and permanently reduce revolving credit commitments under certain circumstances, including upon certain asset sales (including the sale of the Swift-Armour business), issuance of debt securities, issuance of equity securities and receipt of Casualty Proceeds which include property insurance proceeds and condemnation awards. At our option, subject to certain requirements, loans may be prepaid in whole or in part.

     The senior credit facility permits us to borrow under three interest rate options. The three interest rate options and the spreads after the issuance of the outstanding notes are as follows. At our option the interest rate per annum applicable to loans under the senior credit facility will be the Base Rate plus the Base Rate Margin ranging from 0.0% to 1.0%, the Adjusted CD Rate plus the CD Margin ranging from 0.475% to 2.125% or the LIBOR plus the Euro-Dollar Margin ranging from 0.35% to 2.0%. As of the date of the issuance of the outstanding notes and going forward, we are obligated to pay a facility fee ranging from 0.15% to 0.5% on the credit exposure of the banks.

     The senior credit facility contains a number of significant covenants that, among other things, restrict our ability to engage in mergers and sales of assets, create liens on our assets, incur additional indebtedness, make investments and acquisitions, or engage in transactions with our subsidiaries and affiliates. In addition, under the senior credit facility, we are required to comply with specified ratios and tests, including maximum debt/ EBITDA ratio, minimum fixed charge coverage ratio and a limitation on capital expenditures.

     An event of default under the senior credit facility will occur (1) if we fail to make payments under the senior credit facility; (2) if we breach the covenants contained in the senior credit facility or any financing document; (3) if we breach the warranties contained in the senior credit facility; (4) in the event of the bankruptcy, insolvency or reorganization of Vlasic; (5) if any judgment or attachment involving, in an individual case, an amount in excess of $10.0 million shall be entered against us and shall remain undischarged or unstayed for a period of 30 days; (6) if any judgment or decree of dissolution is entered against us; (7) certain specified ERISA events occur; (8) if any person or group of persons, other than Designated Affiliates, acquires beneficial ownership of 25% or more of the outstanding shares of common stock of Vlasic; (9) the Designated Affiliates, collectively, have beneficial ownership of 49% or more of the outstanding

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

shares of common stock of Vlasic; or (10) the continuing directors cease to constitute a majority of our board of directors.

     Under the senior credit facility, all our domestic subsidiaries guarantee our outstanding indebtedness under the senior credit facility, which is currently secured by a first priority lien on substantially all of our parent company assets and the assets of our domestic subsidiaries, except our real property, and a pledge of two-thirds of the equity of our foreign subsidiaries, in each case whether now owned or acquired in the future, which will be released upon attainment of credit rating criteria.

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

                              DESCRIPTION OF NOTES

     You can find the definitions of certain terms used in this description under the subheading "Certain Definitions" below. In this description, the word "Vlasic" refers only to Vlasic Foods International Inc. and not to any of its subsidiaries.

     Vlasic issued the outstanding notes under an indenture between itself and The Bank of New York, as trustee, in a private transaction that was not subject to the registration requirements of the Securities Act. A copy of the indenture is filed as an exhibit to the registration statement which includes this prospectus and is available to you upon request.

     The terms of the outstanding notes and the notes to be issued in the exchange offer include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended.

     The terms of the notes to be issued in the exchange offer are identical in all material respects to the terms of the outstanding notes, except for transfer restrictions relating to the outstanding notes. Any outstanding notes that remain outstanding after the exchange offer, together with the notes issued in the exchange offer, will be treated as a single class of securities under the indenture for voting purposes. When we refer to the term "note" or "notes" in this "Description of Notes" section, we are referring to both the outstanding notes and the notes to be issued in the exchange offer. When we refer to "holders" of the notes, we are referring to those persons who are the registered holders of the notes on the books of the registrar appointed under the indenture.

     The following description is a summary of the material provisions of the indenture and the exchange and registration rights agreement. It does not restate those agreements in their entirety. We urge you to read the indenture and the exchange and registration rights agreement because they, and not this description, define your rights as holders of the notes. None of our subsidiaries will guarantee the notes.

BRIEF DESCRIPTION OF THE NOTES

     The notes:

     - are general unsecured obligations of Vlasic;

     - are subordinated in right of payment to all existing and future Senior Debt of Vlasic; and

     - are pari passu in right of payment with any future senior subordinated Indebtedness of Vlasic.

     As of the date of the indenture, all of our subsidiaries will be "Restricted Subsidiaries." However, under the circumstances described below under the subheading "-- Certain Covenants -- Designation of Restricted and Unrestricted Subsidiaries," we will be permitted to designate certain of our subsidiaries as "Unrestricted Subsidiaries." Our Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the indenture.

PRINCIPAL, MATURITY AND INTEREST

     Vlasic has issued notes with an aggregate principal amount of $200.0 million, in denominations of $1,000 and integral multiples of $1,000. The notes will mature on July 1, 2009.

     Interest on the notes will accrue at the rate of 10 1/4% per annum and will be payable semi-annually in arrears on January 1 and July 1 of each year, commencing on January 1, 2000. Vlasic will make each interest payment to the holders of record on the immediately preceding December 15 and June 15.

     Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

     The interest rate on the outstanding notes is subject to increase if Vlasic does not file a registration statement relating to the exchange offer on a timely basis, if the registration statement is not declared effective
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

on a timely basis or if certain other conditions are not satisfied, all as further described under the caption "Registration Rights; Special Interest."

METHODS OF RECEIVING PAYMENTS ON THE NOTES

     If a holder has given wire transfer instructions to Vlasic, Vlasic will pay all principal, interest (including Special Interest) and premium, if any, on those notes in accordance with those instructions. All other payments on notes will be made at the office or agency of the Paying Agent and Registrar within the City and State of New York unless Vlasic elects to make interest payments by check mailed to the holders at their addresses set forth in the register of holders.

PAYING AGENT AND REGISTRAR FOR THE NOTES

     The trustee will initially act as paying agent and registrar. Vlasic may change the paying agent or registrar without prior notice to the holders, and Vlasic or any of its subsidiaries may act as paying agent or registrar.

TRANSFER AND EXCHANGE

     A holder may transfer or exchange notes in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and Vlasic may require a holder to pay any taxes and fees required by law or permitted by the indenture. Vlasic is not required to transfer or exchange any note selected for redemption. Also, Vlasic is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed. The registered holder of a note will be treated as the owner of it for all purposes.

SUBORDINATION

     The payment of principal, interest (including Special Interest) and premium, if any, on the notes will be subordinated to the prior payment in full of all Senior Debt of Vlasic, including Senior Debt incurred after the date of the indenture. The outstanding notes and the notes to be issued in the exchange offer will be pari passu with each other.

     The holders of Senior Debt will be entitled to receive payment in full of all Obligations due in respect of Senior Debt (including interest after the commencement of any bankruptcy proceeding at the rate specified in the applicable Senior Debt) before the holders of notes will be entitled to receive any payment with respect to the notes, in the event of any distribution to creditors of Vlasic:

     (1) in a liquidation or dissolution of Vlasic;

     (2) in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to Vlasic or its property;

     (3) in an assignment for the benefit of Vlasic's creditors; or

     (4) in any marshaling of Vlasic's assets and liabilities.

     Vlasic also may not make any payment in respect of the notes if:

     (1) a default in the payment of any Obligation on Designated Senior Debt occurs and is continuing beyond any applicable grace period; or

     (2) any other default occurs and is continuing on any series of Designated Senior Debt that permits holders of that series of Designated Senior Debt to accelerate its maturity and the trustee receives a notice of such default (a "Payment Blockage Notice") from Vlasic or the holders of any Designated Senior Debt.

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

     Payments on the notes may and shall be resumed:

     (1) in the case of a payment default, upon the date on which such default is cured or waived; and

     (2) in case of a nonpayment default, the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Designated Senior Debt has been accelerated.

     No new Payment Blockage Notice may be delivered unless and until:

     (1) 360 days have elapsed since the delivery of the immediately prior Payment Blockage Notice; and

     (2) all scheduled payments of principal, interest (including Special Interest) and premium, if any, on the notes that have come due have been paid in full in cash.

     No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice unless such default shall have been cured or waived for a period of not less than 180 days.

     Vlasic must promptly notify holders of Senior Debt if payment of the notes is accelerated because of an Event of Default.

     As a result of the subordination provisions described above, in the event of a bankruptcy, liquidation or reorganization of Vlasic, holders of notes may recover less ratably than creditors of Vlasic who are holders of Senior Debt. See "Risk Factors -- Ranking of the Notes; Structural Subordination."

OPTIONAL REDEMPTION

     At any time prior to July 1, 2002, Vlasic may on any one or more occasions redeem up to 35% of the aggregate principal amount of notes originally issued under the indenture at a redemption price of 110.25% of the principal amount thereof, plus accrued and unpaid interest (including Special Interest) to the redemption date, with the net cash proceeds of one or more Public Equity Offerings; provided that:

     (1) at least 65% of the aggregate principal amount of notes issued under the indenture remains outstanding immediately after the occurrence of such redemption (excluding notes held by Vlasic and its subsidiaries); and

     (2) the redemption must occur within 90 days of the date of the closing of such Public Equity Offering.

     Except pursuant to the preceding paragraph, the notes will not be redeemable at Vlasic's option prior to July 1, 2004.

     After July 1, 2004, Vlasic may redeem all or a part of the notes upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest (including Special Interest) thereon, to the applicable redemption date, if redeemed during the twelve-month period beginning on July 1 of the years indicated below:

YEAR                                                          PERCENTAGE
----                                                          ----------
2004........................................................   105.125%
2005........................................................   103.417%
2006........................................................   101.708%
2007 and thereafter.........................................   100.000%

MANDATORY REDEMPTION

     Except as set forth below under "-- Repurchase at the Option of Holders," Vlasic is not required to make mandatory redemption or sinking fund payments with respect to the notes.

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

REPURCHASE AT THE OPTION OF HOLDERS

  CHANGE OF CONTROL

     If a Change of Control occurs, each holder of notes will have the right to require Vlasic to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of that holder's notes pursuant to a Change of Control Offer on the terms set forth in the indenture. In the Change of Control Offer, Vlasic will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest (including Special Interest) thereon, to the date of purchase. Within 30 days following any Change of Control, Vlasic will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment Date specified in such notice which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice. Vlasic will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, Vlasic will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such conflict.

     On the Change of Control Payment Date, Vlasic will, to the extent lawful:

     (1) accept for payment all notes or portions thereof properly tendered pursuant to the Change of Control Offer;

     (2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all notes or portions thereof so tendered; and

     (3) deliver or cause to be delivered to the trustee the notes so accepted together with an Officers' Certificate stating the aggregate principal amount of notes or portions thereof being purchased by Vlasic.

     The paying agent will promptly mail to each holder of notes so tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each such new note will be in a principal amount of $1,000 or an integral multiple thereof. Vlasic will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

     The provisions described above that require Vlasic to make a Change of Control Offer following a Change of Control will be applicable regardless of whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of the notes to require that Vlasic repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction. As a result, the provisions of the indenture would not necessarily afford holders of the notes protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving Vlasic that may adversely affect such holders.

     Vlasic will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by Vlasic and purchases all notes validly tendered and not withdrawn under such Change of Control Offer.

     Prior to complying with any of the provisions of this "Change of Control" covenant, but in any event within 90 days following a Change of Control, Vlasic will either repay all outstanding Senior Debt or obtain the requisite consents, if any, under all agreements governing outstanding Senior Debt to permit the repurchase of notes required by this covenant. The occurrence of certain of the events that would constitute a Change of Control would constitute a default under the senior credit facility. Future Senior Debt of Vlasic

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

and its subsidiaries may contain prohibitions of certain events that would constitute a Change of Control or require such Senior Debt to be repurchased upon a Change of Control. Moreover, the exercise by the holders of their right to require Vlasic to repurchase the notes could cause a default under such Senior Debt, even if the Change of Control itself does not, due to the financial effect of such repurchase on Vlasic. Finally, Vlasic's ability to pay cash to the holders upon a repurchase may be limited by Vlasic's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. Consequently, if Vlasic is not able to repay the borrowings under the senior credit facility and any other Senior Debt containing similar restrictions or obtain requisite consents or waivers, as described above, Vlasic will be unable to fulfill its repurchase obligations if holders of the notes exercise their repurchase rights following a Change of Control, thereby resulting in a default under the indenture.

     The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of Vlasic and its subsidiaries taken as whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require Vlasic to repurchase such notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Vlasic and its subsidiaries taken as whole to another person or group may be uncertain.

  ASSET SALES

     Vlasic will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

     (1) Vlasic (or the Restricted Subsidiary, as the case may be) receives, in the opinion of a Financial Officer of Vlasic, consideration at the time of such Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of; and

     (2) at least 75% of the consideration therefor received by Vlasic or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following shall be deemed to be cash:

        (a) any liabilities (as shown on Vlasic's or such Restricted Subsidiary's most recent balance sheet or in the notes thereto), of Vlasic or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the notes) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases Vlasic or such Restricted Subsidiary from further liability; and

        (b) any securities, notes or other obligations received by Vlasic or any such Restricted Subsidiary from such transferee that are converted by Vlasic or such Restricted Subsidiary into cash or Cash Equivalents within 90 days of the consummation of such Asset Sale (to the extent of the cash or Cash Equivalents received in that conversion).

     Within 365 days after the receipt of any Net Proceeds from an Asset Sale, Vlasic may apply such Net Proceeds at its option:

     (1) to prepay, repay or purchase Obligations relating to Senior Debt;

     (2) to acquire all or substantially all of the assets of, or a majority of the Voting Stock of, another Permitted Business;

     (3) to make a capital expenditure;

     (4) to repair or replace (or to reimburse Vlasic or its Restricted Subsidiary for amounts previously spent to repair or replace) the asset or assets sold in such Asset Sale;

     (5) to acquire other long-term assets that are used or useful in a Permitted Business; or

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

     (6) if required by the terms of any Indebtedness of a Restricted Subsidiary, to prepay, repay or purchase such Indebtedness.

     Pending the final application of any such Net Proceeds, Vlasic may temporarily reduce revolving credit borrowings or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture.

     Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $10.0 million, Vlasic will make an Asset Sale Offer to all holders of notes and all holders of other Indebtedness that is pari passu with the notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest (including Special Interest), if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, Vlasic may use such Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and such other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee shall select the notes and such other pari passu Indebtedness to be purchased on a pro rata basis based on the principal amount of notes and such other pari passu Indebtedness tendered. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero. The Senior Debt of Vlasic may prohibit the use of Excess Proceeds to repurchase the notes.

     Vlasic will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sales provisions of the indenture, Vlasic will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the indenture by virtue of such conflict.

SELECTION AND NOTICE

     If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption as follows:

     (1) if the notes are listed, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

     (2) if the notes are not so listed, on a pro rata basis, by lot or by such method as the trustee shall deem fair and appropriate.

     No notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address. Notices of redemption may not be conditional.

     If any note is to be redeemed in part only, the notice of redemption that relates to that note shall state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the Holder thereof upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

CERTAIN COVENANTS

  RESTRICTED PAYMENTS

     Vlasic will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

     (1) declare or pay any dividend or make any other payment or distribution on account of Vlasic's or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving Vlasic or any of its Restricted Subsidiaries) or to the direct or indirect holders of Vlasic's or any of its Restricted Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of Vlasic or dividends or distributions payable to Vlasic or a Restricted Subsidiary of Vlasic);

     (2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving Vlasic) any Equity Interests of Vlasic or any direct or indirect parent of Vlasic;

     (3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, any Indebtedness that is subordinated to the notes, except (i) scheduled payments of interest or principal at the Stated Maturity of such Indebtedness and (ii) the purchase, repurchase or other acquisition of subordinated Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition; or

     (4) make any Restricted Investment;

        (all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as "Restricted Payments"),

unless, at the time of and after giving effect to such Restricted Payment:

     (1) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

     (2) Vlasic would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption
         "-- Incurrence of Indebtedness and Issuance of Preferred Stock;" and

     (3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Vlasic and its Restricted Subsidiaries after the date of the indenture (excluding Restricted Payments permitted by clauses (2), (3) and (4) of the next succeeding paragraph) is less than the sum, without duplication, of:

        (a) 50% of the Consolidated Net Income of Vlasic for the period (taken as one accounting period) from the beginning of the first full fiscal quarter commencing after the date of the indenture to the end of Vlasic's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

        (b) 100% of the aggregate net cash proceeds received by Vlasic since the date of the indenture as a contribution to its common equity capital or received by Vlasic from the issue or sale since the date of the indenture of Equity Interests of Vlasic (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of Vlasic that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a subsidiary of Vlasic); plus

        (c) to the extent that any Restricted Investment that was made after the date of the indenture is sold for cash or otherwise liquidated or repaid for cash, the lesser of (i) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (ii) the initial amount of such Restricted Investment; plus

        (d) the amount equal to the net reduction in Investments (other than Permitted Investments) made by Vlasic or any of its Restricted Subsidiaries in any person resulting from the
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

           redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of "Investment") not to exceed, in the case of any Unrestricted Subsidiary, the amount of Investments previously made by Vlasic or any Restricted Subsidiary in such Unrestricted Subsidiary, that was included in the calculation of the amount of Restricted Payments; provided, however, that no amount shall be included under this clause (d) to the extent it is already included in Consolidated Net Income.

     So long as no Default has occurred and is continuing or would be caused thereby, the preceding provisions will not prohibit:

     (1) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the indenture;

     (2) the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness of Vlasic or of any Equity Interests of Vlasic in exchange for, or out of the net cash proceeds of the substantially concurrent sale or issuance (other than to a Restricted Subsidiary of Vlasic) of, Equity Interests of Vlasic (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (3) (b) of the preceding paragraph;

     (3) the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness of Vlasic with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

     (4) the payment of any dividend by a Restricted Subsidiary of Vlasic to the holders of its common Equity Interests on a pro rata basis;

     (5) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Vlasic or any Restricted Subsidiary of Vlasic held by any member or former member of Vlasic's (or any of its Restricted Subsidiaries') management pursuant to any management equity subscription agreement or stock option agreement in effect as of the date of the indenture; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $250,000 in any twelve-month period;

     (6) payments, not to exceed $200,000 in the aggregate since the date of the indenture, to enable Vlasic to make cash payments to holders of its Equity Interests in lieu of the issuance of fractional shares of its Equity Interests; and

     (7) other Restricted Payments in an aggregate amount not to exceed $7.5 million.

     The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued to or by Vlasic or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.

  INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF PREFERRED STOCK

     Vlasic will not, and will not permit any of its subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt), and Vlasic will not issue any Disqualified Stock and will not permit any of its subsidiaries to issue any shares of Preferred Stock; provided, however, that Vlasic may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock if the Fixed Charge Coverage Ratio for Vlasic's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred, or such Disqualified Stock or Preferred Stock is issued would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Preferred Stock or Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

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     The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):

      (1) the incurrence by Vlasic of Indebtedness and letters of credit under credit facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of Vlasic thereunder) not to exceed an amount equal to $460.0 million less (a) the aggregate amount of Net Proceeds received in connection with the Argentine Asset Sale and (b) the amount of Indebtedness, if any, of Receivables Subsidiaries outstanding under clause (14) of this paragraph;

      (2) the incurrence by Vlasic and its Restricted Subsidiaries of the Existing Indebtedness;

      (3) the incurrence by Vlasic of Indebtedness represented by the notes to be issued on the date of the indenture and represented by the exchange notes to be issued pursuant to the exchange and registration rights agreement;

      (4) the incurrence by Vlasic or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred under the first paragraph of this covenant or clauses (2), (3), (4), (10), (12) or (16) of this paragraph;

      (5) the incurrence by Vlasic or any of its Restricted Subsidiaries of intercompany Indebtedness between or among Vlasic and any of its Restricted Subsidiaries; provided, however, that:

        (a) if Vlasic is the obligor on such Indebtedness, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the notes; and

        (b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a person other than Vlasic or a Restricted Subsidiary thereof and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either Vlasic or a Restricted Subsidiary thereof shall be deemed, in each case, to constitute an incurrence of such Indebtedness by Vlasic or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (5);

      (6) the incurrence by Vlasic of Hedging Obligations that are incurred for the purpose of fixing or hedging: (i) interest rate risk with respect to any Indebtedness that is permitted by the terms of this indenture to be outstanding; (ii) exchange rate risk with respect to any agreement or Indebtedness of such person payable in a currency other than U.S. dollars; or (iii) commodities risk relating to commodities agreements, entered into in the ordinary course of business, for the purchase of raw material used by Vlasic and its Restricted Subsidiaries; provided, however, that each of the foregoing is incurred in the ordinary course of business and not for speculative purposes;

      (7) the Guarantee by Vlasic or any of its Restricted Subsidiaries of Indebtedness of Vlasic or Indebtedness of a Restricted Subsidiary of Vlasic that was permitted to be incurred by another provision of this covenant;

      (8) the accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount thereof is included in Fixed Charges of Vlasic as accrued;

      (9) the incurrence by Vlasic's Unrestricted Subsidiaries of Non-Recourse Debt, provided, however, that if any such Indebtedness ceases to be Non-Recourse Debt of an Unrestricted Subsidiary, such event shall be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of Vlasic that was not permitted by this clause (9);

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     (10) the incurrence by Vlasic or any of its Restricted Subsidiaries of
          Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (10), in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of Vlasic or such Restricted Subsidiary (whether through the direct purchase of assets or the Equity Interests of any person owning such assets) or constituting Attributable Debt in respect of sale and leaseback transactions, in an aggregate principal amount or accreted value, as applicable, not to exceed $10.0 million at any time outstanding;

     (11) the issuance of shares of Preferred Stock by a Restricted Subsidiary of Vlasic to another Restricted Subsidiary of Vlasic; provided, however, that (a) any subsequent issuance or transfer of Equity Interests that results in any such Preferred Stock being held by a person other than Vlasic or a Restricted Subsidiary thereof and (b) any sale or other transfer of any such Preferred Stock to a person that is not either Vlasic or a Restricted Subsidiary thereof shall be deemed, in each case, to constitute an issuance of such Preferred Stock by Vlasic or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (11);

     (12) the incurrence by Vlasic's Foreign Restricted Subsidiaries of Indebtedness, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (12), in an aggregate principal amount not to exceed the amount of the Borrowing Base as of the date of such incurrence;

     (13) obligations in respect of performance and surety bonds and completion guarantees provided by Vlasic or any Restricted Subsidiary in the ordinary course of business;

     (14) the incurrence by a Receivables Subsidiary of Indebtedness in a Qualified Receivables Transaction that is without recourse to Vlasic or to any other Subsidiary of Vlasic or their assets (other than such Receivables Subsidiary and its assets and, as to Vlasic or any subsidiary of Vlasic, other than pursuant to representations, warranties, covenants (including repurchase obligations) and indemnities customary for such transactions);

     (15) the execution by Swift-Armour of a loan agreement in connection with the Argentine Asset Sale, so long as (a) no Indebtedness is outstanding thereunder until the closing of such sale, and (b) after such closing, such Indebtedness would satisfy clause (1) of the definition of Non-Recourse Debt; and

     (16) the incurrence by Vlasic or its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (16), not to exceed $20.0 million.

     For purposes of determining compliance with this "Incurrence of Indebtedness and Issuance of Preferred Stock" covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (16) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, Vlasic will be permitted to classify such item of Indebtedness on the date of its incurrence, or reclassify all or a portion of such item of Indebtedness after the date of its incurrence, in any manner that complies with this covenant, and such item of Indebtedness will be treated as having been incurred pursuant to only one of such clauses or pursuant to the first paragraph of this covenant. Indebtedness under credit facilities outstanding on the date on which notes are first issued and authenticated under the Indenture shall be deemed to have been incurred on such date in reliance on the exception provided by either clause (1) or clause (16) of the definition of Permitted Debt and may not later be reclassified unless actually extended, refinanced, renewed, replaced, defeased or refunded with Indebtedness incurred pursuant to the first paragraph of this "-- Incurrence of Indebtedness and Issuance of Preferred Stock" covenant.

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  LIENS

     Vlasic will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind securing trade payables or Indebtedness that does not constitute Senior Debt (other than Permitted Liens) upon any of their property or assets, now owned or hereafter acquired unless (i) in the case of Liens securing Indebtedness that is expressly subordinated or junior in right of payment to the notes, the notes are secured on a senior basis to the obligations so secured until such time as such obligations are no longer secured by a Lien and (ii) in all other cases, the notes are secured on an equal and ratable basis with the obligations so secured until such time as such obligations are no longer secured by a Lien.

  DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING SUBSIDIARIES

     Vlasic will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

      (1) pay dividends or make any other distributions on its Capital Stock to Vlasic or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to Vlasic or any of its Restricted Subsidiaries;

      (2) make loans or advances to Vlasic or any of its Restricted Subsidiaries; or

      (3) transfer any of its properties or assets to Vlasic or any of its Restricted Subsidiaries.

     However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

      (1) Existing Indebtedness and Credit Facilities as in effect on the date of the indenture and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are no more restrictive in any material respect (as determined in the good faith judgment of Vlasic's Board of Directors), taken as a whole, with respect to such dividend and other payment restrictions than those contained in such Existing Indebtedness and Credit Facilities, as in effect on the date of the indenture;

      (2) the indenture and the notes;

      (3) any applicable law, rule, regulation or order;

      (4) any agreement or other instrument of a person acquired by Vlasic or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any person, or the properties or assets of any person, other than the person, or the property or assets of the person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

      (5) in the case of clause (3) of the first paragraph of this covenant, any encumbrance or restriction (a) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license, or similar contract, (b) by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of Vlasic or any subsidiary not otherwise prohibited by the indenture, or (c) contained in security agreements securing Indebtedness of a subsidiary to the extent such encumbrance or restrictions restrict the transfer of the property subject to such security agreements;

      (6) purchase money obligations for property acquired in the ordinary course of business that impose restrictions on the property so acquired of the nature described in clause (3) of the first paragraph of this covenant;
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      (7) any agreement for the sale or other disposition of all or substantially all the assets or Capital Stock of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending such sale or other disposition;

      (8) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive in any material respect (as determined in the good faith judgment of Vlasic's Board of Directors), taken as a whole, to the holders of the notes than those contained in the agreements governing the Indebtedness being refinanced;

      (9) Liens securing Indebtedness that limit the right of the debtor to dispose of the assets subject to such Lien;

     (10) provisions with respect to the disposition or distribution of assets or property in joint venture agreements, assets sale agreements, stock sale agreements and other similar agreements;

     (11) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

     (12) Indebtedness or other contractual requirements incurred or entered into in connection with a Qualified Receivables Transaction, provided that such restrictions apply only to a Receivables Subsidiary and any properties or assets sold or otherwise transferred to such Receivables Subsidiary; and

     (13) other Indebtedness or Disqualified Stock of Restricted Subsidiaries permitted to be incurred pursuant to the provisions of the covenant described under "-- Incurrence of Indebtedness and Issuance of Preferred Stock" subsequent to the original issuance date of the notes.

  MERGER, CONSOLIDATION, OR SALE OF ASSETS

     Vlasic may not, directly or indirectly: (1) consolidate or merge with or into another person (whether or not Vlasic is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of Vlasic and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another person; unless:

     (1) either: (a) Vlasic is the surviving corporation; or (b) the person formed by or surviving any such consolidation or merger (if other than Vlasic) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia;

     (2) the person formed by or surviving any such consolidation or merger (if other than Vlasic) or the person to which such sale, assignment, transfer, conveyance or other disposition shall have been made assumes all the obligations of Vlasic under the notes, the indenture and the exchange and registration rights agreement pursuant to agreements reasonably satisfactory to the trustee;

     (3) immediately after such transaction no Default or Event of Default exists; and

     (4) except in the case of a merger of Vlasic with or into a Wholly Owned Restricted Subsidiary of Vlasic, Vlasic or the person formed by or surviving any such consolidation or merger (if other than Vlasic), or to which such sale, assignment, transfer, conveyance or other disposition shall have been made (a) will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock" or (b) would (together with its Restricted Subsidiaries) have a higher Fixed Charge Coverage Ratio immediately after such transaction (after giving pro forma effect to such transaction and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period) than

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         the Fixed Charge Coverage Ratio of Vlasic and its Restricted
         Subsidiaries immediately prior to the transaction.

     In addition, Vlasic may not, directly or indirectly, lease all or substantially all of its assets, in one or more related transactions, to another person. This "Merger, Consolidation, or Sale of Assets" covenant will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among Vlasic and any of its Wholly Owned Restricted Subsidiaries or a merger by Vlasic with an Affiliate incorporated solely for the purpose of reincorporating in another jurisdiction.

     As of the date of the indenture, the Designated Businesses would not be deemed to constitute all or substantially all of the properties or assets of Vlasic and its Restricted Subsidiaries taken as a whole.

  DESIGNATION OF RESTRICTED AND UNRESTRICTED SUBSIDIARIES

     The board of directors may designate any Restricted Subsidiary or a newly acquired or newly formed subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by Vlasic and its Restricted Subsidiaries in the subsidiary so designated will be deemed to be an Investment made as of the time of such designation and will either reduce the amount available for Restricted Payments under the second clause (3) of the first paragraph of the covenant described above under the caption "-- Restricted Payments" or reduce the amount available for future Investments under one or more clauses of the definition of Permitted Investments, as Vlasic shall determine. That designation will only be permitted if such Investment would be permitted at that time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The board of directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if the redesignation would not cause a Default.

  TRANSACTIONS WITH AFFILIATES

     Vlasic will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any affiliate of Vlasic (each, an "Affiliate Transaction"), unless:

     (1) such Affiliate Transaction is on terms that are no less favorable to Vlasic or the relevant Restricted Subsidiary than those that could have been obtained in a comparable transaction by Vlasic or such Restricted Subsidiary with an unrelated person; and

     (2) Vlasic delivers to the trustee:

        (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, a resolution of the board of directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (1) above and that such Affiliate Transaction has been approved by a majority of the Disinterested Directors; and

        (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $15.0 million, an opinion as to the fairness of such Affiliate Transaction in all material respects, taken as a whole, to the holders from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

     Notwithstanding the foregoing, Vlasic will not be required to comply with the requirements of paragraph 2(a) or 2(b) above with respect to any transaction between Vlasic and/or its subsidiaries and Campbell Soup Company and/or its subsidiaries in the ordinary course of business.

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     The following items shall not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

     (1) any employment agreement, collective bargaining agreement, employee benefit plan, related trust agreement or any similar arrangement, payment of compensation and fees to, and indemnity provided on behalf of, employees, retirees, officers, directors or consultants, maintenance of benefit programs or arrangements for employees, retirees, officers or directors, including vacation plans, health and life insurance plans, deferred compensation plans, and retirement or savings plan and similar plans, and loans and advances to employees, officers, directors and shareholders, in each case entered into by Vlasic or any of its Restricted Subsidiaries in the ordinary course of business;

     (2) transactions between or among Vlasic and/or its Restricted
         Subsidiaries;

     (3) transactions with a person that is an affiliate of Vlasic solely because Vlasic owns an Equity Interest in such person;

     (4) payment of customary directors fees;

     (5) transactions between a Receivables Subsidiary and any person in which the Receivables Subsidiary has an Investment;

     (6) Restricted Payments that are permitted by, and Permitted Investments that are not prohibited by, the provisions of the indenture described above under the caption "-- Restricted Payments;" and

     (7) an Argentine Asset Sale to an investor group which includes a member or members of management, as of the date of the indenture, of Swift-Armour SA Argentina.

  PAYMENTS FOR CONSENT

     Vlasic will not, and will not permit any of its subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid and is paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

  ANTI-LAYERING

     Vlasic will not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is both (a) subordinate or junior in right of payment to any Senior Debt of Vlasic and (b) senior in any respect in right of payment to the notes.

  LIMITATIONS ON ISSUANCES OF FUTURE SUBSIDIARY GUARANTEES

     Vlasic will not permit any of its Restricted Subsidiaries, directly or indirectly, to Guarantee any other Indebtedness of Vlasic (other than Senior
Debt) unless such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture providing for the Guarantee of the payment of the notes by such Restricted Subsidiary, which Guarantee shall be senior to or pari passu with such Restricted Subsidiary's Guarantee of such other Indebtedness.

  REPORTS

     Whether or not required by the SEC, so long as any notes are outstanding, Vlasic will furnish to the holders of notes, within the time periods specified in the SEC's rules and regulations:

     (1) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if Vlasic were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report on the annual financial statements by Vlasic's certified independent accountants; and
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     (2) all current reports that would be required to be filed with the SEC on
         Form 8-K if Vlasic were required to file such reports.

     In addition, following the consummation of the exchange offer, whether or not required by the SEC, Vlasic will file a copy of all information and reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the SEC's rules and regulations (unless the SEC will not accept such a filing) and make such information available to securities analysts and prospective investors upon request.

EVENTS OF DEFAULT AND REMEDIES

     Each of the following is an Event of Default:

     (1) default for 30 days in the payment when due of interest (including Special Interest) on the notes whether or not prohibited by the subordination provisions of the indenture;

     (2) default in payment when due of the principal of, or premium, if any, on the notes, whether or not prohibited by the subordination provisions of the indenture;

     (3) failure by Vlasic to comply with the provisions described under the caption "-- Certain Covenants -- Merger, Consolidation or Sale of Assets;"

     (4) failure by Vlasic for 30 days after notice from the trustee or the holders of at least 25% in principal amount of the notes then outstanding to comply with the provisions described under the caption "-- Repurchase at the Option of Holders -- Change of Control",
         "-- Repurchase at the Option of Holders -- Asset Sales" or under any of the covenants described under "Certain Covenants" other than "-- Certain Covenants -- Merger, Consolidation or Sale of Assets;"

     (5) failure by Vlasic or any of its subsidiaries for 60 days after notice from the trustee or the holders of at least 25% in principal amount of the notes then outstanding to comply with any of the other agreements in the indenture;

     (6) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Vlasic or any of its Restricted Subsidiaries (or the payment of which is guaranteed by Vlasic or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the indenture, if that default:

        (a) is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness upon the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default"); or

        (b) results in the acceleration of such Indebtedness prior to its express maturity,

        and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $10.0 million or more;

     (7) failure by Vlasic or any of its Restricted Subsidiaries to pay final judgments (not subject to appeal) aggregating in excess of $10.0 million, which judgments are not paid, discharged or stayed for a period of 60 days; and

     (8) certain events of bankruptcy or insolvency with respect to Vlasic or any of its Restricted Subsidiaries.

     In the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to Vlasic, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the then outstanding notes may declare all the notes to be due and payable immediately.
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     If payment of the notes is accelerated because of an Event of Default,
Vlasic or the trustee shall promptly notify the Representative of each issue of Designated Senior Debt of the acceleration; provided that any such acceleration for the notes shall not be effective until the earlier of an acceleration of the Designated Senior Debt or five Business Days after such notice is received.

     Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest (or Special Interest)) if it determines that withholding notice is in their interest.

     The holders of a majority in aggregate principal amount of the notes then outstanding by notice to the trustee may on behalf of the holders of all of the notes waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest (or Special Interest) on, or the principal of, the notes.

     In the case of any Event of Default occurring by reason of any willful action or inaction taken or not taken by or on behalf of Vlasic with the intention of avoiding payment of the premium that Vlasic would have had to pay if Vlasic then had elected to redeem the notes pursuant to the optional redemption provisions of the indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the notes. If an Event of Default occurs prior to July 1, 2004 by reason of any willful action (or inaction) taken (or not taken) by or on behalf of Vlasic with the intention of avoiding the prohibition on redemption of the notes prior to July 1, 2004 then the premium specified in the indenture shall also become immediately due and payable to the extent permitted by law upon the acceleration of the notes.

     Vlasic is required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, Vlasic is required to deliver to the trustee a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

     No director, officer, employee, incorporator or stockholder of Vlasic, as such, shall have any liability for any obligations of Vlasic under the notes, the indenture, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

     Vlasic may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding notes ("Legal Defeasance") except for:

     (1) the rights of holders of outstanding notes to receive payments in respect of the principal of, and interest (including Special Interest), if any, on such notes when such payments are due from the trust referred to below;

     (2) Vlasic's obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

     (3) the rights, powers, trusts, duties and immunities of the trustee, and Vlasic's obligations in connection therewith; and

     (4) the Legal Defeasance provisions of the indenture.

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

     In addition, Vlasic may, at its option and at any time, elect to have the obligations of Vlasic released with respect to certain covenants that are described in the indenture ("Covenant Defeasance") and thereafter any omission to comply with those covenants shall not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the notes.

     In order to exercise either Legal Defeasance or Covenant Defeasance:

     (1) Vlasic must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, and interest (including Special Interest) and premium, if any, on the outstanding notes on the stated maturity or on the applicable redemption date, as the case may be, and Vlasic must specify whether the notes are being defeased to maturity or to a particular redemption date;

     (2) in the case of Legal Defeasance, Vlasic shall have delivered to the trustee an Opinion of Counsel reasonably acceptable to the trustee confirming that (a) Vlasic has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, subject to customary assumptions and exclusions, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

     (3) in the case of Covenant Defeasance, Vlasic shall have delivered to the trustee an Opinion of Counsel reasonably acceptable to the trustee confirming that, subject to customary assumptions and exclusions, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

     (4) no Default or Event of Default shall have occurred and be continuing either: (a) on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit); or (b) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

     (5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture) to which Vlasic or any of its subsidiaries is a party or by which Vlasic or any of its subsidiaries is bound;

     (6) Vlasic must have delivered to the trustee an Opinion of Counsel to the effect that, assuming no intervening bankruptcy of Vlasic between the date of deposit and the 91st day following the deposit and assuming that no holder is an "insider" of Vlasic under applicable bankruptcy law, after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally;

     (7) Vlasic must deliver to the trustee an Officers' Certificate stating that the deposit was not made by Vlasic with the intent of preferring the holders of notes over the other creditors of Vlasic with the intent of defeating, hindering, delaying or defrauding creditors of Vlasic or others; and

     (8) Vlasic must deliver to the trustee an Officers' Certificate and an Opinion of Counsel (which opinion may be subject to customary assumptions and exclusions), each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

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AMENDMENT, SUPPLEMENT AND WAIVER

     Except as provided in the next two succeeding paragraphs, the indenture or the notes may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing default or compliance with any provision of the indenture or the notes may be waived with the consent of the holders of a majority in principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

     Without the consent of each holder affected, an amendment or waiver may not (with respect to any notes held by a non-consenting holder):

     (1) reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

     (2) reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (other than provisions relating to the covenants described above under the caption "-- Repurchase at the Option of Holders");

     (3) reduce the rate of or change the time for payment of interest on any note;

     (4) waive a Default or Event of Default in the payment of principal of, or interest (or Special Interest) or premium, if any, on the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration);

     (5) make any note payable in money other than that stated in the notes;

     (6) make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of, or interest (or Special Interest) or premium, if any, on the notes;

     (7) waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the caption "-- Repurchase at the Option of Holders"); or

     (8) make any change in the preceding amendment and waiver provisions.

     In addition, any amendment to, or waiver of, the provisions of the indenture relating to subordination that adversely affects the rights of the holders of the notes will require the consent of the holders of at least 75% in aggregate principal amount of notes then outstanding.

     Notwithstanding the preceding, without the consent of any holder of notes, Vlasic and the trustee may amend or supplement the indenture or the notes:

     (1) to cure any ambiguity, defect or inconsistency;

     (2) to provide for uncertificated notes in addition to or in place of certificated notes;

     (3) to provide for the assumption of Vlasic's obligations to holders of notes in the case of a merger or consolidation or sale of all or substantially all of Vlasic's assets;

     (4) to make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights under the indenture of any such holder; or

     (5) to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act.

     The consent of the holders is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

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

     After an amendment under the indenture becomes effective, Vlasic is required to mail to the holders a notice briefly describing such amendment. However, the failure to give such notice to all the holders, or any defect therein, will not impair or affect the validity of the amendment.

CONCERNING THE TRUSTEE

     If the trustee becomes a creditor of Vlasic, the indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

     The holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default shall occur and be continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder shall have offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

BOOK-ENTRY, DELIVERY AND FORM

     The certificates representing the notes to be issued in the exchange offer will be issued in fully registered form. Except as described below, the notes to be issued in the exchange offer initially will be represented by one or more global notes, in definitive, fully registered form without interest coupons. The global notes will be deposited with the trustee as custodian for DTC and registered in the name of Cede & Co. or another nominee as DTC may designate.

     DTC has advised us as follows:

        (1) DTC is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provision of Section 17A of the Exchange Act.

        (2) DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and other organizations. Indirect access to the DTC system is available to others, including banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

        (3) Upon the issuance of the global notes, DTC or its custodian will credit, on its internal system, the respective principal amounts of the notes to be issued in the exchange offer represented by the global notes to the accounts of persons who have accounts with DTC. Ownership of beneficial interests in the global notes will be limited to persons who have accounts with DTC or persons who hold interests through the persons who have accounts with DTC. Persons who have accounts with DTC are referred to as "participants." Ownership of beneficial interests in the global notes will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee, with respect to interests of participants, and the records of participants, with respect to interests of persons other than participants.

     So long as DTC or its nominee is the registered owner or holder of the global notes, DTC or the nominee, as the case may be, will be considered the sole record owner or holder of the notes to be issued in the exchange offer represented by the global notes for all purposes under the indenture and the notes to be issued in the exchange offer. No beneficial owners of an interest in the global notes will be able to transfer that

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

interest except according to DTC's applicable procedures, in addition to those provided for under the indenture. Owners of beneficial interests in the global notes will not:

        (1) be entitled to have the notes to be issued in the exchange offer represented by the global notes registered in their names,

        (2) receive or be entitled to receive physical delivery of certificated notes in definitive form, and

        (3) be considered to be the owners or holders of any notes to be issued in the exchange offer under the global notes.

     Accordingly, each person owning a beneficial interest in the global notes must rely on the procedures of DTC and, if a person is not a participant, on the procedures of the participant through which that person owns its interests, to exercise any right of a holder of notes to be issued in the exchange offer under the global notes. We understand that under existing industry practice, in the event an owner of a beneficial interest in the global notes desires to take any action that DTC, as the holder of the global notes, is entitled to take, DTC would authorize the participants to take that action, and that the participants would authorize beneficial owners owning through the participants to take that action or would otherwise act upon the instructions of beneficial owners owning through them.

     Payments of the principal of, premium, if any, and interest on the notes to be issued in the exchange offer represented by the global notes will be made to DTC or its nominee, as the case may be, as the registered owner of the global notes. Neither we, the trustee, nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global notes or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

     We expect that DTC or its nominee, upon receipt of any payment of principal of, premium, if any, or interest on the global notes will credit participants' accounts with payments in amounts proportionate to their respective beneficial ownership interests in the principal amount of the global notes, as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global notes held through these participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for these customers. These payments will be the responsibility of these participants.

     Transfer between participants in DTC will be effected in the ordinary way in accordance with DTC rules. If a holder requires physical delivery of notes in certificated form for any reason, including to sell notes to persons in states which require the delivery of the notes or to pledge the notes, a holder must transfer its interest in the global notes in accordance with the normal procedures of DTC and the procedures set forth in the indenture.

     Unless and until they are exchanged in whole or in part for certificated notes to be issued in the exchange offer in definitive form, the global notes may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC.

     Beneficial owners of notes to be issued in the exchange offer registered in the name of DTC or its nominee will be entitled to be issued, upon request, notes to be issued in the exchange offer in definitive certificated form.

     DTC has advised us that DTC will take any action permitted to be taken by a holder of notes, including the presentation of notes for exchange as described below, only at the direction of one or more participants to whose account the DTC interests in the global notes are credited. Further, DTC will take any action permitted to be taken by a holder of notes only in respect of that portion of the aggregate principal amount of notes as to which the participant or participants has or have given that direction.

     Although DTC has agreed to these procedures in order to facilitate transfers of interests in the global notes among participants of DTC, it is under no obligation to perform these procedures, and may discontinue them at any time. Neither we nor the trustee will have any responsibility for the performance by DTC or its

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

participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

     Subject to specified conditions, any person having a beneficial interest in the global notes may, upon request to the trustee, exchange the beneficial interest for notes to be issued in the exchange offer in the form of certificated notes. Upon any issuance of certified notes, the trustee is required to register the certificated notes in the name of, and cause the same to be delivered to, the person or persons, or the nominee of these persons. In addition, if DTC is at any time unwilling or unable to continue as a depositary for the global notes, and a successor depositary is not appointed by us within 90 days, we will issue certificated notes in exchange for the global notes.

EXCHANGE OFFER; REGISTRATION RIGHTS

     The following description is a summary of the material provisions of the exchange and registration rights agreement. It does not restate that agreement in its entirety. We urge you to read the exchange and registration rights agreement in its entirety because it, and not this description, defines your registration rights as holders of the notes. See "-- Additional Information."

     Vlasic and the initial purchasers entered into the exchange and registration rights agreement on June 29, 1999. Pursuant to the exchange and registration rights agreement, Vlasic has agreed to file with the SEC the exchange offer registration statement on the appropriate form under the Securities Act with respect to the notes to be issued in the exchange offer. Upon the effectiveness of the exchange offer registration statement, Vlasic will offer to the holders of transfer restricted securities pursuant to the exchange offer who are able to make certain representations the opportunity to exchange their transfer restricted securities for notes to be issued in the exchange offer.

     If:

        (1) Vlasic is not

           (a) required to file the exchange offer registration statement; or

           (b) permitted to consummate the exchange offer because the exchange offer is not permitted by applicable law or SEC policy; or

        (2) any holder of transfer restricted securities notifies the SEC prior to the 20th day following consummation of the exchange offer that:

           (a) it is prohibited by law or SEC policy from participating in the exchange offer; or

           (b) that it may not resell the notes acquired by it in the exchange offer to the public without delivering a prospectus and the prospectus contained in the exchange offer registration statement is not appropriate or available for such resales; or

           (c) that it is a broker-dealer and owns notes acquired directly from Vlasic or an affiliate of Vlasic,

Vlasic will file with the SEC a shelf registration statement to cover resales of the notes by the holders thereof who satisfy certain conditions relating to the provision of information in connection with the shelf registration statement.

     Vlasic will use all commercially reasonable efforts to cause the applicable registration statement to be declared effective as promptly as possible by the SEC.

     For purposes of the preceding, "Transfer Restricted Securities" means each note until:

        (1) the date on which such note has been exchanged by a person other than a broker-dealer for a note to be issued in the exchange offer;

        (2) following the exchange by a broker-dealer in the exchange offer of an outstanding note for a note to be issued in the exchange offer, the date on which such note to be issued in the exchange offer is
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

     sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of the prospectus contained in the exchange offer registration statement;

        (3) the date on which such note has been effectively registered under the Securities Act and disposed of in accordance with the shelf registration statement; or

        (4) the date on which such note is distributed to the public pursuant to Rule 144 under the Securities Act.

     The exchange and registration rights agreement provides:

        (1) Vlasic will file an exchange offer registration statement with the SEC on or prior to 90 days after the closing of the offering of the outstanding notes;

        (2) Vlasic will use all commercially reasonable efforts to have the exchange offer registration statement declared effective by the SEC on or prior to 180 days after the closing of the offering of the outstanding notes;

        (3) unless the exchange offer would not be permitted by applicable law or SEC policy, Vlasic will

           (a) commence the exchange offer; and

           (b) use all commercially reasonable efforts to issue on or prior to 45 business days, or longer, if required by the federal securities laws, after the date on which the exchange offer registration statement was declared effective by the SEC, notes to be issued in the exchange offer in exchange for all notes tendered prior thereto in the exchange offer; and

        (4) if obligated to file the shelf registration statement, Vlasic will use all commercially reasonable efforts to file the shelf registration statement with the SEC on or prior to 30 days after such filing obligation arises and to cause the shelf registration to be declared effective by the SEC on or prior to 90 days after such obligation arises.

     If:

        (1) Vlasic fails to file any of the registration statements required by the exchange and registration rights agreement on or before the date specified for such filing; or

        (2) any of such registration statements is not declared effective by the SEC on or prior to the date specified for such effectiveness (the "effectiveness target date"); or

        (3) Vlasic fails to consummate the exchange offer within 45 business days of the initial effective date of the exchange offer registration statement (if the exchange offer is then required to be made); or

        (4) the shelf registration statement or the exchange offer registration statement is declared effective but thereafter shall either be withdrawn by Vlasic or shall become subject to an effective stop order issued pursuant to Section 8(d) of the Securities Act suspending the effectiveness of such registration statement (except as specifically permitted in the exchange and registration rights agreement) without being succeeded immediately by an additional registration statement filed and declared effective (each such event referred to in clauses (1) through (4) above, a "registration default"), then Vlasic will pay special interest to each holder of notes, with respect to the first 90-day period immediately following the occurrence of the first registration default in an amount equal to $.05 per week per $1,000 principal amount of notes held by such holder.

     The amount of special interest will increase by an additional $.05 per week per $1,000 principal amount of notes with respect to each subsequent 90-day period until all registration defaults have been cured, up to a maximum amount of special interest for all registration defaults of $.20 per week per $1,000 principal amount of notes.

     All accrued special interest will be paid by Vlasic on each damages payment date to the global note holder by wire transfer of immediately available funds or by federal funds check and to holders of certificated

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

notes by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no such accounts have been specified.

     Following the cure of all registration defaults, the accrual of special interest will cease.

     Holders of notes will be required to make certain representations to Vlasic (as described in the exchange and registration rights agreement) in order to participate in the exchange offer and will be required to deliver certain information to be used in connection with the shelf registration statement and to provide comments on the shelf registration statement within the time periods set forth in the exchange and registration rights agreement in order to have their notes included in the shelf registration statement and benefit from the provisions regarding special interest set forth above. By acquiring transfer restricted securities, a holder will be deemed to have agreed to indemnify Vlasic against certain losses arising out of information furnished by such holder in writing for inclusion in any shelf registration statement. Holders of notes will also be required to suspend their use of the prospectus included in the shelf registration statement under certain circumstances upon receipt of written notice to that effect from Vlasic.

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CERTAIN DEFINITIONS

     Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

     "Acquired Debt" means, with respect to any specified person:

     (1) Indebtedness of any other person existing at the time such other person is merged with or into or became a subsidiary of such specified person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other person merging with or into, or becoming a subsidiary of, such specified person; and

     (2) Indebtedness secured by a Lien encumbering any asset acquired by such specified person.

     "Affiliate" of any specified person means any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person. For purposes of this definition, "control," as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a person shall be deemed to be control. For purposes of this definition, the terms "controlling," "controlled by" and "under common control with" shall have correlative meanings. No person (other than Vlasic or any subsidiary of Vlasic) in whom a Receivables Subsidiary makes an Investment in connection with a Qualified Receivables Transaction will be deemed to be an affiliate of Vlasic or any of its subsidiaries solely by reason of such Investment.

     "Argentine Asset Sale" means either the sale of the Argentine Assets or the sale of the Capital Stock of any subsidiary of Vlasic that owns the Argentine Assets, in each case to a person other than Vlasic or a subsidiary of Vlasic.

     "Argentine Assets" means the assets of the Swift-Armour Argentine beef business.

     "Asset Sale" means:

     (1) the sale, lease, conveyance or other disposition (a "Disposition") of any assets or rights, other than sales of inventory in the ordinary course of business; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of Vlasic and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption
         "-- Repurchase at the Option of Holders -- Change of Control" and/or the provisions described above under the caption "-- Certain
         Covenants -- Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant; and

     (2) the issuance of Equity Interests in any of Vlasic's Restricted Subsidiaries or the sale of Equity Interests in any of its subsidiaries.

     Notwithstanding the preceding, the following items shall not be deemed to be Asset Sales:

      (1) any single transaction or series of related transactions that involves assets having a fair market value of less than $5.0 million;

      (2) the sale or lease of equipment, inventory, accounts receivable or other assets in the ordinary course of business;

      (3) the sale or other disposition of cash or Cash Equivalents;

      (4) a disposition of assets by Vlasic to a Restricted Subsidiary or by a Restricted Subsidiary to Vlasic or to another Restricted Subsidiary;

      (5) an issuance of Equity Interests by a Restricted Subsidiary to Vlasic or to another Restricted Subsidiary;

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

      (6) a Restricted Payment that is permitted by the covenant described above under the caption "-- Certain Covenants -- Restricted Payments";

      (7) the sale and leaseback of any assets within 90 days of the acquisition thereof;

      (8) any exchange of property pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended, for use in a Permitted Business;

      (9) the licensing of intellectual property in the ordinary course of business;

     (10) sales of accounts receivable and related assets of the type specified in the definition of "Qualified Receivables Transaction" to a Receivables Subsidiary for the fair market value thereof, including cash, in an amount at least equal to 75% of the book value thereof as determined in accordance with GAAP, it being understood that, for the purposes of this clause (10), notes received in exchange for the transfer of accounts receivable and related assets will be deemed to be cash if the Receivables Subsidiary or other payor is required to repay said notes as soon as practicable from available cash collections less amounts required to be established as reserves pursuant to contractual agreements with entities that are not affiliates of Vlasic entered into as part of a Qualified Receivables Transaction;

     (11) transfers of accounts receivable and related assets of the type specified in the definition of "Qualified Receivables Transaction" (or a fractional undivided interest therein) by a Receivables Subsidiary in a Qualified Receivables Transaction; and

     (12) transactions that are subject to the provisions of the covenant described above under the caption "-- Certain Covenants -- Merger, Consolidation or Sale of Assets".

     "Attributable Debt" in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

     "Beneficial Owner" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person" (as that term is used in Section 13(d)(3) of the Exchange Act), such "person" shall be deemed to have beneficial ownership of all securities that such "person" has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms "Beneficially Owns" and "Beneficially Owned" shall have a corresponding meaning.

     "Board of Directors" means:

     (1) with respect to a corporation, the board of directors of the corporation;

     (2) with respect to a partnership, the board of directors of the general partner of the partnership; and

     (3) with respect to any other person, the board or committee of such person serving a similar function.

     "Borrowing Base" means:

     (1) 75% of the face amount of all accounts receivable owned by Vlasic's Foreign Restricted Subsidiaries as of the end of the most recent fiscal quarter preceding such date that were not more than 90 days past due; provided, however, that any accounts receivable owned by a Receivables Subsidiary, or which Vlasic or any of its Restricted Subsidiaries has agreed to transfer to a Receivables Subsidiary, shall be excluded for purposes of determining such amount; plus

     (2) 50% of the book value of all inventory owned by Vlasic's Foreign Restricted Subsidiaries as of the end of the most recent fiscal quarter preceding such date; minus

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     (3) the aggregate amount of accounts payable of Vlasic Foreign Restricted
         Subsidiaries outstanding as of the end of the most recent fiscal quarter preceding such date, all calculated on a consolidated basis and in accordance with GAAP.

     "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

     "Capital Stock" means:

     (1) in the case of a corporation, corporate stock;

     (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

     (3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

     (4) any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing person.

     "Cash Equivalents" means:

     (1) United States dollars;

     (2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than six months from the date of acquisition;

     (3) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any lender party to the Credit Agreement or with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of "B" or better;

     (4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

     (5) commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Rating Services and in each case maturing within six months after the date of acquisition; and

     (6) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

     "Change of Control" means the occurrence of any of the following:

     (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Vlasic and its Restricted Subsidiaries taken as a whole to another "person" (as that term is used in Section 13(d)(3) of the Exchange Act) other than a Principal or a Related Party of a Principal; provided, that, as of the date of the Indenture, the Designated Businesses would not be deemed to constitute all or substantially all of the properties or assets of Vlasic and its Restricted Subsidiaries taken as a whole;

     (2) the adoption of a plan relating to the liquidation or dissolution of Vlasic;

     (3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above), other than the Principals and their

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

         Related Parties, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of Vlasic, measured by voting power rather than number of shares; or

     (4) the first day on which a majority of the members of the board of directors of Vlasic are not Continuing Directors.

     "Consolidated Cash Flow" means, with respect to any specified person for any period, the Consolidated Net Income of such Person for such period plus:

     (1) provision for taxes based on earnings of such person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes on earnings was deducted in computing such Consolidated Net Income; plus

     (2) consolidated interest expense of such person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and the effect of all payments made or received pursuant to Hedging Obligations of the kind referred to in clauses (1) and (2) of the definition of Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

     (3) all unusual or nonrecurring charges occurring prior to the first anniversary of the date of the indenture of the kind referred to in the footnote to Adjusted EBITDA appearing in the Summary Financial Information in the prospectus; plus

     (4) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; minus

     (5) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business;

in each case, on a consolidated basis and determined in accordance with GAAP.

     "Consolidated Net Income" means, with respect to any specified person for any period, the aggregate of the Net Income of such person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

     (1) the (a) Net Income (but not loss) of any person that is not a subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the specified person or a Wholly Owned Restricted Subsidiary thereof and (b) the Net Income (but not loss) of any Unrestricted Subsidiary shall be excluded, whether or not distributed to the specified person or one of its subsidiaries;

     (2) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that subsidiary or its stockholders;

     (3) the Net Income of any person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded; and
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

     (4) the cumulative effect of a change in accounting principles shall be excluded.

     "Consolidated Net Tangible Assets" means, as of any date, the total consolidated assets of Vlasic and its Restricted Subsidiaries, less the total intangible assets of Vlasic and its Restricted Subsidiaries, as shown on the most recent internal consolidated balance sheet of Vlasic that was prepared in accordance with GAAP.

     "Continuing Directors" means, as of any date of determination, any member of the board of directors of Vlasic who:

     (1) was a member of such board of directors on the date of the indenture;
         or

     (2) was nominated for election or elected to such board of directors with the approval of a majority of the Continuing Directors who were members of such board at the time of such nomination or election.

     "Credit Facilities" means, one or more debt facilities (including, without limitation, the senior credit facility) or commercial paper facilities, in each case with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

     "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

     "Designated Businesses" means all of Vlasic's businesses other than its United States pickle and pickled products businesses and its United States frozen foods businesses.

     "Designated Senior Debt" means (i) any Indebtedness outstanding under the senior credit facility and (ii) any other Senior Debt permitted under the indenture, the principal amount of which is $25.0 million or more, and that has been designated by Vlasic as "Designated Senior Debt."

     "Disinterested Director" means, as used with reference to the covenant entitled "-- Certain Covenants -- Transactions with Affiliates," a member of the board of directors who does not have any material direct or indirect financial interest (other than an interest arising solely from the beneficial ownership of Capital Stock of Vlasic) in or with respect to the particular transaction or series of transactions, if any, that is subject to approval by a majority of the Disinterested Directors pursuant to such covenant.

     "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require Vlasic to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that Vlasic may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption "-- Certain Covenants -- Restricted Payments."

     "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

     "Existing Employment Arrangements" means the Director Compensation Plan, Deferred Compensation Plan, Supplemental Employees' Retirement Plan, Mid-Career Hire Pension Agreement with Robert F. Bernstock, Special Severance Protection Program, Severance Protection Agreement with Robert F. Bernstock, Retiree Medical Plan for Union Employees, Retiree Medical Plan for Non-Union Hourly Employees and Retiree Medical Plan for Salaried Employees, as the same are in effect on the date of the indenture, and as thereafter amended in the ordinary course of business.
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     "Existing Indebtedness" means Indebtedness of Vlasic and its subsidiaries
(other than Indebtedness under a Credit Facility) in existence on the date of the indenture, until such amounts are repaid or refinanced with Permitted Refinancing Indebtedness.

     "Financial Officer" means the chief financial officer, chief accounting officer or treasurer of Vlasic.

     "Fixed Charges" means, with respect to any specified person or any of its Restricted Subsidiaries for any period, the sum, without duplication, of:

     (1) the consolidated interest expense of such person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations; plus

     (2) the consolidated interest of such person and its Restricted Subsidiaries that was capitalized during such period; plus

     (3) any interest expense on Indebtedness of another person that is Guaranteed by such person or one of its Restricted Subsidiaries or secured by a Lien on assets of such person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

     (4) the product of (a) all dividends, whether paid or accrued, whether or not in cash, on any series of Preferred Stock of such person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of Vlasic (other than Disqualified Stock) or to Vlasic or a Restricted Subsidiary of Vlasic, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

     "Fixed Charge Coverage Ratio" means with respect to any specified person and its Restricted Subsidiaries for any period, the ratio of the Consolidated Cash Flow of such person and its Restricted Subsidiaries for such period to the Fixed Charges of such person and its Restricted Subsidiaries for such period. In the event that the specified person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays, repurchases or redeems any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of Preferred Stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

     In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

     (1) acquisitions that have been made by the specified person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be given pro forma effect as if they had occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated (a) to include the Consolidated Cash Flow of the acquired entities on a pro forma basis (including the incurrence of any Indebtedness and including pro forma expense and cost reductions) and
         (b) to give effect to any cost savings realized by Vlasic within six months of such acquisition as if they had been realized at the beginning of the four-quarter reference period, and (c) without giving effect to clause (3) of the proviso set forth in the definition of Consolidated Net Income;
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

     (2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded; and

     (3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified person or any of its subsidiaries following the Calculation Date.

For purposes of this definition, whenever pro forma effect is to be given to an acquisition the amount of income or earnings relating thereto and the amount of consolidated interest expense associated with any Indebtedness incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting officer of Vlasic.

     "Foreign Restricted Subsidiary" means any Restricted Subsidiary that is incorporated in a jurisdiction outside of the United States or the District of Columbia.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the indenture.

     "Guarantee" means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

     "Hedging Obligations" means, with respect to any specified person, the obligations of such person under:

     (1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements;

     (2) other agreements or arrangements designed to protect such person against fluctuations in interest rates;

     (3) agreements or arrangements designed to protect such person against exchange rate risk with respect to any agreement or indebtedness of such person payable in a currency other than U.S. dollars; and

     (4) agreements or arrangements designed to protect such person against commodities risk relating to commodities agreements, entered into in the ordinary course of business, for the purchase of raw material used by Vlasic and its Restricted Subsidiaries.

     "Indebtedness" means, with respect to any specified person, any indebtedness of such person, whether or not contingent, in respect of:

     (1) borrowed money;

     (2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

     (3) banker's acceptances;

     (4) representing Capital Lease Obligations;

     (5) the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; or

     (6) representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified person prepared in accordance with GAAP. In addition, the term "Indebtedness" includes all Indebtedness of others secured by a Lien on any asset of the
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

specified person (whether or not such Indebtedness is assumed by the specified person) and, to the extent not otherwise included, the Guarantee by the specified person of any indebtedness of any other person.

     The amount of any Indebtedness outstanding as of any date shall be:

     (1) the accreted value thereof, in the case of any Indebtedness issued with original issue discount; and

     (2) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness; and

     (3) for purposes of calculating the amount of Indebtedness of any Receivables Subsidiaries, the Receivables Financing Amount relating thereto.

     "Investments" means, with respect to any person, all investments by such person in other persons (including Affiliates) in the forms of direct or indirect loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, payroll, travel, employee transfer assistance loans and similar loans and advances to directors, officers, employees, consultants and stockholders made in the ordinary course of business and excluding loans, advances, prepayments or other credits to co-packers, growers, suppliers and customers in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If Vlasic or any Restricted Subsidiary of Vlasic sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of Vlasic such that, after giving effect to any such sale or disposition, such person is no longer a Restricted Subsidiary of Vlasic, Vlasic shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "-- Certain Covenants -- Restricted Payments."

     "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and, except in connection with any Qualified Receivables Transaction, any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

     "Net Income" means, with respect to any specified person, the net earnings
(loss) of such person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends, excluding, however:

     (1) any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with: (a) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions); or (b) the disposition of any securities by such person or any of its subsidiaries or the extinguishment of any Indebtedness of such person or any of its Restricted Subsidiaries;

     (2) any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss;

     (3) any exchange or translation losses on foreign currencies; and

     (4) any non-capitalized transaction costs incurred in connection with actual or proposed financings, acquisitions or divestitures.

     "Net Proceeds" means the aggregate cash proceeds received by Vlasic or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof, in each case, after taking into account any available tax credits or deductions and any tax sharing
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

arrangements, and amounts required to be applied to the repayment of Indebtedness, other than Senior Debt secured by a Lien on the asset or assets that were the subject of such Asset Sale, or applied to the payment of post-closing adjustments.

     "Non-Recourse Debt" means Indebtedness:

     (1) as to which neither Vlasic nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

     (2) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the notes) of Vlasic or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

     (3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of Vlasic or any of its Restricted Subsidiaries.

     "Obligations" means any principal (and premium, if any), interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

     "Permitted Business" means any food or consumer products business or such other business activities which are incidental or related thereto.

     "Permitted Investment" means:

      (1) any Investment in Vlasic or in a Restricted Subsidiary of Vlasic that is not a Receivables Subsidiary;

      (2) any Investment in Cash Equivalents;

      (3) any Investment by Vlasic or any subsidiary of Vlasic in a person, if as a result of such Investment:

        (a) such person becomes a Restricted Subsidiary of Vlasic; or

        (b) such person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Vlasic or a Wholly Owned Restricted Subsidiary of Vlasic;

      (4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "-- Repurchase at the Option of Holders -- Asset Sales";

      (5) any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of Vlasic;

      (6) Hedging Obligations;

      (7) receivables owing to Vlasic or any of its Restricted Subsidiaries, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

      (8) loans or advances to officers, directors or employees for purposes of purchasing Vlasic common stock in an aggregate amount outstanding at any one time not to exceed $5 million and other loans and advances to officers, directors or employees made in the ordinary course of business of Vlasic or such Restricted Subsidiary;

      (9) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to Vlasic or any of its Restricted Subsidiaries or in satisfaction of judgments or claims;

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

     (10) Investments in connection with pledges, deposits, payments or performance bonds made or given in the ordinary course of business in connection with or to secure statutory, regulatory or similar obligations, including obligations under health, safety or environmental obligations;

     (11) the acquisition by a Receivables Subsidiary in connection with a Qualified Receivables Transaction of Equity Interests of a trust or other person established by such Receivables Subsidiary to effect such Qualified Receivables Transaction; and any other Investment by Vlasic or a Restricted Subsidiary of Vlasic in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other person in connection with a Qualified Receivables Transaction, provided that such other Investment is in the form of a note or other instrument that the Receivables Subsidiary or other person is required to repay as soon as practicable from available cash collections less amounts required to be established as reserves pursuant to contractual agreements with entities that are not Affiliates of Vlasic entered into as part of a Qualified Receivables Transaction;

     (12) contributions to trusts to fund payments required by the terms of the Existing Employment Arrangements; and

     (13) other Investments in any person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (13) since the date of the indenture, not to exceed the greater of (a) $10.0 million; and (b) 2.0% of Consolidated Net Tangible Assets.

     "Permitted Liens" means:

      (1) Liens securing Senior Debt that was permitted by the terms of the indenture to be incurred;

      (2) Liens in favor of Vlasic or any Restricted Subsidiary;

      (3) Liens on property of a person existing at the time such person is merged with or into or consolidated with Vlasic or any subsidiary of Vlasic; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the person merged into or consolidated with Vlasic or the subsidiary;

      (4) Liens on property existing at the time of acquisition thereof by Vlasic or any subsidiary of Vlasic, provided that such Liens were in existence prior to the contemplation of such acquisition;

      (5) Liens on property of a person existing at the time such person becomes a subsidiary of Vlasic, provided that such Liens were in existence prior to the contemplation of such event;

      (6) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

      (7) Liens securing Indebtedness of subsidiaries that was permitted by the terms of the indenture to be incurred;

      (8) Liens existing on the date of the indenture;

      (9) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

     (10) Liens on assets of Unrestricted Subsidiaries that secure Non-Recourse Debt of Unrestricted Subsidiaries;

     (11) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of Vlasic or any of its Restricted Subsidiaries, including rights of offset and set-off;

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

     (12) Liens securing Hedging Obligations which Hedging Obligations relate to Indebtedness that is otherwise permitted under the indenture;

     (13) Liens of Vlasic or any subsidiary of Vlasic with respect to obligations that do not exceed $5.0 million at any one time outstanding;

     (14) Liens securing Permitted Refinancing Indebtedness incurred to extend, refinance, renew, replace, defease or refund secured Indebtedness where the Liens securing the Indebtedness being refinanced were permitted under the indenture;

     (15) any interest or title of a lessor under any Capital Lease Obligation;

     (16) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

     (17) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customer duties in connection with the importation of goods;

     (18) Liens on assets of Vlasic or a Receivables Subsidiary incurred in connection with a Qualified Receivables Transaction; and

     (19) Liens arising out of the refinancing, extension, renewal or refunding of any Indebtedness permitted by this indenture that is secured by any Lien permitted by (1) through (18) above.

     "Permitted Refinancing Indebtedness" means any Indebtedness of Vlasic or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of Vlasic or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

     (1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable), of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest thereon and the amount of all customary expenses and premiums incurred in connection therewith);

     (2) such Permitted Refinancing Indebtedness has a final maturity date that is the same as or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

     (3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness has a final maturity date that is the same as or later than the final maturity date of, and is subordinated in right of payment to, the notes on terms at least as favorable taken as a whole (as determined in the good faith judgment of Vlasic's board of directors) to the holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

     (4) such Indebtedness is incurred either by Vlasic or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

     "Person" means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

     "Preferred Stock" means any Equity Interest with preferential rights of payment with respect to dividends or upon liquidation, dissolution or winding up.

     "Principals" means (1) Bennett Dorrance, the grandson of Dr. John T. Dorrance, (2) Mary Alice Malone, the granddaughter of Dr. John T. Dorrance, (3) the Major Stockholders' Voting Trust, formed on

June 2, 1990 by certain descendants, spouses, fiduciaries and a related foundation of Dr. John T. Dorrance, and (4) any and all members of the Major Stockholders' Voting Trust, whether the trust be in effect or following its termination, including, but not limited to, the Dorrance H. Hamilton Trust, Hope
H. van Beuren and John A. van Beuren Trust.

     "Public Equity Offering" means any issuance of common stock by Vlasic that is registered pursuant to the Securities Act, other than issuances registered on Form S-8 and other issuances of common stock pursuant to employee benefit plans of Vlasic.

     "Qualified Receivables Transaction" means any transaction or series of transactions entered into by Vlasic or any of its subsidiaries pursuant to which Vlasic or any of its subsidiaries sells, conveys or otherwise transfers to (i) a Receivables Subsidiary (in the case of a transfer by Vlasic or any of its subsidiaries) and (ii) any other person (in the case of a transfer by a Receivables Subsidiary), or grants a security interest in, any accounts receivable (whether now existing or arising in the future) of Vlasic or any of its subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable.

     "Receivables Financing Amount" means at any date, with respect to any Qualified Receivables Transaction, the sum on such date of (a) the aggregate uncollected balances of accounts receivable transferred ("Transferred Receivables") in such Qualified Receivables Transaction plus (b) the aggregate amount of all collections of Transferred Receivables theretofore received by the person to whom accounts receivable were transferred in such Qualified Receivables Transaction that have not yet been remitted to Vlasic, net of all reserves and holdbacks retained by or for the benefit of such transferee and net of any interest retained by Vlasic and reasonable costs and expenses (including fees and commissions and taxes other than income taxes) incurred by Vlasic in connection therewith and not payable to any Affiliate of Vlasic.

     "Receivables Subsidiary" means a subsidiary of Vlasic which engages in no activities other than in connection with the financing or sale of accounts receivable and which is designated by the board of directors of Vlasic (as provided below) as a Receivables Subsidiary (a) no portion of the Indebtedness or any other Obligations (contingent or otherwise) of which (i) is guaranteed by Vlasic or any subsidiary of Vlasic (excluding guarantees of Obligations (other than the principal of, and interest on, Indebtedness) pursuant to representations, warranties, covenants (including repurchase obligations) and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction), (ii) is recourse to or obligates Vlasic or any subsidiary of Vlasic in any way other than pursuant to representations, warranties, covenants (including repurchase obligations) and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction or (iii) subjects any property or asset of Vlasic or any subsidiary of Vlasic (other than accounts receivable and related assets as provided in the definition of "Qualified Receivables Transaction"), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to representations, warranties, covenants (including repurchase obligations) and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction, (b) with which neither Vlasic nor any subsidiary of Vlasic has any material contract, agreement, arrangement or understanding other than on terms no less favorable to Vlasic or such subsidiary than those that might be obtained at the time from persons who are not affiliates of Vlasic, other than fees payable in the ordinary course of business in connection with servicing accounts receivable and related assets and
(c) with which neither Vlasic nor any subsidiary of Vlasic has any obligation to maintain or preserve such subsidiary's financial condition or cause such subsidiary to achieve certain levels of operating results. Any such designation by the board of directors of Vlasic will be evidenced to the trustee by filing with the trustee a certified copy of the resolution of the board of directors of Vlasic giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions.

     "Related Party" means:

     (1) any controlling stockholder, 80% (or more) owned subsidiary, or immediate family member (in the case of an individual) of any Principal; or

     (2) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or persons beneficially holding an 80% or more controlling interest of which consist of any one or more Principals and/or such other persons referred to in the immediately preceding clause (1).

     "Restricted Investment" means an Investment other than a Permitted Investment.

     "Restricted Subsidiary" of a person means any subsidiary of the referent person that is not an Unrestricted Subsidiary.

     "Senior Credit Facility" means that certain Amended and Restated Credit Agreement, dated as of September 30, 1998, by and among Vlasic, the banks party thereto, The Chase Manhattan Bank and Morgan Guaranty Trust Company of New York, as amended by Amendment No. 1 to Amended and Restated Credit Agreement, dated as of June 9, 1999, by and among Vlasic, the banks party thereto, The Chase Manhattan Bank and Morgan Guaranty Trust Company of New York, providing for term loans and revolving credit borrowings, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced or refinanced from time to time.

     "Senior Debt" means:

     (1) all Indebtedness of Vlasic outstanding under Credit Facilities and all Hedging Obligations with respect thereto;

     (2) any other Indebtedness of Vlasic permitted to be incurred under the terms of the indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the Notes; and

     (3) all Obligations with respect to the items listed in the preceding clauses (1) and (2).

     Notwithstanding anything to the contrary in the preceding, Senior Debt will not include:

     (1) any liability for federal, state, local or other taxes owed or owing by Vlasic;

     (2) any Indebtedness of Vlasic to any of its subsidiaries or other Affiliates;

     (3) any trade payables; or

     (4) the portion of any Indebtedness that is incurred in violation of the Indenture; provided that in no event will Indebtedness under Credit Facilities cease to be Senior Debt as a result of this clause (4) if an officer of Vlasic certifies at the time of borrowing under Credit Facilities that such borrowing is permitted by the terms of the indenture.

     "Significant Subsidiary" means any subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Act, as such Regulation is in effect on the date hereof.

     "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

     "Subsidiary" means, with respect to any specified person:

     (1) any corporation, association or other entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such person or one or more of the other subsidiaries of that person (or a combination thereof); and

     (2) any partnership (a) the sole general partner or the managing general partner of which is such person or a subsidiary of such person or (b) the only general partners of which are such person or one or more subsidiaries of such person (or any combination thereof).

     "Swift-Armour" means Swift-Armour SA Argentina.

     "Unrestricted Subsidiary" means any subsidiary of Vlasic that is designated by the board of directors as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such subsidiary:

     (1) has no Indebtedness other than Non-Recourse Debt;

     (2) is not party to any agreement, contract, arrangement or understanding with Vlasic or any Restricted Subsidiary of Vlasic unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Vlasic or such Restricted Subsidiary than those that might be obtained at the time from persons who are not Affiliates of Vlasic;

     (3) is a person with respect to which neither Vlasic nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such person's financial condition or to cause such person to achieve any specified levels of operating results;

     (4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Vlasic or any of its Restricted Subsidiaries; and

     (5) has at least one director on its board of directors that is not a director or executive officer of Vlasic or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of Vlasic or any of its Restricted Subsidiaries.

     Any designation of a subsidiary of Vlasic as an Unrestricted Subsidiary shall be evidenced to the trustee by filing with the trustee a certified copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption "-- Certain Covenants -- Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such subsidiary shall be deemed to be incurred by a Restricted Subsidiary of Vlasic as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock," Vlasic shall be in default of such covenant. The board of directors of Vlasic may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of Vlasic of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock," calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

     "Voting Stock" of any person as of any date means the Capital Stock of such person that is at the time entitled to vote in the election of the board of directors of such person.

     "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

     (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

     (2) the then outstanding principal amount of such Indebtedness.

     "Wholly Owned Restricted Subsidiary" of any specified person means a Restricted Subsidiary of such person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such person or by one or more Wholly Owned Restricted Subsidiaries of such person.

             MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

GENERAL

     The following is a summary of the material U.S. federal income tax consequences associated with the exchange of outstanding notes for notes to be issued in the exchange offer and the ownership and disposition of those notes applicable to you if you acquired the outstanding notes in the initial offering and, for U.S. federal income tax purposes, you are not a "United States person" as defined below (a "Non-U.S. Holder"), except as discussed below under the caption "Exchange Offer, " which discusses the U.S. federal income tax treatment to all holders of outstanding notes. This summary is based upon current U.S. federal income tax laws, regulations, rulings, and judicial decisions, all of which are subject to change, possibly retroactively. This summary does not discuss all aspects of U.S. federal income taxation which may be important to you in light of your individual investment circumstances, for example, if you are an investor subject to special tax rules (e.g., if you are a bank, thrift, real estate investment trust, regulated investment company, insurance company, dealer in securities or currencies, expatriate or tax-exempt investor) or if you will hold notes as a position in a "straddle," as part of a "synthetic security" or "hedge," as part of a "conversion transaction" or other integrated investment, or as other than a capital asset. In addition, this summary does not address any aspect of state, local or foreign taxation.

     YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR REGARDING THE PARTICULAR TAX CONSEQUENCES TO YOU OF ACQUIRING, OWNING, AND DISPOSING OF THE NOTES IN LIGHT OF YOUR PARTICULAR TAX AND INVESTMENT SITUATION AND THE PARTICULAR STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.

     For purposes of this summary, a "United States person" means a beneficial owner of a note that is for U.S. federal income tax purposes:

     - an individual who is a citizen or resident of the United States for U.S. federal income tax purposes;

     - a corporation, partnership or other entity created or organized in the United States or under the laws of the United States or any state thereof (including the District of Columbia);

     - an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

     - a trust if a court within the United States is able to exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of such trust.

     A "Non-U.S. Holder" means a holder of a note that is not a U.S. holder.

EXCHANGE OFFER

     The exchange of outstanding notes for the notes issued in the exchange offer will not be treated as an "exchange" for United States federal income tax purposes because the notes issued in the exchange offer will not differ materially in kind or extent from the outstanding notes. Rather, the notes received by you in the exchange offer will be treated as a continuation of the outstanding notes owned by you. As a result, there will be no federal income tax consequences to you. In addition, you will have the same adjusted tax basis and holding period in the notes issued in the exchange offer as you had in the outstanding notes immediately prior to the exchange.

PAYMENTS OF INTEREST TO NON-U.S. HOLDERS

     Subject to the discussion of backup withholding below, payments of interest on a note to you generally will not be subject to U.S. federal income or withholding tax, provided that

     (1) you

        - do not actually or constructively own 10% or more of the total combined voting power of all classes of stock of Vlasic entitled to vote, and

        - are not a controlled foreign corporation that is related to Vlasic actually or constructively through stock ownership for United States federal income tax purposes;

     (2) such interest payments are not effectively connected with the conduct by you of a trade or business within the United States; and

     (3) we or our paying agent receives

        - from you, a properly completed Form W-8 (or substitute Form W-8) signed under penalties of perjury which provides your name and address and certifies that you are a non-U.S. holder, or

        - from a security clearing organization, bank or other financial institution that holds the Notes in the ordinary course of its trade or business (a "financial institution") on behalf of you, certification signed under penalties of perjury that such Form W-8 (or substitute Form W-8) has been received by it, or by another such financial institution, from you, and a copy of the Form W-8 (or substitute Form W-8) is furnished to us or our paying agent.

     If you do not qualify for an exemption from withholding under the preceding paragraph, you generally will be subject to withholding of U.S. federal income tax at the rate of 30% (or a lower rate if a treaty applies) when you receive interest on the notes.

     If you are engaged in a trade or business in the United States and interest on the notes is effectively connected with the conduct of such trade or business, you will not be subject to a withholding tax (assuming a proper certification is provided) but will be subject to U.S. federal income tax on such interest on a net income basis in the same manner as if you were a U.S. person. In addition, if you are a foreign corporation, you may be subject to a branch profits tax at a 30% rate (or, if applicable, a lower rate specified by a treaty).

SALE, EXCHANGE OR REDEMPTION OF NOTES BY NON-U.S. HOLDERS

     Subject to the discussion concerning backup withholding, any gain realized by you on the sale, exchange, retirement or other disposition of a note generally will not be subject to a U.S. federal income tax, unless (i) such gain is effectively connected with the conduct by you of a trade of business within the United States, or (ii) you are an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are satisfied. Any such gain that is effectively connected with the conduct of a United States trade or business by you will be subject to United States federal income tax on a net income basis in the same manner as if you were a United States person and, if you are a corporation, such gain may also be subject to the 30% United States branch profits tax described above.

FEDERAL ESTATE TAXES WITH RESPECT TO NON-U.S. HOLDERS

     If you are an individual who at the time of death is not a citizen or resident of the United States, the note held by you at the time of your death will not be subject to United States federal estate tax, provided that (i) you do not actually or constructively own 10% or more of the total combined voting power of all classes of stock of Vlasic entitled to vote and (ii) the interest accrued on the note was not effectively connected with your conduct of a United States trade or business.

BACKUP WITHHOLDING AND INFORMATION REPORTING FOR NON-U.S. HOLDERS

     Backup withholding and information reporting generally will not apply to payments made to you if you provide the certification described under "Payments of Interest" or otherwise establishes an exemption from backup withholding. Payments by a United States office of a broker of the proceeds of a disposition of the notes generally will be subject to backup withholding at a rate of 31% unless you certify that you are a non-U.S. holder under penalties of perjury or otherwise establish an exemption. Payments of the proceeds of a disposition of the notes by or through a foreign office of a United States broker or foreign broker with certain relationships to the United States generally will be subject to information reporting, but not backup withholding.

     Any amount withheld from a payment to you under the backup withholding rules is allowable as a credit against your U.S. federal income tax liability, or if withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is furnished to the IRS. Certain holders (including, among others, corporations and foreign individuals who comply with certain certification requirements) are not subject to backup withholding.

NEW WITHHOLDING REGULATIONS

     The U.S. Treasury Department issued final Treasury Regulations ("New Withholding Regulations") governing information reporting and the certification procedures regarding withholding and backup withholding on certain amounts paid to non-U.S. holders after December 31, 2000. The New Withholding Regulations generally would not alter the treatment of non-U.S. holders described above. The New Withholding Regulations would alter the procedures for claiming the benefits of an income tax treaty and may change the certification procedures relating to the receipt by intermediaries of payments on behalf of a beneficial owner of a note. You should consult your tax advisors concerning the effect, if any, of such New Withholding Regulations on an investment in the notes.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of those notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of notes received in the exchange offer where the outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 120 days after the consummation of the exchange offer, we will make this prospectus, as amended and supplemented, available to any broker-dealer for use in connection with any such resale.

     We will not receive any proceeds from any sale of notes issued in the exchange offer by broker-dealers. Notes issued in the exchange offer received by broker-dealers for their own account under the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such notes. Any broker-dealer that resells notes that were received by it for its own account in the exchange offer and any broker or dealer that participates in a distribution of such notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and profit on any such resale of notes issued in the exchange and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of 120 days after the consummation of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer, including the expenses of one counsel for the holders of the outstanding notes, other than the commissions or concessions of any broker-dealers, and will indemnify the holders of the outstanding notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act. We note, however, that, in the opinion of the SEC, indemnification against liabilities arising under federal securities laws is against public policy and may be unenforceable.

                                 LEGAL MATTERS

     Certain legal matters with respect to the validity of the issuance of the notes to be issued in the exchange offer will be passed upon for Vlasic by Norma
B. Carter, Vice President, General Counsel and Corporate Secretary of Vlasic. Ms. Carter will rely on the opinion of Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, with respect to matters of New York law.

                                    EXPERTS

     The financial statements as of August 2, 1998 and August 3, 1997 and for each of the three years in the period ended August 2, 1998 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                         INDEX TO FINANCIAL STATEMENTS

ANNUAL FINANCIAL STATEMENTS
  Report of Independent Accountants.........................   F-2
  Consolidated Statements of Earnings for the fiscal years
  ended August 2, 1998, August 3, 1997 and July 28, 1996....   F-3
  Consolidated Balance Sheets as of August 2, 1998 and
  August 3, 1998............................................   F-4
  Consolidated Statements of Cash Flows for the fiscal years
  ended August 2, 1998, August 3, 1997 and July 28, 1996....   F-5
  Consolidated Statements of Shareowners' Equity for the
  fiscal years ended August 2, 1998, August 3, 1997 and July
  28, 1996..................................................   F-6
  Notes to Consolidated Financial Statements................   F-7

INTERIM FINANCIAL STATEMENTS (UNAUDITED)
  Consolidated Statements of Earnings (unaudited) for the
  three and nine month periods ended May 2, 1999 and May 3,
  1998......................................................  F-23
  Consolidated Balance Sheets as of May 2, 1999 (unaudited)
  and August 2, 1998 (audited)..............................  F-24
  Consolidated Statements of Cash Flows (unaudited) for the
  nine month periods ended May 2, 1999 and May 3, 1998......  F-25
  Consolidated Statements of Shareowners' Equity (Deficit)
  (unaudited) for the nine month periods ended May 2, 1999
  and May 3, 1998...........................................  F-26
  Notes to Consolidated Financial Statements (unaudited)....  F-27

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareowners of Vlasic Foods International Inc.

     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of earnings, shareowners' equity and cash flows present fairly, in all material respects, the financial position of Vlasic Foods International Inc. and its subsidiaries at August 2, 1998 and August 3, 1997, and the results of their operations and their cash flows for each of the three years in the period ended August 2, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

     As discussed in Note 12 to the financial statements, the Company changed its method of accounting for business process reengineering costs in 1998.

PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania
September 16, 1998

                           VLASIC FOODS INTERNATIONAL

                      CONSOLIDATED STATEMENTS OF EARNINGS
                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                              1998         1997         1996
                                                            52 WEEKS     53 WEEKS     52 WEEKS
                                                            --------     --------     --------
Net sales (including $154,764, $155,563 and $144,902 to
  related parties).......................................  $1,357,274   $1,508,285   $1,498,967
                                                           ----------   ----------   ----------
Costs and expenses
  Cost of products sold..................................     978,025    1,048,433    1,053,348
  Marketing and selling expenses.........................     245,119      266,475      256,666
  Administrative expenses................................      64,063       53,050       54,558
  Research and development expenses......................       7,907        8,620        8,064
  Other (income) expense.................................      (2,927)       2,446          159
  Special charges........................................      42,450       12,634       37,202
                                                           ----------   ----------   ----------
          Total costs and expenses.......................   1,334,637    1,391,658    1,409,997
                                                           ----------   ----------   ----------
Earnings before interest and taxes.......................      22,637      116,627       88,970
  Interest expense.......................................      13,446        1,600        1,071
  Interest income........................................         388          588          329
                                                           ----------   ----------   ----------
Earnings before taxes....................................       9,579      115,615       88,228
Taxes on earnings........................................      15,378       37,475       27,361
                                                           ----------   ----------   ----------
Earnings (loss) before cumulative effect of accounting
  change.................................................      (5,799)      78,140       60,867
Cumulative effect of accounting change...................        (600)          --           --
                                                           ----------   ----------   ----------
Net earnings (loss)......................................  $   (6,399)  $   78,140   $   60,867
                                                           ==========   ==========   ==========
Per share basic:
  Loss before cumulative effect of accounting change.....  $    (0.13)
  Cumulative effect of accounting change.................       (0.01)
                                                           ----------
  Net loss per share.....................................  $    (0.14)
                                                           ----------
  Weighted average shares outstanding -- basic...........      45,458
                                                           ==========
Per share assuming dilution:
  Loss before cumulative effect of accounting change.....  $    (0.13)
  Cumulative effect of accounting change.................       (0.01)
                                                           ----------
  Net loss per share.....................................  $    (0.14)
                                                           ----------
  Weighted average shares outstanding assuming
     dilution............................................      45,458*
                                                           ==========

---------------
* Excludes potentially dilutive shares as the result would be antidilutive.

          See accompanying Notes to Consolidated Financial Statements.

                           VLASIC FOODS INTERNATIONAL

                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                              AUGUST 2,    AUGUST 3,
                                                                1998         1997
                                                              ---------    ---------
Current assets
  Cash and cash equivalents.................................  $ 16,333     $  9,409
  Accounts receivable.......................................   127,644      109,676
  Inventories...............................................   183,763      163,852
  Other current assets......................................    25,200       12,339
                                                              --------     --------
          Total current assets..............................   352,940      295,276
                                                              --------     --------
  Plant assets, net.........................................   520,075      515,646
  Other assets, principally intangible assets, net..........    86,258       84,186
                                                              --------     --------
Total assets................................................  $959,273     $895,108
                                                              ========     ========
Current liabilities
  Notes payable.............................................  $ 12,535     $    191
  Payable to suppliers and others...........................   121,210      123,101
  Accrued liabilities.......................................    93,330       88,914
                                                              --------     --------
          Total current liabilities.........................   227,075      212,206
                                                              --------     --------
Long-term debt..............................................   558,873        2,252
Deferred income taxes.......................................    19,673       36,815
Other liabilities...........................................    47,048       11,537
                                                              --------     --------
          Total liabilities.................................   852,669      262,810
                                                              --------     --------
Shareowners' equity
  Preferred stock, no par value; authorized 4,000 shares;
     none issued............................................        --           --
  Common stock, no par value; authorized 56,000 shares;
     issued shares 45,488...................................   137,473           --
  Campbell net investment...................................        --      633,168
  Accumulated deficit.......................................   (25,115)          --
  Cumulative translation adjustments........................    (5,754)        (870)
                                                              --------     --------
          Total shareowners' equity.........................   106,604      632,298
                                                              --------     --------
Total liabilities and shareowners' equity...................  $959,273     $895,108
                                                              ========     ========

          See accompanying Notes to Consolidated Financial Statements.

                           VLASIC FOODS INTERNATIONAL

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                              1998        1997         1996
                                                              ----        ----         ----
Cash flows from operating activities:
  Net earnings............................................  $ (6,399)   $  78,140    $ 60,867
  Non-cash charges to net earnings
     Cumulative effect of accounting change...............       600           --          --
     Restructuring charges................................    28,050       12,634      37,202
     Impairment loss......................................    14,400           --          --
     Depreciation and amortization........................    45,125       44,808      45,585
     Deferred income taxes................................    (7,701)       9,199     (12,730)
     Other, net...........................................    (1,737)       1,515       1,220
  Changes in working capital
     Accounts receivable..................................   (17,213)      11,016      19,540
     Inventories..........................................   (19,263)      16,858      (1,422)
     Other current assets and liabilities.................   (28,514)       4,269       1,905
                                                            --------    ---------    --------
       Net cash provided by operating activities..........     7,348      178,439     152,167
                                                            --------    ---------    --------
Cash flows from investing activities:
  Purchases of plant assets...............................   (62,273)     (79,301)    (59,053)
  Sales of plant assets...................................     6,424        8,431       4,318
  Business acquired.......................................    (6,350)          --          --
  Other, net..............................................    (1,101)         846       2,631
                                                            --------    ---------    --------
       Net cash used in investing activities..............   (63,300)     (70,024)    (52,104)
                                                            --------    ---------    --------
Cash flows from financing activities:
  Long-term borrowings....................................    98,542           --          --
  Repayment of long-term borrowings.......................   (42,000)        (427)       (425)
  Short-term borrowings (repayments)......................    12,335          (17)     (1,431)
  Issuance of common stock................................       519           --          --
  Transactions with Campbell..............................    (6,500)    (104,029)    (94,555)
                                                            --------    ---------    --------
       Net cash (used in) provided by financing
          activities......................................    62,896     (104,473)    (96,411)
                                                            --------    ---------    --------
  Effect of exchange rate changes on cash.................       (20)         (86)         59
                                                            --------    ---------    --------
       Net change in cash and cash equivalents............     6,924        3,856       3,711
Cash and cash equivalents -- beginning of period..........     9,409        5,553       1,842
                                                            --------    ---------    --------
Cash and cash equivalents -- end of period................  $ 16,333    $   9,409    $  5,553
                                                            ========    =========    ========

          See accompanying Notes to Consolidated Financial Statements.

                           VLASIC FOODS INTERNATIONAL

                 CONSOLIDATED STATEMENTS OF SHAREOWNERS' EQUITY
                                 (IN THOUSANDS)

                                   ISSUED
                                COMMON STOCK                     CAMPBELL    CUMULATIVE       TOTAL
                                ------------      ACCUMULATED      NET       TRANSLATION   SHAREOWNERS'
                              SHARES    AMOUNT      DEFICIT     INVESTMENT   ADJUSTMENT       EQUITY
                              ------    ------    -----------   ----------   -----------   ------------
Balance at July 30, 1995....                                    $ 692,745      $   991      $ 693,736
1996 Net earnings...........                                       60,867                      60,867
Translation adjustment......                                                      (182)          (182)
Net transactions with
  Campbell..................                                      (94,555)                    (94,555)
                                                                ---------      -------      ---------
Balance at July 28, 1996....                                      659,057          809        659,866
                                                                ---------      -------      ---------
1997 Net earnings...........                                       78,140                      78,140
Translation adjustment......                                                    (1,679)        (1,679)
Net transactions with
  Campbell..................                                     (104,029)                   (104,029)
                                                                ---------      -------      ---------
Balance at August 3, 1997...                                      633,168         (870)       632,298
                                                                ---------      -------      ---------
Net earnings prior to
  spin-off..................                                       18,716                      18,716
Net transactions with
  Campbell as of the
  spin-off date:
  Assumption of debt,
     pension and
     postretirement
     obligations and net
     deferred tax
     liabilities............                                     (514,930)                   (514,930)
  Contribution to capital of
     remaining Campbell net
     investment.............           $136,954                  (136,954)                         --
Issuance of shares of common
  stock, no par value, in
  connection with the
  spin-off..................  45,455
Issuance of shares of common
  stock as a result of
  exercised stock options...      33        519                                                   519
Net loss after the
  spin-off..................                       $(25,115)                                  (25,115)
Translation adjustments.....                                                    (4,884)        (4,884)
                              ------   --------    --------     ---------      -------      ---------
Balance at August 2, 1998...  45,488   $137,473    $(25,115)    $      --      $(5,754)     $ 106,604
                              ======   ========    ========     =========      =======      =========

          See accompanying Notes to Consolidated Financial Statements.

                           VLASIC FOODS INTERNATIONAL

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

1.  VLASIC FOODS INTERNATIONAL SPIN-OFF FROM CAMPBELL SOUP COMPANY

     On March 30, 1998, one share of Vlasic Foods International Inc. (the Company or Vlasic), no par value common stock, was distributed to shareowners of Campbell Soup Company (Campbell) for every ten shares of Campbell capital stock held by such shareowners at the record date in a tax-free distribution. At the time of distribution, the Company began operations as a separate independent publicly-owned company.

     The historical financial statements of Vlasic reflect periods during which Vlasic did not operate as a separate, independent company; certain estimates, assumptions and allocations were made in preparing such financial statements. Therefore, such historical financial statements do not necessarily reflect the results of operations that would have existed had Vlasic been a separate, independent company. The historical consolidated balance sheet of the Company as of August 2, 1998 reflects the effects of the spin-off.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     CONSOLIDATION. The consolidated financial statements include the accounts of the Company and its majority-owned subsidiaries. Significant intercompany transactions are eliminated in consolidation.

     FISCAL YEAR. Vlasic's fiscal year ends on the Sunday nearest July 31. There were 52 weeks in Fiscal 1998 and 1996 and 53 weeks in fiscal 1997.

     CASH AND CASH EQUIVALENTS. All highly liquid debt instruments purchased with an initial maturity of three months or less are classified as cash equivalents.

     INVENTORIES. Substantially all domestic inventories are priced at the lower of cost or market, with cost determined by the last-in, first-out (LIFO) method. Other inventories are priced at the lower of average cost or market.

     PLANT ASSETS. Plant assets are stated at historical cost. Alterations and major overhauls which extend the lives or increase the capacity of plant assets are capitalized. The amounts for property disposals are removed from plant asset and accumulated depreciation accounts and any resultant gain or loss is included in earnings. Ordinary repairs and maintenance are charged to operating costs.

     DEPRECIATION. Depreciation provided in costs and expenses is calculated using the straight-line method. Buildings and machinery and equipment are depreciated over periods not exceeding 45 years and 15 years, respectively. Accelerated methods of depreciation are used for income tax purposes in certain jurisdictions.

     INTANGIBLES. Intangible assets consist principally of excess purchase price over net assets of businesses acquired and trademarks. Intangibles are amortized on a straight-line basis over periods not exceeding 40 years.

     ASSET VALUATION. The recoverability of plant assets and intangibles is periodically reviewed based principally on an analysis of cash flow.

     ADVERTISING. Advertising costs include the cost of working media (running advertising on television, radio or in print), the cost of producing advertising, and the cost of coupon insertion and distribution. Working media and coupon insertion and distribution costs are expensed in the period the advertising is run or the coupons are distributed. The cost of producing advertising is expensed as of the first date the advertisements take place. Advertising included in marketing and selling expenses was $16,297 in 1998, $21,125 in 1997 and $19,303 in 1996. At August 2, 1998 and August 3, 1997, there were no amounts of advertising included in assets in the balance sheets.

     INCOME TAX. Deferred taxes are provided in accordance with Statement of Financial Accounting Standards (SFAS) No. 109.

                           VLASIC FOODS INTERNATIONAL

     EARNINGS PER SHARE. Earnings per share have been calculated in accordance with Statement of Financial Accounting Standards No. 128, "Earnings per Share." Weighted average shares outstanding assuming dilution reflects outstanding stock option grants. For fiscal 1998, weighted average shares outstanding assuming dilution excludes 513 shares relating to outstanding stock option grants as the result would be antidilutive. Historical earnings per share prior to fiscal 1998 are not presented since Vlasic common stock was not part of the capital structure of Campbell for the periods presented.

     USE OF ESTIMATES. Generally accepted accounting principles require management to make estimates and assumptions that affect assets and liabilities, contingent assets and liabilities, and revenues and expenses. Actual results could differ from those estimates.

3.  RELATED PARTY TRANSACTIONS SUBSEQUENT TO THE SPIN-OFF

     Vlasic sells to Campbell beef and mushrooms for use as ingredients in Campbell's finished products and frozen foodservice finished product from its agriculture products segment. Vlasic purchases from Campbell retail frozen food finished products in Canada. These transactions are at negotiated prices. Included in the Consolidated Statements of Earnings are sales to Campbell of $154,764 in 1998, $155,563 in 1997, and $144,902 in 1996. Included in Costs of
product sold are purchases from Campbell of $24,696 in 1998, $26,255 in 1997, and $27,310 in 1996.

     Campbell and Vlasic entered into a multi-year agreement for the continued
(i) supply of beef and mushrooms, and production of frozen foodservice products in the U.S. by Vlasic and (ii) production of frozen retail products in Canada and Open Pit barbecue sauce in the U.S. by Campbell.

     Vlasic entered into an agreement with Campbell for transitional services such as administrative and support services for a period not to exceed twelve months from the date of the spin-off. The transitional service agreement provides that Vlasic pay a fee intended to approximate Campbell's cost to provide such services. These fees amounted to $9,078 in 1998 for the four months following the spin-off.

4.  RELATED PARTY TRANSACTIONS PRIOR TO THE SPIN-OFF

     Certain Vlasic businesses participated in Campbell's centralized cash management system to finance operations. Cash deposits from Vlasic were transferred to Campbell on a daily basis and Campbell funded Vlasic disbursement bank accounts as required. Unpaid balances of checks were included in accounts payable. No interest was charged on transactions with Campbell.

     Campbell provided certain selling, general and administrative services to Vlasic including finance, legal, systems, research and development, benefits, facilities and shared sales and distribution support. These expenses were allocated to Vlasic based on net sales, utilization or other methods which management believes to be reasonable. These allocations were $33,601 in the first eight months of 1998 prior to the spin-off, $51,288 in 1997 and $43,878 in 1996 and are included in the appropriate lines of the Consolidated Statements of Earnings. The expenses allocated to Vlasic for these services are not necessarily indicative of the expenses that would have been incurred if Vlasic had been a separate, independent entity and had managed these functions. Subsequent to the spin-off, Vlasic manages these functions.

     Vlasic was included in the combined federal and certain state income tax returns of Campbell prior to spin-off. Income tax expense was calculated as if Vlasic had filed separate income tax returns for the entire fiscal year.

5.  ADJUSTMENT OF ASSETS HELD FOR SALE TO FAIR VALUE

     During the fourth quarter of fiscal 1998, management designed and began to implement a program to pursue asset reduction and cost improvement opportunities. As part of that plan, the Company decided to sell

                           VLASIC FOODS INTERNATIONAL
its Kattus gourmet foods distribution business in Germany and began to actively seek buyers. The Company expects to complete the sale of the business during fiscal 1999. The carrying value of the assets held for sale was reduced to fair value based on estimates of selling values less costs to sell. Fourth quarter 1998 earnings include the $14.4 million charge against Special charges within the Statements of Earnings to reduce assets held for sale to fair value of which approximately $10 million represents a charge for goodwill impairment with the balance of the charge recorded against the other long lived assets. Net sales for the business to be disposed of approximated $70,034, $83,635 and $105,499 in 1998, 1997 and 1996, respectively. Earnings (loss) before interest and taxes excluding restructuring charges and the impairment loss approximated ($6,725), ($2,657) and $5,575 in 1998, 1997 and 1996, respectively.

6.  RESTRUCTURING CHARGES

                                                   LOSS ON
                                                    ASSET        SEVERANCE
                                                 DISPOSITION    AND BENEFITS     OTHER      TOTAL
                                                 -----------    ------------     -----      -----
Restructuring accrual..........................   $ 15,125        $13,354       $ 8,723    $ 37,202
1996 activity..................................       (782)        (4,202)       (2,674)     (7,658)
                                                  --------        -------       -------    --------
Balance at July 28, 1996.......................     14,343          9,152         6,049      29,544
Restructuring accrual..........................      7,991          3,253         1,390      12,634
1997 activity..................................    (16,810)        (9,485)       (6,049)    (32,344)
                                                  --------        -------       -------    --------
Balance at August 3, 1997......................      5,524          2,920         1,390       9,834
Restructuring accrual..........................     16,500          8,200         3,350      28,050
1998 Activity..................................     (7,345)        (4,169)       (1,636)    (13,150)
                                                  --------        -------       -------    --------
Balance at August 2, 1998......................   $ 14,679        $ 6,951       $ 3,104    $ 24,734
                                                  ========        =======       =======    ========

     A special charge of $28,050 ($21,815 after tax) was recorded in the third quarter of 1998 to cover the costs of a restructuring program. The restructuring program was designed to improve operational efficiency by closing certain U.S. and European administrative offices and production facilities and is expected to be completed during the third quarter of 1999. The worldwide workforce will be reduced by approximately 425 administrative and operational positions. The restructuring charge included approximately $11.6 million primarily related to severance and employee benefit costs which will be paid in cash. The balance of the restructuring charge, amounting to $16.5 million, related to non-cash charges for losses on the disposition of plant assets.

     A special charge of $12,634 ($7,757 after tax) was recorded in the first quarter of 1997 to cover the costs of a restructuring program. The restructuring program was designed to improve operational efficiency by closing various pickle facilities and reducing approximately 50 administrative and operational positions from the worldwide workforce. The 1997 restructuring charge included approximately $4.6 million in cash charges primarily related to severance and employee benefit costs. The balance of the restructuring charge, amounting to $8.0 million, related to non-cash charges for losses on the disposition of plant assets. The program was completed during the first quarter of fiscal 1998. A special charge of $37,202 ($22,842 after tax) was recorded in the fourth quarter of 1996 to cover the costs of a restructuring program designed to improve operational efficiency in the U.S. frozen food system by closing the Modesto plant (a reduction of approximately 500 employees) and increasing production at Omaha and Fayetteville and improve operational efficiency in the specialty foods distribution business in Germany. The restructuring charge includes approximately $22,077 in cash charges primarily related to severance and employee benefit costs and $15,125 in non-cash charges for losses on disposition of plant assets. The program was completed in fiscal 1997.

                           VLASIC FOODS INTERNATIONAL

7.  SEGMENT AND GEOGRAPHIC AREA INFORMATION

     Vlasic groups its businesses in three operating segments: frozen foods, grocery products and agricultural products. These operating segments are managed as strategic units due to their distinct manufacturing processes, marketing strategies and distribution channels. The FROZEN FOODS SEGMENT consists of Swanson frozen foods in the U.S. and Canada and Freshbake frozen foods in the U.K. The GROCERY PRODUCTS SEGMENT includes Vlasic retail and foodservice pickles and condiments in the U.S., Open Pit barbecue sauce in the U.S., SonA and Rowats pickles, canned beans and vegetables in the U.K., Kattus gourmet foods distribution in Germany and Swift canned meat pates and other grocery products in Argentina. The AGRICULTURAL PRODUCTS SEGMENT includes the U.S. fresh mushroom business, chilled and frozen beef, frozen cooked beef and canned corned beef exported from Argentina and contract manufacturing of frozen foodservice product for Campbell's Foodservice in the U.S. Corporate expenses and assets have been allocated to the segments.

                              SEGMENT INFORMATION

                                                            1998          1997          1996
                                                            ----          ----          ----
Net Sales
  Frozen Foods.........................................  $  541,436    $  614,467    $  583,384
  Grocery Products.....................................     477,395       538,684       561,154
  Agricultural Products................................     347,872       366,113       369,088
  Eliminations.........................................      (9,429)      (10,979)      (14,659)
                                                         ----------    ----------    ----------
          Total........................................  $1,357,274    $1,508,285    $1,498,967
                                                         ==========    ==========    ==========
Earnings Before Interest and Taxes
  Frozen Foods.........................................  $   31,469    $   56,268    $   15,885
  Grocery Products.....................................      (2,517)       49,513        53,748
  Agricultural Products................................      (6,315)       10,846        19,337
                                                         ----------    ----------    ----------
          Total........................................  $   22,637    $  116,627    $   88,970
                                                         ==========    ==========    ==========
Total Assets
  Frozen Foods.........................................  $  286,197    $  259,132    $  258,320
  Grocery Products.....................................     374,178       369,922       373,793
  Agricultural Products................................     298,898       266,054       291,218
                                                         ----------    ----------    ----------
          Total........................................  $  959,273    $  895,108    $  923,331
                                                         ==========    ==========    ==========
Depreciation and Amortization
  Frozen Foods.........................................  $   14,896    $   13,614    $   14,017
  Grocery Products.....................................      14,636        16,061        16,255
  Agricultural Products................................      15,593        15,133        15,313
                                                         ----------    ----------    ----------
          Total........................................  $   45,125    $   44,808    $   45,585
                                                         ==========    ==========    ==========
Capital Expenditures
  Frozen Foods.........................................  $   20,349    $   35,576    $   25,494
  Grocery Products.....................................      19,356        29,399        16,381
  Agricultural Products................................      22,568        14,326        17,178
                                                         ----------    ----------    ----------
          Total........................................  $   62,273    $   79,301    $   59,053
                                                         ==========    ==========    ==========

                           VLASIC FOODS INTERNATIONAL

     The following presents information about operations in different geographic areas:

                             GEOGRAPHIC INFORMATION

                                                            1998          1997          1996
                                                            ----          ----          ----
Net Sales
  United States........................................  $  883,288    $  991,523    $  963,896
  Europe...............................................     276,679       306,210       305,274
  South America........................................     206,736       221,531       244,456
  Eliminations.........................................      (9,429)      (10,979)      (14,659)
                                                         ----------    ----------    ----------
          Total........................................  $1,357,274    $1,508,285    $1,498,967
                                                         ==========    ==========    ==========
Earnings Before Interest and Taxes
  United States........................................  $   62,436    $   85,965    $   48,979
  Europe...............................................     (36,803)       10,424        15,568
  South America........................................      (2,996)       20,238        24,423
                                                         ----------    ----------    ----------
          Total........................................  $   22,637    $  116,627    $   88,970
                                                         ==========    ==========    ==========
Total Assets
  United States........................................  $  480,983    $  453,935    $  448,080
  Europe...............................................     216,794       205,496       212,961
  South America........................................     261,496       235,677       262,290
                                                         ----------    ----------    ----------
          Total........................................  $  959,273    $  895,108    $  923,331
                                                         ==========    ==========    ==========

     Transfers between segments and geographic areas are recorded at cost plus markup or at market. Identifiable assets are those assets, including goodwill, which are identified with the operations in each segment or geographic region. Contributions to earnings before interest and taxes include the impact of special charges: the impairment loss on assets held for sale of $14.4 million or $.32 per share in fiscal 1998 (with no associated tax effect); a restructuring charge of $28.1 million before tax, $21.8 million after tax or $.48 per share, in fiscal 1998, and a restructuring charge of $12.6 million before tax, $7.8 million after tax or $.17 per share in fiscal 1997. In fiscal 1996, the restructuring charge was $37.2 million before tax, $22.8 million after tax. The impact by segment is as follows:

                                                               1998       1997       1996
                                                               ----       ----       ----
Frozen Foods................................................  $ 9,700    $ 2,697    $33,202
Grocery Products............................................   32,350      9,937      4,000
Agricultural Products.......................................      400         --         --
                                                              -------    -------    -------
          Total.............................................  $42,450    $12,634    $37,202
                                                              =======    =======    =======

8.  PENSION PLANS AND RETIREMENT BENEFITS

     Pension Plans. Substantially all U.S. employees participate in Vlasic sponsored noncontributory defined benefit pension plans. Prior to the spin-off, the participants in the plans were included in plans with similar benefits sponsored by Campbell. Under an agreement with Campbell, the Company assumed pension liabilities related to the active Vlasic participants, but not to retirees from the U.S. Vlasic businesses. Campbell will transfer certain trust assets, from its funded plans to Vlasic's plans based upon actuarial determinations consistent with regulatory requirements. Benefits are generally based on years of service and employees' compensation during the last years of employment. All plans are funded and contributions are

                           VLASIC FOODS INTERNATIONAL
made in amounts not less than minimum statutory funding requirements nor more than the maximum amount that can be deducted for U.S. income tax purposes. Pension expense included the following for the four months beginning March 30, 1998 to August 2, 1998:

Benefits earned during the year.............................  $ 1,291
Interest cost...............................................    1,666
Net amortization and deferrals..............................     (821)
Return on plan assets.......................................   (1,026)
                                                              -------
          Total.............................................  $ 1,110
                                                              =======

     Net periodic U.S. pension expense allocated to Vlasic was $2,396 for the first eight months of fiscal 1998 prior to the spin-off (resulting in total U.S. pension expense of $3,506 in fiscal year 1998), $2,140 in fiscal year 1997 and $3,428 in fiscal year 1996.

     The funded status of the plans was as follows:

                                                              AUGUST 2,
                                                                1998
                                                              ---------
Actuarial present value of benefit obligations:
Vested......................................................  $(47,780)
Non-vested..................................................    (6,430)
                                                              --------
Accumulated benefit obligation..............................   (54,210)
Effect of projected future salary increases.................   (22,810)
                                                              --------
Projected benefit obligation................................   (77,020)
Plan assets at market value.................................    69,140
                                                              --------
Projected benefit obligation in excess of plan assets.......    (7,880)
Unrecognized net (gain) or loss.............................     7,193
Unrecognized prior service cost.............................     2,934
Unrecognized net assets at transition.......................      (423)
                                                              --------
Prepaid pension expense.....................................  $  1,824
                                                              ========

     Weighted average rates for principal actuarial assumptions were:

                                                              AUGUST 2,
                                                                1998
                                                              ---------
Discount rate...............................................   7.00%
Long-term rate of return on plan assets.....................   9.75%
Weighted-average rate of compensation increase..............   4.25%

     Pension benefits for Vlasic's operations outside the U.S. are provided principally through government plans and also to a lesser extent by Company sponsored plans. Pension expense for operations outside the U.S. was $4,543 in 1998, $5,089 in 1997 and $5,993 in 1996.

     Retiree Benefits. Vlasic provides postretirement benefits, including health care and life insurance, to substantially all U.S. employees and their dependents retiring after the spin-off. Employees who have 10 years of service after the age of 45 and retire from Vlasic are eligible to participate in the postretirement benefit plans. Vlasic U.S. employees participate in these plans.

                           VLASIC FOODS INTERNATIONAL

     Postretirement benefit expense included the following for the four months beginning March 30, 1998 to August 2, 1998:

Benefits earned during the year.............................  $ 727
Interest cost...............................................    481
Net amortization and deferrals..............................   (245)
                                                              -----
          Total.............................................  $ 963
                                                              =====

     Postretirement benefit expense allocated to Vlasic was $2,493 for the first eight months of fiscal 1998 prior to the spin-off (resulting in total expense of $3,456 in fiscal year 1998), $2,667 in fiscal year 1997 and $8,383 in fiscal year 1996.

     Accrued postretirement benefit liability included the following:

                                                              AUGUST 2,
                                                                1998
                                                              ---------
Accumulated benefit obligation..............................  $(24,786)
Unrecognized net (gain) or loss.............................    (7,707)
                                                              --------
Accrued postretirement benefit liability....................  $(32,493)
                                                              ========

     The discount rate used to determine the accumulated postretirement benefit obligation was 7% in 1998. The assumed healthcare cost trend rate used to measure the accumulated postretirement benefit obligation was 4%. A one-percentage-point change in the assumed healthcare cost trend rate would have changed the 1998 accumulated postretirement benefit obligation by $2,517 and postretirement benefit expense for the four month period ending August 2, 1998 by $609. Obligations related to non-U.S. postretirement benefit plans are not significant since these benefits are generally provided through government-sponsored plans.

     Savings Plans. Vlasic U.S. employees participate in Vlasic's savings plans and formerly in Campbell's savings plans. After one year of continuous service, Vlasic matches 50% of employee contributions up to five percent of compensation. In 1998, 1997 and 1996 Campbell increased its contribution to 60% because earnings goals were achieved. Amounts charged to Vlasic costs and expenses were $2,382 in 1998, $2,671 in 1997, and $2,168 in 1996.

                           VLASIC FOODS INTERNATIONAL

9.  TAXES ON EARNINGS

     The provision for income taxes consists of the following:

                                                       1998        1997        1996
                                                       ----        ----        ----
Income taxes:
Currently payable
  Federal..........................................  $ 16,340    $ 22,229    $ 29,457
  State............................................     4,285       3,521       4,371
  Non-U.S. ........................................     2,454       2,526       6,263
                                                     --------    --------    --------
                                                       23,079      28,276      40,091
                                                     --------    --------    --------
Deferred
  Federal..........................................    (5,238)      7,258     (10,086)
  State............................................    (2,835)      1,207      (1,677)
  Non-U.S. ........................................       372         734        (967)
                                                     --------    --------    --------
                                                       (7,701)      9,199     (12,730)
                                                     --------    --------    --------
          Total....................................  $ 15,378    $ 37,475    $ 27,361
                                                     ========    ========    ========
Earnings (loss) before income taxes:
  United States....................................  $ 41,037    $ 85,965    $ 48,979
  Non-U.S. ........................................   (31,458)     29,650      39,249
                                                     --------    --------    --------
          Total....................................  $  9,579    $115,615    $ 88,228
                                                     ========    ========    ========

     The following is a reconciliation of effective income tax rates with the U.S. Federal statutory income tax rate:

                                                              1998(1)    1997    1996
                                                              -------    ----    ----
Federal statutory income tax rate...........................   35.0%     35.0%   35.0%
State income taxes (net of federal benefit).................    1.8%      2.6%    2.0%
Tax effect resulting from other international activities....    3.9%     (1.1)%  (1.7)%
Tax loss carryforwards......................................   (0.8)%    (1.6)%    --
Nontaxable export rebate....................................     --      (2.7)%  (4.9)%
Other.......................................................    1.6%      0.2%    0.6%
                                                               ----      ----    ----
  Effective income tax rate.................................   41.5%     32.4%   31.0%
                                                               ====      ====    ====

(1) Excludes the impact of the fiscal 1998 restructuring charge and impairment loss. The effective income tax rate including such items is 160.5%

                           VLASIC FOODS INTERNATIONAL

     Deferred tax liabilities and assets are comprised of the following:

                                                              AUGUST 2,    AUGUST 3,
                                                                1998         1997
                                                              ---------    ---------
Depreciation................................................  $ 21,626     $ 30,992
Capitalized interest........................................     7,637        7,459
Other.......................................................     7,117        5,496
                                                              --------     --------
  Deferred tax liabilities..................................    36,380       43,947
                                                              --------     --------
Benefits and compensation...................................    16,881        6,353
Restructuring accruals......................................     5,395        3,717
Tax loss carryforwards......................................    32,402       13,100
Other.......................................................     3,134        4,409
                                                              --------     --------
Deferred tax assets.........................................    57,812       27,579
Valuation allowance.........................................   (23,033)     (13,100)
                                                              --------     --------
  Deferred tax assets, net..................................    34,779       14,479
                                                              --------     --------
  Net deferred tax liability................................  $  1,601     $ 29,468
                                                              ========     ========

     The Company has available net operating loss carryforwards in the United States of approximately $25 million which expire in 2018. For income tax purposes, certain non-U.S. subsidiaries of Vlasic have tax loss carryforwards of approximately $66 million. Of these carryforwards, $41 million expire through 2003 and $25 million may be carried forward indefinitely. The current statutory tax rates in these countries range from 31% to 57%.

     A valuation allowance is recorded as a reduction to Vlasic's estimate of the deferred tax assets relating to non-U.S. tax loss carryforwards due to the uncertainty of the ultimate realization of future benefits from such assets. These deferred tax assets pertain to Vlasic's operations in Argentina, frozen business in the U.K. and gourmet distribution business in Germany. The uncertainty surrounding the use of U.K. tax loss carryforwards stems from significant tax law restrictions regarding their use. Moreover, the limited tax loss carryforward periods and exclusion from current taxable income of export rebates create uncertainty about whether Vlasic will be able to utilize its tax loss carryforwards from operations in Argentina. Finally, the German tax loss carryforwards are not expected to be utilized prior to the sale of the business.

     Income taxes have not been accrued on undistributed earnings for non-U.S. subsidiaries of $5.3 million. Such amounts are invested in operating assets and are not expected to be remitted. If remitted, tax credits are available to substantially reduce any additional taxes.

10.  OTHER EXPENSES

                                                         1998       1997       1996
                                                         ----       ----       ----
Campbell stock price related incentive programs.......  $ 3,207    $ 8,628    $ 3,288
Amortization of intangible and other assets...........    2,738      2,764      2,691
Gain on asset sales...................................   (3,957)    (8,179)    (5,496)
Gains on fire insurance settlement....................   (2,814)        --         --
Other, net............................................   (2,101)      (767)      (324)
                                                        -------    -------    -------
          Total.......................................  $(2,927)   $ 2,446    $   159
                                                        =======    =======    =======

                           VLASIC FOODS INTERNATIONAL

11.  ACQUISITION

     During the second quarter of fiscal 1998, Vlasic acquired the SAFRA trademark and certain equipment for the canned spreadable meats business in Argentina for $6,350. The acquisition was accounted for as a purchase transaction and operations are included in the financial statements from the date of acquisition. The trademark will be amortized over the period of expected benefit -- 40 years. Pro forma financial information would not have a material effect on Vlasic's net sales or net earnings in 1998. The allocation of the purchase price to assets acquired and liabilities assumed was based upon fair value estimates -- $5,850 was identified as an intangible asset (trademark) and $500 was allocated to fixed assets.

12.  CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE

     In the second quarter of fiscal 1998, the Company adopted the provisions of the Emerging Issues Task Force (EITF) consensus resulting on Issue 97-13, "Accounting for Costs Incurred in Connection with a Consulting Contract that Combines Business Process Reengineering and Information Technology Transformation." The EITF reached a consensus that costs of business process reengineering activities that are part of a systems development project are to be expensed as incurred. Furthermore, the consensus ruling stipulates that the unamortized balance of such previously capitalized business process reengineering costs are to be written off as a cumulative effect of accounting change as of the beginning of the quarter which includes November 20, 1997. The Company previously capitalized certain consulting costs related to the purchase and implementation of software for internal use. The cumulative effect of this change in accounting principle is $600, net of an income tax benefit of approximately $370.

13.  ACCOUNTS RECEIVABLE

                                                         1998         1997
                                                         ----         ----
Customers............................................  $  97,188    $  99,407
Trade receivables from Campbell......................      9,058           --
Allowances for cash discounts and
  bad debts..........................................     (5,055)      (5,241)
                                                       ---------    ---------
                                                         101,191       94,166
Other................................................     26,453       15,510
                                                       ---------    ---------
          Total......................................  $ 127,644    $ 109,676
                                                       =========    =========

14.  INVENTORIES

                                                         1998         1997
                                                         ----         ----
Raw materials, containers and supplies...............  $  52,074    $  54,828
Finished goods.......................................    144,044      129,088
                                                       ---------    ---------
                                                         196,118      183,916
Less: Adjustment to LIFO basis.......................    (12,355)     (20,064)
                                                       ---------    ---------
          Total......................................  $ 183,763    $ 163,852
                                                       =========    =========

     Inventories for which the LIFO method of determining cost is used represented approximately 62% of inventories in 1998 and 1997.

                           VLASIC FOODS INTERNATIONAL

15.  OTHER CURRENT ASSETS

                                                         1998         1997
                                                         ----         ----
Prepaid expenses.....................................  $   6,029    $   4,448
Deferred taxes.......................................     18,058        7,347
Other................................................      1,113          544
                                                       ---------    ---------
          Total......................................  $  25,200    $  12,339
                                                       =========    =========

16.  PLANT ASSETS

                                                         1998         1997
                                                         ----         ----
Land.................................................  $  16,615    $  19,715
Building.............................................    294,224      291,127
Machinery and equipment..............................    538,228      510,283
Projects in progress.................................     28,063       43,961
                                                       ---------    ---------
                                                         877,130      865,086
Accumulated depreciation.............................   (357,055)    (349,440)
                                                       ---------    ---------
          Total......................................  $ 520,075    $ 515,646
                                                       =========    =========

     Depreciation provided in costs and expenses was $42,387 in 1998, $42,044 in 1997 and $42,894 in 1996. Fiscal 1999 capital expenditures are not expected to exceed $50 million.

17.  OTHER ASSETS, PRINCIPALLY INTANGIBLE ASSETS

                                                         1998         1997
                                                         ----         ----
Purchase price in excess of net assets of businesses
  acquired (goodwill)................................  $  41,771    $  53,977
Trademarks...........................................     19,850       14,000
Other intangibles....................................     36,920       36,920
                                                       ---------    ---------
                                                          98,541      104,897
Accumulated amortization.............................    (21,106)     (21,522)
                                                       ---------    ---------
Total intangible assets..............................     77,435       83,375
Other assets.........................................      8,823          811
                                                       ---------    ---------
          Total......................................  $  86,258    $  84,186
                                                       =========    =========

18.  PAYABLES TO SUPPLIERS AND OTHERS

                                                                1998        1997
                                                                ----        ----
Trade payables..............................................  $ 94,053    $ 95,684
Payable to Campbell, net....................................    19,287          --
Book overdrafts.............................................     7,870      27,417
                                                              --------    --------
          Total.............................................  $121,210    $123,101
                                                              ========    ========

     On a temporary transition basis, Campbell pays certain bills for Vlasic and is subsequently reimbursed by Vlasic. Book overdrafts represent outstanding checks in excess of funds on deposit.

                           VLASIC FOODS INTERNATIONAL

19.  ACCRUED LIABILITIES

                                                               1998       1997
                                                               ----       ----
Employee compensation and benefits..........................  $21,671    $23,788
Marketing...................................................   16,778     32,105
Restructuring...............................................   24,734      9,834
Interest....................................................    2,874         --
Other.......................................................   27,273     23,187
                                                              -------    -------
          Total.............................................  $93,330    $88,914
                                                              =======    =======

20.  OTHER LIABILITIES

                                                               1998       1997
                                                               ----       ----
Postretirement benefits.....................................  $32,493    $    --
Deferred compensation.......................................    7,721      8,137
Postemployment benefits.....................................    6,834      3,400
                                                              -------    -------
          Total.............................................  $47,048    $11,537
                                                              =======    =======

21.  LONG-TERM DEBT

     Long-term debt consists of the following:

                                                      FISCAL YEAR
                                                       MATURITY       RATE        1998
                                                      -----------     ----        ----
Bank borrowings.....................................     2003         6.45%     $557,000
Other...............................................     2000         7.72%        1,491
Capital lease obligations...........................    Various      Various         382
                                                                                --------
          Total.....................................                            $558,873
                                                                                ========

     As of the spin-off, Vlasic assumed $500 million of borrowings outstanding under a five-year $750 million unsecured revolving credit facility. At August 2, 1998, $557 million was outstanding under the credit facility. The Company's policy is to classify borrowings under the revolving credit facility as long-term debt since the Company has the ability under its credit agreement, and the intent, to maintain these obligations for longer than one year.

     In the 1998 third quarter 10-Q the Company indicated it did not expect to be in compliance with certain financial ratio requirements as of the fiscal year ending August 2, 1998 due to higher than anticipated transition charges and lower than anticipated projected earnings. Prior to August 2, 1998, the Company received a unanimous waiver from the revolving credit facility bank syndicate covering the particular financial ratios. The waiver was designed to permit the Company and the bank syndicate time to reach agreement on an amendment to the revolving credit facility. The waiver period is effective until November 1, 1998. The waiver required the payment of a fee, an increase in both the interest rate and facility fee paid to the banks, and limits on the amount of permissible borrowings under the facility and total borrowings. A covenant for the waiver period was established for minimum net worth. The Company is in compliance with the waiver's requirements.

     All banks participating in the revolving credit facility have accepted the amendment's basic term sheet. The amendment term sheet converts $100 million of the revolving credit facility to a term loan having the same terms and maturities as the revolving credit facility, and adjusts the financial ratios creating financial flexibility. The amendment term sheet:

     - requires the payment of a fee to the bank group,

     - increases both the interest rate and facility fee paid to the banks effective October 1, 1998,

                           VLASIC FOODS INTERNATIONAL

     - creates incentives for the Company to issue longer term debt,

     - imposes additional covenants, including, but not limited to, the mandatory repayment of debt and the reduction of the commitment upon the sale of assets and equity or incurrence of debt,

     - limits capital spending and restricts dividends and investments.

     The Company is also pledging certain assets to secure the bank indebtedness, which will be released upon attainment of certain credit rating criteria. The amendment reduces the total size of the credit facility from $750 million (limited to $625 million during the waiver period) to $650 million, as the Company does not anticipate requiring the additional liquidity.

22.  FINANCIAL INSTRUMENTS

     The Company utilizes derivative financial instruments to enhance its ability to manage risks, including interest rate and foreign currency, which exist as part of its ongoing business operations. The Company does not enter into contracts for speculative purposes, nor is it a party to any leveraged derivative instrument. The use of derivative financial instruments is monitored through regular communication with senior management and the utilization of written guidelines.

     The Company finances most its operations through debt instruments primarily consisting of bank loans. The Company utilizes interest rate swap agreements to reduce the potential exposure to interest rate movements and to achieve a desired proportion of variable versus fixed rate debt. The amounts paid or received on hedges related to debt are recognized as an adjustment to interest expense. The notional amounts of interest rate swaps were $150 million at August 2, 1998. The cost to settle the swaps was $0.4 million at August 2, 1998.

     The Company has a forward starting swap contract with a 10 year maturity and a notional amount of $50 million which hedges a portion of the interest rate risk associated with the planned issuance of longer term debt in fiscal 1999. The amounts paid or received on hedges related to the planned debt issuance will be recognized as an adjustment to interest expense. The forward starting swap will start in fiscal 1999 and had a market value of $0.1 million as of August 2, 1998.

     The Company utilizes foreign currency exchange contracts, including swap and forward contracts, to hedge existing foreign currency exposures. Foreign exchange gains and losses on derivative financial instruments are recognized and offset foreign exchange gains and losses on the underlying exposures. A mix of equity and local currency borrowing is used to finance foreign operations. At August 2, 1998, the Company also had contracts to purchase or sell approximately $1.4 million in foreign currency. The contracts are primarily for the Company's German Kattus operation which buys products from various foreign entities. The contracts all mature in 1999.

     The Company is exposed to credit loss in the event of nonperformance by the counterparties in swap and forward contracts. The Company minimizes its credit risk on these transactions by only dealing with leading, credit-worthy financial institutions having long-term credit ratings of "A" or better and, therefore, does not anticipate non-performance. In addition, the contracts are distributed among several financial institutions, thus minimizing credit risk concentration.

     The carrying values of cash and cash equivalents, accounts and notes receivable, accounts payable, and short-term and long-term debt approximate fair value.

23.  STOCK OPTIONS AND RESTRICTED STOCK

     In connection with the spin-off from Campbell, Vlasic adopted the Vlasic Foods Long-Term Incentive Plan (the Plan). Vlasic's employees who held vested Campbell stock options as of the spin-off retained Campbell options to purchase Campbell's capital stock in accordance with the grants' original terms and conditions as long as they remain employees of Vlasic, except that the number of options and exercise price

                           VLASIC FOODS INTERNATIONAL
were adjusted to preserve the inherent economic value of the options taking into account the spin-off. Stock options held by Vlasic employees which were not vested were converted into options to purchase Vlasic stock. For each Campbell option that was converted to a Vlasic option, the number of options and exercise price were converted based upon a formula that preserved the inherent economic value and vesting and term provisions of original Campbell options.

     Under the Plan restricted stock and stock options may be granted to certain officers and key employees. The Plan authorizes the issuance of up to 5.8 million shares of Vlasic common stock pursuant to the exercise of nonqualified stock options. Options are granted at a price not less than the fair value of the shares on the date of grant and expire not later than ten years after the date of grant. Options vest over a three-year period. Vlasic's officers and key employees participate in this plan.

     Vlasic accounts for the stock option grants and restricted stock awards in accordance with Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees" and related interpretations. Accordingly, no compensation expense has been recognized in the Statements of Earnings because options are granted at a price not less than the fair value of the shares on the date of the grant. In 1997, Vlasic adopted the disclosure provisions of FASB Statement of Financial Accounting Standards No. 123 (SFAS 123) -- "Accounting for Stock-Based Compensation."

     Had the compensation cost for the stock option plan been determined based on the fair value at the grant dates for awards under the plan, consistent with the alternative method set forth under SFAS 123, Vlasic's net earnings would have been changed to the pro forma (for the purpose of applying SFAS 123) amounts set forth below:

                                                                 1998
                                                                 ----
Reported net loss...........................................    $(6,399)
Pro forma (for the purpose of applying SFAS 123) net loss...    $(8,843)
Reported loss per share.....................................    $ (0.14)
Pro forma (for the purpose of applying SFAS 123) loss per
  share.....................................................    $ (0.19)

     The fair value of each option grant is estimated on the date of the grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants in 1998:

                                                                 1998
                                                                 ----
Risk-free interest rate.....................................        5.6%
Expected life of option.....................................    6 years
Expected volatility of Vlasic stock.........................       27.0%
Expected dividend yield on Vlasic stock.....................          0%

     The weighted-average fair value of options granted during 1998 is as follows:

                                                                 1998
                                                                 ----
Fair value of each option granted...........................    $  8.72
Number of options granted...................................      1,665
                                                                -------
Total fair value of all options granted.....................    $14,519
                                                                =======

     In accordance with SFAS 123, the weighted-average fair value of stock options granted is required to be based on a theoretical statistical model in accord with assumptions noted above. In actuality, because employee stock options do not trade on a secondary exchange, employees receive no benefit and derive no value from holding stock options under these plans without an increase in the market price of Vlasic stock.

                           VLASIC FOODS INTERNATIONAL

     The following table summarizes the stock option transactions under the Vlasic incentive plan:

                                                                        WEIGHTED
                                                                        AVERAGE
                                                                        EXERCISE
                                                              SHARES     PRICE
                                                              ------    --------
Converted from Campbell as of the spin-off date, March 30,
  1998......................................................  2,287      $15.02
  Granted...................................................  1,665       22.66
  Exercised.................................................    (33)      12.87
                                                              -----      ------
Outstanding, August 2, 1998.................................  3,919      $18.29
                                                              =====      ======

     The following table summarizes information for options currently outstanding at August 2, 1998:

                                          OPTIONS OUTSTANDING        EXERCISABLE OPTIONS
                                          -------------------        -------------------
                                              WEIGHTED    WEIGHTED             WEIGHTED
                                               AVERAGE    AVERAGE               AVERAGE
                                              REMAINING   EXERCISE             EXERCISE
RANGE OF PRICES                      SHARES     LIFE       PRICE     SHARES      PRICE
---------------                      ------   ---------   --------   ------    --------
$ 9.71 - 13.70  ...................  1,488      8 yrs      $12.99      680      $12.34
$17.13 - 19.87  ...................    766      9 yrs       19.06      227       19.07
$19.91 - 22.94  ...................  1,665     10 yrs       22.66
                                     -----     ------      ------      ---      ------
$ 9.71 - 22.94  ...................  3,919      9 yrs      $18.29      907      $14.03
                                     =====     ======      ======      ===      ======

     Restricted Stock. In connection with the separation of Vlasic from Campbell, restricted stock on which the earnings-based restriction period ends in 1998 will be issued in the form of Campbell stock. Restricted stock for Vlasic's employees with an earnings-based restriction period ending in 2000 were canceled.

24.  STATEMENTS OF CASH FLOW

                                                         1998       1997       1996
                                                         ----       ----       ----
Interest paid.........................................  $10,572    $ 1,600    $ 1,071
Interest received.....................................  $   388    $   588    $   329
Income taxes paid.....................................  $23,079    $28,276    $40,091

25.  QUARTERLY DATA (UNAUDITED)

                                                                   1998
                                                                   ----
                                               FIRST       SECOND      THIRD         FOURTH
                                               -----       ------      -----         ------
Net sales...................................  $347,852    $375,317    $320,694      $313,411
Cost of products sold.......................  $251,340    $267,884    $231,457      $227,344
Net earnings (loss).........................  $ 16,073    $ 18,238    $(16,598)     $(24,112)
Earnings per share basic....................  $   0.35    $   0.40    $  (0.37)     $  (0.53)
Earnings per share basic assuming
  dilution..................................  $   0.35    $   0.40    $  (0.37)(1)  $  (0.53)(1)
Market price
  High......................................                                26 5/8        24 9/16
  Low.......................................                                21 7/8        16 9/16

---------------
(1) Excludes potentially dilutive shares as the result would be antidilutive.

     Net earnings (loss) includes the impact of special charges totaling $42.5 million before taxes or $.80 per share as follows: the impairment loss on assets held for sale of $14.4 million or $.32 in the fourth quarter and year ended fiscal 1998 and a restructuring charge of $28.1 million before tax, $21.8 million after tax or $.48 per share, in the third quarter and year ended fiscal 1998.

                           VLASIC FOODS INTERNATIONAL

                                                                   1997
                                                                   ----
                                               FIRST       SECOND      THIRD         FOURTH
                                               -----       ------      -----         ------
Net sales...................................  $365,316    $384,860    $357,152      $400,957
Cost of products sold.......................  $258,518    $272,478    $248,967      $268,470
Net earnings................................  $  9,807    $ 19,708    $ 16,560      $ 32,065

     First quarter 1997 includes after-tax restructuring charges of $7,757. Fourth quarter 1997 includes 14 weeks. See Note 2.

     Net earnings per share calculations for each of the quarters are based on the average shares outstanding for each period; consequently, the sum of the quarters may not necessarily be equal to the full year net earnings per share amount.

                           VLASIC FOODS INTERNATIONAL

                CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)
                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                 THREE MONTHS ENDED            NINE MONTHS ENDED
                                                 ------------------            -----------------
                                               MAY 2,         MAY 3,         MAY 2,         MAY 3,
                                                1999           1998           1999           1998
                                               ------         ------         ------         ------
Net sales (including $34,113 and $39,997 in
  the third quarters, respectively, and
  $117,825 and $123,629 in the nine months
  periods, respectively, to related
  parties).................................   $ 320,633      $320,694      $1,004,308     $1,043,863
                                              ---------      --------      ----------     ----------
Costs and expenses
  Cost of products sold....................     222,175       231,457         707,923        750,681
  Marketing and selling expenses...........      61,888        55,947         175,868        170,768
  Administrative expenses..................      11,385        17,315          49,031         46,047
  Research and development expenses........       2,472         1,895           5,920          5,843
  Other expenses (income)..................         164          (123)            738           (214)
  Special items............................     139,785        28,050         136,585         28,050
                                              ---------      --------      ----------     ----------
          Total costs and expenses.........     437,869       334,541       1,076,065      1,001,175
                                              ---------      --------      ----------     ----------
Earnings (loss) before interest and
  taxes....................................    (117,236)      (13,847)        (71,757)        42,688
  Interest expense.........................      11,016         3,374          32,756          4,285
  Interest income..........................         124           171             554            316
                                              ---------      --------      ----------     ----------
Earnings (loss) before taxes...............    (128,128)      (17,050)       (103,959)        38,719
Taxes on earnings..........................      12,000          (452)         19,700         20,406
                                              ---------      --------      ----------     ----------
Earnings (loss) before cumulative effect of
  accounting change........................    (140,128)      (16,598)       (123,659)        18,313
Cumulative effect of accounting change.....          --            --              --           (600)
                                              ---------      --------      ----------     ----------
Net earnings (loss)........................   $(140,128)     $(16,598)     $ (123,659)    $   17,713
                                              =========      ========      ==========     ==========
Earnings (Loss) Per Share
Per share -- basic.........................   $   (3.08)     $  (0.37)     $    (2.72)    $     0.39
Weighted average shares
  outstanding -- basic.....................      45,500        45,455          45,497         45,455
Per share -- assuming dilution.............   $   (3.08)     $  (0.37)     $    (2.72)    $     0.39
Weighted average shares
  outstanding -- assuming dilution.........       45,500(1)     45,455(1)       45,497(1)      46,001

---------------
(1) Excludes potentially dilutive shares as the result would be antidilutive.

          See accompanying Notes to Consolidated Financial Statements.

                           VLASIC FOODS INTERNATIONAL

                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                MAY 2,       AUGUST 2,
                                                                 1999          1998
                                                                ------       ---------
                                                              (UNAUDITED)    (AUDITED)
Current assets
  Cash and cash equivalents.................................   $  26,898     $ 16,333
  Accounts receivable.......................................     165,941      127,644
  Inventories...............................................     166,092      183,763
  Other current assets......................................      17,950       25,200
                                                               ---------     --------
          Total current assets..............................     376,881      352,940
                                                               ---------     --------
  Plant assets, net.........................................     367,775      520,075
  Other assets, principally intangible assets, net..........      79,375       86,258
                                                               ---------     --------
Total assets................................................   $ 824,031     $959,273
                                                               =========     ========
Current liabilities
  Notes payable.............................................   $   7,574     $ 12,535
  Payable to suppliers and others...........................      96,116      121,210
  Accrued liabilities.......................................      82,406       93,330
                                                               ---------     --------
          Total current liabilities.........................     186,096      227,075
                                                               ---------     --------
Long-term debt..............................................     580,663      558,873
Deferred income taxes.......................................      25,865       19,673
Other liabilities...........................................      49,307       47,048
                                                               ---------     --------
          Total liabilities.................................     841,931      852,669
                                                               ---------     --------
Shareowners' equity (deficit)
  Preferred stock, no par value; authorized 4,000 shares;
     none issued............................................          --           --
  Common stock, no par value; authorized 56,000 shares;
     issued 45,502 shares and 45,488 shares at May 2, 1999
     and August 2, 1998, respectively.......................     137,758      137,473
Accumulated deficit.........................................    (148,774)     (25,115)
Accumulated other comprehensive earnings (loss).............      (6,884)      (5,754)
                                                               ---------     --------
          Total shareowners' equity (deficit)...............     (17,900)     106,604
                                                               ---------     --------
Total liabilities and shareowners' equity (deficit).........   $ 824,031     $959,273
                                                               =========     ========

          See accompanying Notes to Consolidated Financial Statements.

                           VLASIC FOODS INTERNATIONAL

               CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
                                 (IN THOUSANDS)

                                                                NINE MONTHS ENDED
                                                                -----------------
                                                               MAY 2,       MAY 3,
                                                                1999         1998
                                                               ------       ------
Cash flows from operating activities:
  Net earnings (loss).......................................  $(123,659)   $ 17,713
  Non-cash charges to net earnings
     Impairment loss........................................    140,000          --
     Gain on business sold..................................     (3,200)         --
     Restructuring charges, net.............................       (215)     28,050
     Depreciation and amortization..........................     34,786      34,701
     Deferred income taxes..................................     12,156      (2,383)
     Cumulative effect of accounting change.................         --         600
     Other, net.............................................      2,258       1,125
  Changes in working capital
     Accounts receivable....................................    (60,431)    (36,209)
     Inventories............................................      5,870      (7,273)
     Other current assets and liabilities...................     (6,872)    (62,012)
                                                              ---------    --------
       Net cash provided by (used in) operating
        activities..........................................        693     (25,688)
                                                              ---------    --------
Cash flows from investing activities:
  Purchases of plant assets.................................    (35,583)    (39,489)
  Sales of plant assets.....................................      5,880       5,085
  Proceeds from business sold...............................     20,675          --
  Business acquired.........................................         --      (6,350)
  Other, net................................................        175         465
                                                              ---------    --------
       Net cash used in investing activities................     (8,853)    (40,289)
                                                              ---------    --------
Cash flows from financing activities:
  Long-term borrowings......................................    169,085      10,000
  Repayment of long-term borrowings.........................   (145,800)    (25,000)
  Short-term borrowings, net................................     (4,736)     16,199
  Issuance of common stock..................................        285          --
  Net transactions with Campbell............................         --      68,938
                                                              ---------    --------
       Net cash provided by financing activities............     18,834      70,137
                                                              ---------    --------
  Effect of exchange rate changes on cash...................       (109)        (18)
                                                              ---------    --------
       Net change in cash and cash equivalents..............     10,565       4,142
Cash and cash equivalents -- beginning of period............     16,333       9,409
                                                              ---------    --------
Cash and cash equivalents -- end of period..................  $  26,898    $ 13,551
                                                              =========    ========

          See accompanying Notes to Consolidated Financial Statements.

                           VLASIC FOODS INTERNATIONAL

      CONSOLIDATED STATEMENTS OF SHAREOWNERS' EQUITY (DEFICIT) (UNAUDITED)
                                 (IN THOUSANDS)

                                                                                 ACCUMULATED
                                      ISSUED                                        OTHER          TOTAL
                                   COMMON STOCK                     CAMPBELL    COMPREHENSIVE   SHAREOWNERS'
                                   ------------      ACCUMULATED      NET         EARNINGS         EQUITY
                                 SHARES    AMOUNT      DEFICIT     INVESTMENT     (LOSS)(1)      (DEFICIT)
                                 ------    ------    -----------   ----------   -------------   ------------
Balance at August 3, 1997......                                    $ 633,168       $  (870)      $ 632,298
Net earnings prior to
  spin-off.....................                                       18,716                        18,716
Net transactions with Campbell
  as of the spin-off date:
  Assumption of debt, pension
    and post-retirement
    obligations, and net
    deferred tax liabilities...                                     (514,930)                     (514,930)
  Contribution to capital of
    remaining Campbell net
    investment.................           $136,954                  (136,954)
Issuance of shares of common
  stock, no par value, in
  connection with the
  spin-off.....................  45,455
Net loss after the spin-off....                       $  (1,003)                                    (1,003)
Foreign currency translation
  adjustments..................                                                     (2,160)         (2,160)
                                 ------   --------    ---------    ---------       -------       ---------
Balance at May 3, 1998.........  45,455   $136,954    $  (1,003)   $      --       $(3,030)      $ 132,921
                                 ======   ========    =========    =========       =======       =========
Balance at August 2, 1998......  45,488   $137,473    $ (25,115)                   $(5,754)      $ 106,604
Net loss.......................                        (123,659)                                  (123,659)
Issuance of shares of common
  stock as a result of stock
  option exercises.............      14        285                                                     285
Foreign currency translation
  adjustments..................                                                       (453)           (453)
Reclassification adjustment for
  business sold................                                                       (677)           (677)
                                 ------   --------    ---------                    -------       ---------
Balance at May 2, 1999.........  45,502   $137,758    $(148,774)                   $(6,884)      $ (17,900)
                                 ======   ========    =========                    =======       =========

---------------
(1) Accumulated other comprehensive earnings (loss) consists of foreign currency translation adjustments and a reclassification adjustment for business sold.

          See accompanying Notes to Consolidated Financial Statements.

                           VLASIC FOODS INTERNATIONAL

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
                                 (IN THOUSANDS)

1.  VLASIC FOODS INTERNATIONAL SPIN-OFF FROM CAMPBELL SOUP COMPANY

     On March 30, 1998, Campbell distributed one share of Vlasic common stock to shareowners of Campbell for every ten shares of Campbell capital stock held at the record date in a tax-free distribution (the "spin-off"). At the time of the spin-off, we began operations as a separate independent publicly-owned company. In connection with the spin-off, Campbell contributed the following businesses:
Swanson frozen foods in the U.S. and Canada, Vlasic pickles, Open Pit barbecue sauce, Campbell mushrooms in the U.S., Freshbake and non-branded frozen foods and SonA and Rowats pickles and beans in the U.K., Swift and non-branded processed beef in Argentina and Kattus gourmet foods distribution (the "Kattus business") in Germany. Our historical financial statements at dates and for periods ended prior to the date of the spin-off present the combined historical financial position, results of operations and cash flows of these businesses. We sold the Kattus business in January 1999. During the third quarter of fiscal 1999, we entered into a divestiture agreement to sell our Argentine beef business, Swift-Armour. Prior to the spin-off, the businesses contributed by Campbell had been separately managed within multiple Campbell business divisions.

     In connection with the spin-off, we incurred incremental debt of approximately $560 million under a five-year $750 million unsecured revolving credit facility, consisting of $500 million of indebtedness assumed from Campbell and $60 million incurred to repay certain intercompany payables representing advances from Campbell to subsidiaries of Vlasic. On a historical basis, we were not allocated any amount of Campbell's debt and our historical financial statements prior to the spin-off do not reflect the interest expense associated with the debt incurred in connection with the spin-off. Therefore, we believe that pro forma earnings reflecting pro forma interest expense as if the spin-off had occurred at the beginning of fiscal 1998 provide more meaningful comparisons than our historical financial statements.

     For periods prior to the spin-off, our historical financial statements reflect expenses allocated by Campbell for selling, general and administrative services (including finance, legal, information systems, research and development, benefits, facilities and shared sales and distribution support). Such expenses were allocated based on net sales, utilization or other methods. The allocated expenses for these services are not necessarily indicative of the expenses that we would have incurred had we been a separate, independent entity that managed these functions.

2.  INTERIM FINANCIAL INFORMATION

     The accompanying unaudited consolidated financial statements for the three and nine month periods ended May 2, 1999 and May 3, 1998 have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In our opinion, all adjustments (consisting solely of normal recurring adjustments) necessary for a fair presentation of the consolidated financial statements have been included. The results of the interim periods are not necessarily indicative of the results to be expected for the full fiscal year. The consolidated financial statements and footnotes should be read in conjunction with Management's Discussion and Analysis of Results of Operations and Financial Condition and in our Annual Report and Form 10-K for the fiscal year ended August 2, 1998.

3.  EARNINGS PER SHARE

     Earnings per share have been calculated in accordance with Statement of Financial Accounting Standards (SFAS) No. 128. "Earnings per Share." Pro forma earnings per share assume common shares outstanding as of the spin-off date were outstanding for all periods prior to March 30, 1998.

                           VLASIC FOODS INTERNATIONAL

4.  COMPREHENSIVE EARNINGS (LOSS)

     During the first quarter of fiscal 1999, we adopted SFAS No. 130, "Reporting Comprehensive Income". SFAS 130 established new standards for the reporting and display of comprehensive earnings and its components; however, the adoption of SFAS 130 had no impact on our net earnings (loss) or shareowners' equity (deficit). Comprehensive earnings are defined as the change in shareowners' equity (deficit) during a period from transactions from non-shareowner sources. Our comprehensive earnings (loss) consisted of net earnings (loss) and foreign currency translation adjustments. Prior year financial statements have been reclassified to conform to the requirements of SFAS 130.

     Comprehensive earnings (loss) for the three and nine month periods ended May 2, 1999 and May 3, 1998 were as follows:

                                                  THREE MONTHS ENDED       NINE MONTHS ENDED
                                                  ------------------       -----------------
                                                  MAY 2,       MAY 3,      MAY 2,      MAY 3,
                                                   1999         1998        1999        1998
                                                  ------       ------      ------      ------
Net earnings (loss)............................  $(140,128)   $(16,598)   $(123,659)   $17,713
Other comprehensive earnings (loss)
  Foreign currency translation adjustments.....     (2,593)     (2,758)        (453)    (2,160)
                                                 ---------    --------    ---------    -------
Comprehensive earnings (loss)..................  $(142,721)   $(19,356)   $(124,112)   $15,553
                                                 =========    ========    =========    =======

5.  SPECIAL ITEMS

     Special items were as follows:

                                                 THREE MONTHS ENDED        NINE MONTHS ENDED
                                                 ------------------        -----------------
                                                 MAY 2,       MAY 3,      MAY 2,       MAY 3,
                                                  1999         1998        1999         1998
                                                 ------       ------      ------       ------
Argentina impairment (Note 7).................  $(140,000)   $     --    $(140,000)   $     --
Dublin mushroom farm restructuring (Note 6)...     (3,000)         --       (3,000)         --
Fiscal 1998 restructuring program
  (Note 6)....................................      3,215     (28,050)       3,215     (28,050)
Kattus gain (Note 7)..........................         --          --        3,200          --
                                                ---------    --------    ---------    --------
  Special items...............................  $(139,785)   $(28,050)   $(136,585)   $(28,050)
                                                =========    ========    =========    ========

     Also, during the third quarter of fiscal 1999, we recorded a special provision for taxes of $7 million on the repatriation of foreign dividends.

6.  RESTRUCTURING CHARGES

                                                    LOSS ON
                                                     ASSET        SEVERANCE
                                                  DISPOSITION    AND BENEFITS     OTHER      TOTAL
                                                  -----------    ------------     -----      -----
Balance at August 2, 1998.......................   $ 14,679        $ 6,951       $ 3,104    $24,734
Restructuring accrual...........................      2,400            400           200      3,000
Fiscal 1999 activity to date....................    (17,079)        (6,951)       (3,104)   (27,134)
                                                   --------        -------       -------    -------
Balance at May 2, 1999..........................   $     --        $   400       $   200    $   600
                                                   ========        =======       =======    =======

     A special charge of $3 million was recorded in the third quarter of fiscal 1999 associated with the closure of the Dublin, Georgia mushroom farm. The farm was identified for closure due to the high costs of

                           VLASIC FOODS INTERNATIONAL
production and mechanical harvesting methodology that prevents it from producing high quality retail mushrooms. As part of the closure, approximately 70 people will be severed. The assets were written down to the estimated fair value less costs to sell. The $3 million cost of the program included $2.4 million of non-cash charges for losses on the disposition of plant assets and $0.6 million principally related to severance and employee benefit costs that will be paid in cash. This restructuring program is expected to be completed by the third quarter of fiscal 2000.

     A special change of $28.1 million ($21.8 million after tax) was recorded in the third quarter of fiscal 1998 to cover the costs of a restructuring program. The restructuring program was designed to improve operational efficiency by exiting certain U.S. and European administrative offices and production facilities. The restructuring program provided for the reduction of our worldwide workforce by approximately 425 full-time administrative and operational positions. In September 1998 we sold our Peterlee frozen foods facility in the U.K. Additionally, during November 1998, we commenced closing our seasonal pickle plant in Bridgeport, Michigan. The plant employed approximately 25 full-time workers and an additional 375 seasonal workers from May through September. The restructuring charge included approximately $11.6 million primarily related to severance and employee benefit costs that will be paid in cash. The balance of the restructuring charge, amounting to $16.5 million, related to non-cash charges for losses on the disposition of plant assets. This program was completed during the third quarter of fiscal 1999. Third quarter results included a $3.2 million benefit recorded against Special items within the Statement of Earnings to reverse the remaining unutilized restructuring charge.

     The balance of the restructuring accrual was included in Accrued Liabilities on the Consolidated Balance Sheets as of May 2, 1999.

7.  DIVESTED BUSINESSES

     As part of our portfolio reconfiguration program, during the third quarter of fiscal 1999 we entered into a divestiture agreement to sell our Argentina beef business, Swift-Armour. The sale is subject to satisfaction of legal and regulatory items and completion of financing. We received final approval for the transaction from our Board of Directors on May 24, 1999. The divestiture is expected to be completed within our fiscal year ending August 1, 1999. For a complete description of the pending divestiture, see the Stock Purchase Agreement included as an Exhibit to our Report on Form 8-K, filed on June 8, 1999. The carrying value of the Argentine beef assets held for sale was reduced to fair value based on the sale price less costs to sell. Third quarter results included a $140 million charge against Special items within the Statement of Earnings to reduce the assets held for sale to fair value of which $6.2 million represented a charge for goodwill impairment with the balance of the charge recorded against plant assets.

     Fourth quarter 1998 earnings included a $14.4 million charge to reduce the Kattus assets held for sale to fair value. In January 1999, we sold the Kattus business for a gain on sale of $3.2 million that is recorded on the Special items line on the Statements of Earnings.

8.  SEGMENT AND GEOGRAPHIC AREA INFORMATION

     We group our businesses in three operating segments. The FROZEN FOODS SEGMENT consists of Swanson frozen foods in the U.S. and Canada and Freshbake frozen foods in the U.K. The GROCERY PRODUCTS SEGMENT includes Vlasic retail and foodservice pickles and condiments in the U.S., Open Pit barbecue sauce in the U.S., SonA and Rowats pickles, canned beans and vegetables in the U.K., Kattus gourmet foods distribution in Germany (which was sold in January 1999) and Swift canned meat pates and other grocery products in Argentina. The AGRICULTURAL PRODUCTS SEGMENT includes the U.S. fresh mushroom business, chilled and frozen beef, frozen cooked beef and canned corned beef exported from Argentina and contract manufacturing of frozen foodservice product for Campbell's Foodservice in the U.S. These operating segments are managed as strategic units due to their distinct manufacturing processes, marketing strategies and distribution channels.

                           VLASIC FOODS INTERNATIONAL

Corporate expenses and assets have been allocated to the segments. Intersegment sales presented below as eliminations represent the sale of beef between Agricultural Products and Frozen Foods.

SEGMENT INFORMATION

                                               THREE MONTHS ENDED         NINE MONTHS ENDED
                                               ------------------         -----------------
                                               MAY 2,       MAY 3,       MAY 2,        MAY 3,
                                                1999         1998         1999          1998
                                               ------       ------       ------        ------
Net Sales
  Frozen Foods..............................  $ 137,420    $117,024    $  421,964    $  436,617
  Grocery Products..........................    105,730     118,098       329,516       342,381
  Agricultural Products.....................     78,907      86,951       258,059       272,431
  Eliminations..............................     (1,424)     (1,379)       (5,231)       (7,566)
                                              ---------    --------    ----------    ----------
          Total.............................  $ 320,633    $320,694    $1,004,308    $1,043,863
                                              =========    ========    ==========    ==========
Earnings (Loss) Before Interest and Taxes
  Frozen Foods..............................  $  13,964    $ (3,887)   $   39,552    $   34,251
  Grocery Products..........................     13,895      (6,208)       37,327        12,879
  Agricultural Products.....................   (145,095)     (3,752)     (148,636)       (4,442)
                                              ---------    --------    ----------    ----------
          Total.............................  $(117,236)   $(13,847)   $  (71,757)   $   42,688
                                              =========    ========    ==========    ==========

                                                               MAY 2,      MAY 2,
                                                                1999        1998
                                                               ------      ------
Total Assets
  Frozen Foods..............................................  $312,620    $286,197
  Grocery Products..........................................   321,793     374,178
  Agricultural Products.....................................   189,618     298,898
                                                              --------    --------
          Total.............................................  $824,031    $959,273
                                                              ========    ========

                           VLASIC FOODS INTERNATIONAL

                             GEOGRAPHIC INFORMATION

                                               THREE MONTHS ENDED         NINE MONTHS ENDED
                                               ------------------         -----------------
                                               MAY 2,       MAY 3,       MAY 2,        MAY 3,
                                                1999       1998(1)      1999(1)       1998(1)
                                               ------      -------      -------       -------
Net Sales
  United States.............................  $ 239,533    $207,891    $  682,835    $  679,990
  Europe....................................     40,731      65,007       183,973       213,285
  South America.............................     41,793      49,175       142,731       158,154
  Eliminations..............................     (1,424)     (1,379)       (5,231)       (7,566)
                                              ---------    --------    ----------    ----------
          Total.............................  $ 320,633    $320,694    $1,004,308    $1,043,863
                                              =========    ========    ==========    ==========
Earnings (Loss) Before Interest and Taxes
  United States.............................  $  17,239    $   (309)   $   54,293    $   50,880
  Europe....................................      3,703     (12,256)       11,793        (7,348)
  South America.............................   (138,178)     (1,282)     (137,843)         (844)
                                              ---------    --------    ----------    ----------
          Total.............................  $(117,236)   $(13,847)   $  (71,757)   $   42,688
                                              =========    ========    ==========    ==========

---------------
(1) Prior quarters' amounts have been reclassified to conform with current year presentation.

9.  INVENTORIES

                                                          MAY 2,     AUGUST 2,
                                                           1999        1998
                                                          ------     ---------
Raw materials, containers and supplies.................  $ 59,849    $ 52,074
Finished goods.........................................   120,386     144,044
                                                         --------    --------
                                                          180,235     196,118
Less: Adjustment to LIFO basis.........................   (14,143)    (12,355)
                                                         --------    --------
          Total........................................  $166,092    $183,763
                                                         ========    ========

     Inventories determined by the LIFO method represented approximately 61% and 62% of inventories at May 2, 1999 and August 2, 1998, respectively.

10.  LONG-TERM DEBT

     Long-term debt consisted of the following:

                                                          MAY 2,     AUGUST 2,
                                                           1999        1998
                                                          ------     ---------
Bank borrowings........................................  $580,200    $557,000
Capital lease obligations and other....................       463       1,873
                                                         --------    --------
          Total........................................  $580,663    $558,873
                                                         ========    ========

     In connection with the spin-off, we incurred incremental debt of approximately $560 million under a five-year $750 million unsecured revolving credit facility, consisting of $500 million indebtedness assumed from Campbell and $60 million incurred to repay certain intercompany payables representing advances from Campbell to subsidiaries of Vlasic. We amended the revolving credit facility on September 30, 1998. As a result of this amendment, $100 million of indebtedness outstanding under the revolving credit facility was converted to a term loan and the commitment under the revolving credit facility was reduced to

                           VLASIC FOODS INTERNATIONAL

$550 million. The term loan has the same terms and conditions as the amended revolving credit facility. Borrowings under the amended revolving credit facility and the term loan bear interest at rates, which at our option, vary with the prime rate, CD rate, LIBOR or money market rates plus applicable credit margins. The average interest rate at May 2, 1999 was 7%. In addition, we pay a facility fee of 0.50%. The applicable credit margin is based on the timing of the issuance of longer term debt. The amended agreement contains covenants including, but not limited to: the mandatory repayment of debt; the reduction of the commitment upon the sale of assets (including the pending sale of Swift-Armour in Argentina); issuance of equity and the incurrence of additional debt; restrictions on the issuance of certain new debt; limitations on capital spending; restrictions on dividend payments; and certain other financial ratio covenants. During the third quarter of fiscal 1999, we received a waiver from the bank group permitting the sale of Swift-Armour in Argentina. At May 2, 1999, $480.2 million was outstanding under the revolving credit facility and $100 million was outstanding under the term loan, with an additional $69.8 million available to support our capital requirements including working capital needs and capital expenditures.

     In order to gain greater financial flexibility for future plans, we are amending our existing credit facility whereby certain financial covenants are being revised. We expect banks with a majority of the revolving credit commitment to accept the amendment effective as of June 9, 1999, which, among other things, increases both the interest rate and the facility fee paid to the bank group. The amendment also requires a payment of a fee to the bank group and further restricts future capital spending.

11.  CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE

     In the second quarter of fiscal 1998, we adopted Emerging Issues Task Force
(EITF) Issue 97-13, "Accounting for Costs Incurred In Connection with a Consulting Contract that Combines Business Process Reengineering and Information Technology Transformation." The EITF provided that costs of business process reengineering activities that are part of a systems development project are to be expensed as incurred. We previously capitalized certain consulting costs related to business process reengineering. The cumulative effect of this change in accounting principle was $600 (net of $370 tax), or $(0.01) per diluted share for the nine months ended May 3, 1998.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 14A:3-5 of the New Jersey Business Corporation Act requires a corporation to indemnify a director, officer or employee for expenses to the extent that he or she has been successful in any legal proceeding involving that individual by reason of his or her having served as a "corporate agent" as defined in the statute. It permits a corporation to indemnify for expenses and liabilities irrespective of the outcome, as follows: (i) in a civil proceeding, other than by or in the right of the corporation, if the individual acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation; and (ii) in a criminal proceeding, if the individual had no reasonable cause to believe his or her conduct was unlawful. In civil proceedings, by or in the right of the corporation, the law also enables a corporation to provide indemnification for expenses if the individual acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation. If the individual has been found liable to the corporation for negligence or misconduct, such indemnification may only be provided if an appropriate court determines that in view of all the circumstances the individual is fairly and reasonably entitled to indemnity for expenses.

     Article VI of the Registrant's Amended and Restated By-Laws provides as follows:

                      INDEMNIFICATION; ADVANCE OF EXPENSES

     SECTION 6.1 Right to Indemnification. (A) Subject to Section 6.3 hereof, the Company shall indemnify to the fullest extent permitted by applicable law any person who was or is a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, investigative or of any other kind, or any appeal therefrom (a "Proceeding"), by reason of the fact that such person is or was a director or officer or employee of the Company, or is or was serving at the request of the Company as a director or officer or employee of another corporation or of a partnership, joint venture, trust or other enterprise or entity, whether or not for profit, whether domestic or foreign, including service with respect to an employee benefit plan, its participants or beneficiaries, against all liability, loss and expense (including judgments, fines, penalties, excise taxes, attorneys' fees and costs and amounts paid in settlement) actually and reasonably incurred by such person in connection with such Proceeding, whether or not the indemnified liability arises or arose from any Proceeding by or in the right of the Company; provided, however, the Company shall be required to indemnify any person seeking indemnification in connection with any Proceeding initiated by such person only if such Proceeding was authorized by the Board of Directors or is a Proceeding to enforce such person's claim to indemnification pursuant to the rights granted by applicable law, these By-Laws or otherwise by the Company. No indemnification pursuant to this Article VI shall be required with respect to any settlement or other nonadjudicated disposition of any threatened or pending Proceeding unless the Company has given its prior written consent to such settlement or other disposition.

     (B) Without limiting the generality or the effect of this Section 6.1, the Company may enter into one or more agreements with any person which provide for indemnification greater than or different from that provided in this Section 6.1.

     SECTION 6.2 Advance of Expenses. Subject to Section 6.3 hereof and the provisions of applicable law, expenses incurred by a director or officer or employee in defending (or acting as a witness in) a Proceeding shall be paid by the Company in advance of the final disposition of such Proceeding, provided that in the event the director, officer or employee is a party to such Proceeding, such payment shall be made only upon receipt of an undertaking by or on behalf of the director or officer or employee to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Company under applicable law.

     SECTION 6.3 Procedure for Determining Permissibility. To determine whether any indemnification or advance of expenses under this Article VI is permissible, the Board of Directors by a majority vote of a quorum consisting of directors who are not parties to or otherwise involved in such Proceeding may, and on request of any person seeking indemnification or advance of expenses shall, determine (A) in the case of indemnification, whether the standards under applicable law have been met, and (B) in the case of advance of expenses, whether such advance is appropriate under the circumstances, provided that each such determination shall be made by independent legal counsel if such quorum is not obtainable, or, even if obtainable, if a majority vote of a quorum of disinterested directors so directs or, if a resolution of the Board of Directors so directs, (I) by a committee of the Board of Directors, in the case of a determination concerning a director or officer of the Company or (II) by one or more officers of the Company in the case of a determination concerning any person other than a director or officer of the Company. The reasonable expenses of any director or officer in prosecuting a successful claim for indemnification, and the fees and expenses of any independent legal counsel engaged to determine permissibility of indemnification or advance of expenses, shall be borne by the Company.

     SECTION 6.4 Contractual Obligation. The obligations of the Company to indemnify a director or officer or employee under this Article VI, including if applicable, the duty to advance expenses, shall be considered a contract between the Company and such director or officer or employee, and no modification or repeal of any provision of this Article VI shall affect, to the detriment of the director or officer or employee, such obligations of the Company in connection with a claim based on any act or failure to act occurring before such modification or repeal.

     SECTION 6.5 Indemnification Not Exclusive; Inuring of Benefit. The indemnification and advancement of expenses provided by this Article VI shall not be deemed exclusive of any other right to which one indemnified may be entitled under any statute, agreement, vote of shareholders or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office, and shall inure to the benefit of the heirs, legal representatives and estate of any such person.

     SECTION 6.6 Insurance and other Indemnification. The Board of Directors shall have the power to (A) authorize the Company to purchase and maintain, at the Company's expense, insurance on behalf of the Company and on behalf of others to the extent that power to do so has not been prohibited by statute, (B) create any fund of any nature, whether or not under the control of a trustee, or otherwise secure any of its indemnification obligations, and (C) give other indemnification to the extent permitted by statute, including to agents of the Company.

     Under a directors' and officers' liability insurance policy, directors and officers of the Registrant are insured against certain liabilities, including certain liabilities under the Securities Act, as amended.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

EXHIBIT
  NO.                              DESCRIPTION
-------                            -----------
  1.1 *    Purchase Agreement, dated as of June 22, 1999, among Vlasic
           Foods International Inc., Goldman, Sachs & Co., Chase
           Securities Inc., Lehman Brothers Inc. and J.P. Morgan & Co.
  2.1      Stock Purchase Agreement entered into among Aligar, Inc. and
           Cargal, Inc. and Swift Armour Holdings Co. on April 28,
           1999, as amended on June 7, 1999. The Stock Purchase
           Agreement and the amendment thereto were filed with the SEC with Vlasic's Forms 8-K dated June 8, 1999 and August 16,
           1999, respectively, and are incorporated by reference. The
           Supply Agreement exhibits to the Stock Purchase Agreement
           are not considered material and, pursuant to paragraph
           (b)(2) of Item 601 of Regulation S-K of the Rules and
           Regulations under the Securities Act of 1933, are not being included. Copies of these attachments can be provided to the
           Securities and Exchange Commission ("SEC") upon request.
  3.1      Vlasic's Amended and Restated Certificate of Incorporation,
           as amended through March 30, 1998, was filed as exhibit 3.1 to Vlasic's Form 10 dated March 5, 1998, and is incorporated herein by reference.
  3.2      Vlasic's Amended and Restated By-Laws, effective March 2,
           1999, were filed with Vlasic's Form 10-Q dated March 16,
           1999 as exhibit 3(ii), and are incorporated herein by
           reference.

EXHIBIT
  NO.                              DESCRIPTION
-------                            -----------
  4.1 *    Indenture, dated as of June 29, 1999, between Vlasic Foods
           International Inc. and The Bank of New York, as Trustee.
  4.2 *    Form of Certificate of Senior Subordinated Note (included as
           Exhibit A to Exhibit 4.1)
  4.3 *    Exchange and Registration Rights Agreement, dated as of June
           29, 1999, among Vlasic Foods International Inc., Goldman,
           Sachs & Co., Chase Securities Inc., Lehman Brothers Inc. and
           J.P. Morgan & Co.
  5.1 *    Opinion and consent of Norma B. Carter, Esq., Vice
           President, General Counsel and Corporate Secretary of
           Vlasic, as to validity of the Senior Subordinated Notes to be issued by Vlasic Foods International Inc.
  5.2 *    Opinion and consent of Skadden, Arps, Slate, Meagher & Flom
           LLP as to validity under New York law of the Senior
           Subordinated Notes to be issued by Vlasic Foods
           International Inc.
  9.1      Major Stockholders' Voting Trust Agreement dated June 2,
           1990, as amended, filed as exhibit 9.1 to Vlasic's Form 10 dated March 5, 1998, and is incorporated herein by
           reference.
 10.1      Transition Services Agreement between Campbell Soup Company and Vlasic Foods International Inc., effective March 30,
           1998, filed as exhibit 10.1 to Vlasic's Form 10 dated March
           5, 1998, and is incorporated herein by reference.
 10.2      Benefits Sharing Agreement between Campbell Soup Company and
           Vlasic Foods International Inc., effective March 30, 1998, filed as exhibit 10.2 to Vlasic's Form 10 dated March 5,
           1998, and is incorporated herein by reference.
 10.3      Swanson Trademark License Agreement between Campbell Soup
           Company and Vlasic Foods International Inc., effective March
           30, 1998, filed as exhibit 10.3 to Vlasic's Form 10 dated
           March 5, 1998, and is incorporated herein by reference.
 10.4      Technology Sharing Agreement between Campbell Soup Company and Vlasic Foods International Inc., effective March 30,
           1998, filed as exhibit 10.4 to Vlasic's Form 10 dated March
           5, 1998, and is incorporated herein by reference.
 10.5      Tax Sharing and Indemnification Agreement between Campbell
           Soup Company and Vlasic Foods International Inc., effective
           March 30, 1998, filed as exhibit 10.5 to Vlasic's Form 10
           dated March 5, 1998, and is incorporated herein by
           reference.
 10.6      Amended and Restated Credit Agreement dated as of September
           30, 1998 among Vlasic Foods International Inc., the banks
           party hereto, Morgan Guaranty Trust Company of New York and
           The Chase Manhattan Bank, as agents. Filed as exhibit 10.6 to the 10-K dated October 20, 1998 and incorporated herein by reference.
 10.7      Personal Choice, a supplemental compensation program for
           Vlasic Executives, as amended. Filed as exhibit 10.7 to the
           10-K dated October 20, 1998 and incorporated herein by
           reference.
 10.8      Deferred Compensation Plan effective March 30, 1998. Filed as exhibit 10.8 to the 10-K dated October 20, 1998 and
           incorporated herein by reference.
 10.9      1998 Long-Term Incentive Plan effective March 30, 1998.
           Filed as exhibit 10.9 to the 10-K dated October 20, 1998 and incorporated herein by reference.
 10.10     Annual Incentive Plan effective March 30, 1998. Filed as
           exhibit 10.10 to the 10-K dated October 20, 1998 and
           incorporated herein by reference.
 10.11     Director Compensation Plan effective March 30, 1998. Filed as exhibit 10.11 to the 10-K dated October 20, 1998 and
           incorporated herein by reference.
 10.12     Mid-Career Hire Pension Agreement for Robert F. Bernstock,
           President and Chief Executive Officer, dated March 30, 1998 was filed with the SEC with Vlasic's Form 10-Q for the
           Quarter ended May 3, 1998, and is incorporated herein by
           reference.

EXHIBIT
  NO.                              DESCRIPTION
-------                            -----------
 10.13     Severance Protection Agreement dated June 22, 1998, with
           Robert F. Bernstock, President and Chief Executive Officer.
           Filed as exhibit 10.13 to the 10-K dated October 20, 1998
           and incorporated herein by reference.
 10.14     Trust Agreement dated April 12, 1999, by and between Vlasic
           Foods International Inc. and Wachovia Bank, N.A. providing for the funding of certain compensation plans and
           arrangements under certain circumstances, including a change of control. Filed as exhibit 10.1 to the 10-Q dated June 8,
           1999 and incorporated herein by reference.
 10.15     Amendment No. 1 to Amended and Restated Credit Agreement
           dated as of June 9, 1999. Filed as exhibit 10.2 to the 10-Q dated June 8, 1999 and incorporated herein by reference.
 12.1 *    Statement regarding the computation of ratio of earnings to fixed charges for Vlasic.
 12.2 *    Statement regarding the computation of ratio of pro forma
           earnings to pro forma fixed charges for Vlasic.
 13.1      Pages 13 through 48 of Vlasic's 1998 Annual Report to
           Shareowners for the fiscal year ended August 2, 1998. Filed as exhibit 10.14 to the 10-K dated October 20, 1998 and
           incorporated herein by reference.
 21.1 *    Subsidiaries of Vlasic.
 23.1 *    Consent of Independent Accountants.
 24.1 *    Power of Attorney of certain officers and directors of
           Vlasic. Included in Part II of the Registration Statement.
 25.1 *    Statement of Eligibility and Qualification on Form T-1 of
           The Bank of New York, as trustee, under the Indenture
           relating to the Exchange Notes.
 99.1 *    Form of Letter of Transmittal.
 99.2 *    Form of Notice of Guaranteed Delivery.
 99.3 *    Form of Letter to Clients.
 99.4 *    Form of Letter to Brokers, Dealers, Commercial Banks, Trust
           Companies and Other Nominees.
 99.5 *    Form of Exchange Agent Agreement
 99.6 *    Guidelines for Certification of Taxpayer Identification
           Number on Substitute Form W-9.

---------------
* Filed with this Registration Statement.

ITEM 22. UNDERTAKINGS

     (a) The undersigned Registrant hereby undertakes:

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Camden, state of New Jersey, on August 18, 1999.

                                          VLASIC FOOD INTERNATIONAL INC.
                                          (Registrant)

                                          By:   /s/ NORMA B. CARTER, ESQ.

                                            ------------------------------------
                                                  NORMA B. CARTER, ESQ.
                                             Vice President, General Counsel
                                                 and Corporate Secretary

     KNOWN TO ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Norma B. Carter his attorney-in-fact, with the power of substitution, for him in any and all capacities, to sign any amendments to this registration statement (including post-effective amendments), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorney-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                     SIGNATURE                                    TITLE                      DATE
                     ---------                                    -----                      ----

              /s/ ROBERT F. BERNSTOCK                President; Chief Executive         August 18, 1999
---------------------------------------------------  Officer; Director
                Robert F. Bernstock

             /s/ MITCHELL P. GOLDSTEIN               Vice President and Chief           August 18, 1999
---------------------------------------------------  Financial Officer
               Mitchell P. Goldstein

                 /s/ JOSEPH ADLER                    Vice President; Controller         August 18, 1999
---------------------------------------------------
                   Joseph Adler

               /s/ DONALD J. KELLER                  Director; Chairman of the Board    August 18, 1999
---------------------------------------------------  of Directors
                 Donald J. Keller

               /s/ ROBERT T. BLAKELY                 Director                           August 18, 1999
---------------------------------------------------
                 Robert T. Blakely

                /s/ MORRIS A. COHEN                  Director                           August 18, 1999
---------------------------------------------------
                  Morris A. Cohen

            /s/ TRISTRAM C. COLKET, JR.              Director                           August 18, 1999
---------------------------------------------------
              Tristram C. Colket, Jr.

              /s/ LAWRENCE C. KARLSON                Director                           August 18, 1999
---------------------------------------------------
                Lawrence C. Karlson

               /s/ SHAUN F. O'MALLEY                 Director                           August 18, 1999
---------------------------------------------------
                 Shaun F. O'Malley

                                 EXHIBIT INDEX

EXHIBIT
  NO.                              DESCRIPTION
-------                            -----------
  1.1 *    Purchase Agreement, dated as of June 22, 1999, among Vlasic
           Foods International Inc., Goldman, Sachs & Co., Chase
           Securities Inc., Lehman Brothers Inc. and J.P. Morgan & Co.
  2.1      Stock Purchase Agreement entered into among Aligar, Inc. and
           Cargal, Inc. and Swift Armour Holdings Co. on April 28,
           1999, as amended on June 7, 1999. The Stock Purchase
           Agreement and the amendment thereto were filed with the SEC with Vlasic's Forms 8-K dated June 8, 1999 and August 16,
           1999, respectively, and are incorporated by reference. The
           Supply Agreement exhibits to the Stock Purchase Agreement
           are not considered material and, pursuant to paragraph
           (b)(2) of Item 601 of Regulation S-K of the Rules and
           Regulations under the Securities Act of 1933, are not being included. Copies of these attachments can be provided to the
           Securities and Exchange Commission ("SEC") upon request.
  3.1      Vlasic's Amended and Restated Certificate of Incorporation,
           as amended through March 30, 1998, was filed as exhibit 3.1 to Vlasic's Form 10 dated March 5, 1998, and is incorporated herein by reference.
  3.2      Vlasic's Amended and Restated By-Laws, effective March 30,
           1998, were filed with Vlasic's Form 10-Q dated March 16,
           1999, as exhibit 3(ii), and are incorporated herein by
           reference.
  4.1 *    Indenture, dated as of June 29, 1999, between Vlasic Foods
           International Inc. and The Bank of New York, as Trustee.
  4.2 *    Form of Certificate of Senior Subordinated Note (included as
           Exhibit A to Exhibit 4.1)
  4.3 *    Exchange and Registration Rights Agreement, dated as of June
           29, 1999, among Vlasic Foods International Inc., Goldman,
           Sachs & Co., Chase Securities Inc., Lehman Brothers Inc. and
           J.P. Morgan & Co.
  5.1 *    Opinion and consent of Norma B. Carter, Esq., Vice
           President, General Counsel and Corporate Secretary of
           Vlasic, as to validity of the Senior Subordinated Notes to be issued by Vlasic Foods International Inc.
  5.2 *    Opinion and consent of Skadden, Arps, Slate, Meagher & Flom
           LLP as to validity under New York law of the Senior
           Subordinated Notes to be issued by Vlasic Foods
           International Inc.
  9.1      Major Stockholders' Voting Trust Agreement dated June 2,
           1990, as amended, filed as exhibit 9.1 to Vlasic's Form 10 dated March 5, 1998, and is incorporated herein by
           reference.
 10.1      Transition Services Agreement between Campbell Soup Company and Vlasic Foods International Inc., effective March 30,
           1998, filed as exhibit 10.1 to Vlasic's Form 10 dated March
           5, 1998, and is incorporated herein by reference.
 10.2      Benefits Sharing Agreement between Campbell Soup Company and
           Vlasic Foods International Inc., effective March 30, 1998, filed as exhibit 10.2 to Vlasic's Form 10 dated March 5,
           1998, and is incorporated herein by reference.
 10.3      Swanson Trademark License Agreement between Campbell Soup
           Company and Vlasic Foods International Inc., effective March
           30, 1998, filed as exhibit 10.3 to Vlasic's Form 10 dated
           March 5, 1998, and is incorporated herein by reference.
 10.4      Technology Sharing Agreement between Campbell Soup Company and Vlasic Foods International Inc., effective March 30,
           1998, filed as exhibit 10.4 to Vlasic's Form 10 dated March
           5, 1998, and is incorporated herein by reference.
 10.5      Tax Sharing and Indemnification Agreement between Campbell
           Soup Company and Vlasic Foods International Inc., effective
           March 30, 1998, filed as exhibit 10.5 to Vlasic's Form 10
           dated March 5, 1998, and is incorporated herein by
           reference.
 10.6      Amended and Restated Credit Agreement dated as of September
           30, 1998 among Vlasic Foods International Inc., the banks
           party hereto, Morgan Guaranty Trust Company of New York and
           The Chase Manhattan Bank, as agents. Filed as exhibit 10.6 to the 10-K dated October 20, 1998 and incorporated herein by reference.

EXHIBIT
  NO.                              DESCRIPTION
-------                            -----------
 10.7      Personal Choice, a supplemental compensation program for
           Vlasic Executives, as amended. Filed as exhibit 10.7 to the
           10-K dated October 20, 1998 and incorporated herein by
           reference.
 10.8      Deferred Compensation Plan effective March 30, 1998. Filed as exhibit 10.8 to the 10-K dated October 20, 1998 and
           incorporated herein by reference.
 10.9      1998 Long-Term Incentive Plan effective March 30, 1998.
           Filed as exhibit 10.9 to the 10-K dated October 20, 1998 and incorporated herein by reference.
 10.10     Annual Incentive Plan effective March 30, 1998. Filed as
           exhibit 10.10 to the 10-K dated October 20, 1998 and
           incorporated herein by reference.
 10.11     Director Compensation Plan effective March 30, 1998. Filed as exhibit 10.11 to the 10-K dated October 20, 1998 and
           incorporated herein by reference.
 10.12     Mid-Career Hire Pension Agreement for Robert F. Bernstock,
           President and Chief Executive Officer, dated March 30, 1998 was filed with the SEC with Vlasic's Form 10-Q for the
           Quarter ended May 3, 1998, and is incorporated herein by
           reference.
 10.13     Severance Protection Agreement dated June 22, 1998, with
           Robert F. Bernstock, President and Chief Executive Officer.
           Filed as exhibit 10.13 to the 10-K dated October 20, 1998
           and incorporated herein by reference.
 10.14     Trust Agreement dated April 12, 1999, by and between Vlasic
           Foods International Inc. and Wachovia Bank, N.A. providing for the funding of certain compensation plans and
           arrangements under certain circumstances, including a change of control. Filed as exhibit 10.1 to the 10-Q dated June 8,
           1999 and incorporated herein by reference.
 10.15     Amendment No. 1 to Amended and Restated Credit Agreement
           dated as of June 9, 1999. Filed as exhibit 10.2 to the 10-Q dated June 8, 1999 and incorporated herein by reference.
 12.1 *    Statement regarding the computation of ratio of earnings to fixed charges for Vlasic.
 12.2 *    Statement regarding the computation of ratio of pro forma
           earnings to pro forma fixed charges for Vlasic.
 13.1      Pages 13 through 48 of Vlasic's 1998 Annual Report to
           Shareowners for the fiscal year ended August 2, 1998. Filed as exhibit 10.14 to the 10-K dated October 20, 1998 and
           incorporated herein by reference.
 21.1 *    Subsidiaries of Vlasic.
 23.1 *    Consent of Independent Accountants.
 24.1 *    Power of Attorney of certain officers and directors of
           Vlasic. Included in Part II of the Registration Statement.
 25.1 *    Statement of Eligibility and Qualification on Form T-1 of
           The Bank of New York, as trustee, under the Indenture
           relating to the Exchange Notes.
 99.1 *    Form of Letter of Transmittal.
 99.2 *    Form of Notice of Guaranteed Delivery.
 99.3 *    Form of Letter to Clients.
 99.4 *    Form of Letter to Brokers, Dealers, Commercial Banks, Trust
           Companies and Other Nominees.
 99.5 *    Form of Exchange Agent Agreement
 99.6 *    Guidelines for Certification of Taxpayer Identification
           Number on Substitute Form W-9.

---------------
* Filed with this Registration Statement.